                 Subject to Completion, dated October 14, 1997

[RED HERRING]
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission pursuant to Rule 415 of the Securities Act of 1933. A final prospectus supplement and prospectus will be delivered to purchasers of these securities. This prospectus supplement and the accompanying prospectus shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.
[/RED HERRING]


PROSPECTUS SUPPLEMENT                                 Rule 424(b)(5)
(To Prospectus dated October 7, 1997)                 Registration No. 333-32565


                                10,000,000 Shares

                         BERKSHIRE REALTY COMPANY, INC.          [LOGO]

                                   Common Stock

     Berkshire Realty Company, Inc. (the "Company"), is a self-administered and self-managed real estate investment trust ("REIT") which acquires, renovates, rehabilitates, develops and operates apartment communities. Founded in 1991 with 15 apartment communities containing approximately 4,500 units, the Company currently owns 46 apartment communities containing approximately 15,000 units and, upon the completion of the Offering, expects to own 64 apartment communities containing approximately 18,700 units located in Florida, Texas and the Mid-Atlantic and Southeastern United States (the "Properties").

     All of the shares of Common Stock of the Company, $.01 par value per share (the "Common Stock"), offered hereby (the "Offering") are being offered by the Company. The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "BRI." The last reported sale price of the Common Stock on the NYSE on October 13, 1997 was $12-1/8. See "Price Range of Common Stock and Dividend History."

     The shares of Common Stock are subject to certain restrictions on ownership designed to preserve the Company's status as a REIT for federal income tax purposes. See "Description of the Capital Stock of the Company--Restrictions on the Ownership and Transfer of Excess Shares" in the accompanying Prospectus.

                                 ------------

     See "Risk Factors" beginning on page S-16 for certain factors relevant to an investment in the Common Stock.

                                 ------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED
           UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
               OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

           ---------------------------------------------------------

================================================================================
                           Price to    Underwriting Discounts  Proceeds to
                            Public      and Commissions (1)    Company (2)
--------------------------------------------------------------------------------
Per Share ...............     $                 $                  $
--------------------------------------------------------------------------------
Total (3)................  $                 $                  $
================================================================================
(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2)  Before deducting expenses payable by the Company estimated at $830,000.
(3) The Company has granted to the Underwriters an option to purchase up to an aggregate of 1,500,000 shares of Common Stock to cover over-allotments. If all of such shares are purchased, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to Company would be $ , $ and $ , respectively. See "Underwriting."

                                 ------------

     The shares of Common Stock offered by this Prospectus Supplement are offered by the several Underwriters subject to prior sale, withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the shares of Common Stock offered hereby will be made at the
offices of Lehman Brothers Inc. in New York, New York, on or about   , 1997.

                                 ------------

LEHMAN BROTHERS

           BT ALEX. BROWN

                    A.G. EDWARDS & SONS, INC.

                                     LEGG MASON WOOD WALKER
                                           INCORPORATED

                                                            SALOMON BROTHERS INC
October   , 1997.

                      [DESCRIPTION OF INSIDE FRONT COVER]

  Caption: Current Portfolio and Pending Acquisitions

     Logo: Berkshire Realty Company, Inc.

      Map: Map of United States showing eastern seaboard westward to and including Texas with legend "Apartment Community Portfolio
           --  Current Portfolio
           --  Pending Acquisitions"

     The Map is marked to show:

     Current Portfolio
     -----------------

     Number of Communities    Locations
     ---------------------    ---------
             13               Dallas/Fort Worth, Texas
              3               Houston, Texas
              2               Nashville, Tennessee
              1               Knoxville, Tennessee
              3               Atlanta, Georgia
              2               Orlando, Florida
              2               Tampa Bay Area, Florida
              4               Broward County, Florida
              6               Greenville, South Carolina
              2               Charlotte, North Carolina
              1               Raleigh, North Carolina
              6               Washington, D.C./Baltimore Area
              1               Massapequa, Long Island, New York


     Pending Acquisitions
     --------------------

     Number of Communities    Location
     ---------------------    ---------
             18               Baltimore, Maryland


Lower left of page:

Bar graph entitled "Growth in Apartment Units." Graph shows the following data:

     Year      Number of Units
     ----      ---------------
      91            4,451
      92            5,721
      93            7,554
      94            9,385
      95            9,433
      96           12,435
      97           14,990
      97*          18,689

*Including Pending Acquisitions


Lower center of page:

Bar graph entitled "Same Store NOI Growth." Graph shows the following data:

     Year      Increase in NOI
     ----      ---------------
      93            8.9%
      94            7.3%
      95           15.5%
      96            8.9%
      97*           6.4%

*Through June 30, 1997
 Average 9.4%

Lower right of page:

Pie chart entitled "Apartment Units Owned by Region."

     Upper left quadrant  -- 32% Mid-Atlantic Region
     Upper right quadrant -- 26% Southeast Region
     Lower right quadrant -- 12% Florida Region
     Lower left quadrant  -- 30% Texas Region

Across bottom of page:

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF COMMON STOCK PRIOR TO PRICING THE OFFERING FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK, THE PURCHASE OF SHARES OF COMMON STOCK FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

[DESCRIPTION OF INSIDE OVERLEAF, LEFT SIDE]

     Caption:  "Current Portfolio and Pending Acquisitions"
        Logo:  Berkshire Realty Company, Inc.

     Photographs:

     Upper Left:    The Timbers, Charlotte, NC
     Upper Right:   Huntington Lake, Dallas, TX
     Lower Left:    The Lakes of Jacaranda, Plantation, FL
     Lower Right:   Huntington Chase, Norcross, GA

[DESCRIPTION OF INSIDE OVERLEAF, RIGHT SIDE]

     Photographs:

     Upper Left:    Rolling Wind, Baltimore, MD
                    Pending Acquisition
     Upper Right:   Huntington Brook, Dallas, TX
     Lower Left:    Cumberland Cove, Raleigh, NC
     Lower Right:   Diamond Ridge, Baltimore, MD
                    Pending Acquisition

[DESCRIPTION OF INSIDE BACK COVER]

     Caption:  Current Portfolio and Pending Acquisitions
        Logo:  Berkshire Realty Company, Inc.

     Photographs:

     Upper Left:    Park Colony, Hollywood, FL
     Upper Right:   The Avalon on Abernathy, Atlanta, GA
     Lower Left:    The Estates, Pikesville, MD
                    Pending Acquisition
     Lower Right:   Indigo on Forest, Dallas, TX

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated herein and therein by reference. Unless indicated otherwise, the information contained in this Prospectus Supplement assumes that the Underwriters' over-allotment option is not exercised. Unless the context requires otherwise, all references to the "Company" or "Berkshire" in this Prospectus Supplement and the accompanying Prospectus shall be deemed to include the Company, its predecessors, and those entities in which the Company holds a majority of the economic interests, including BRI OP Limited Partnership (the "Operating Partnership") and Berkshire Apartments, Inc., the sole general partner of the Operating Partnership (the "General Partner"). This Prospectus Supplement and the accompanying Prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). The Company's actual results could differ materially from those set forth in the forward-looking statements. See "Risk Factors" for a discussion of certain factors that might cause such a difference.


                                  The Company

     Berkshire Realty Company, Inc. (the "Company"), is a self-administered and self-managed real estate investment trust ("REIT") which acquires, renovates, rehabilitates, develops and operates apartment communities. Founded in 1991 with 15 apartment communities containing approximately 4,500 units, the Company currently owns 46 apartment communities containing approximately 15,000 units and, upon the completion of the Offering, expects to own 64 apartment communities containing approximately 18,700 units located in Florida, Texas and the Mid-Atlantic and Southeastern United States (the "Properties").

     The Company is currently experiencing a period of rapid growth. Upon the completion of the Offering, the Company will double the number of units in its apartment portfolio since January 1, 1996. During this period, the Company acquired 20 apartment communities containing approximately 6,000 units, and entered into contracts to acquire 18 apartment communities containing approximately 3,700 units in the greater Baltimore area (the "Pending Acquisitions"). Since January 1, 1997, the Company's "total investment" (defined as all purchase costs, closing costs and actual and estimated acquisition capital expenditures) in 12 newly acquired assets and the Pending Acquisitions is approximately $318.5 million.

     In 1995, the Company developed and began the implementation of a comprehensive long-term strategy designed to increase shareholder value. The key elements of the Company's strategy are:

   Multifamily Focus. Specialize in the management, acquisition and development of apartment communities and divest its non-apartment assets. Key components of the Company's multifamily focus are:

   o Target markets: Identify and establish a presence in selected markets based on such markets' demographic, economic and rental rate outlook and the perceived investment opportunities.

   o Geographic balance: Create a geographically balanced portfolio to position the Company to take advantage of regional opportunities and to minimize exposure to regional economic downturns. The Company is currently operating in 14 metropolitan areas located in Florida, Texas and the Mid-Atlantic and Southeastern United States.

   o Broad resident base: Within each target market, own and operate luxury, middle and moderate income apartments designed to appeal to a broad base of residents.

   Specialize in Value Creation Opportunities. Such opportunities include:

   o Renovation and rehabilitation: Seek opportunities to acquire properties which would benefit from improved property management and capital expenditures. The Company has completed 28 property renovations and major rehabilitations, has six such projects in progress and expects to perform ten such projects with respect to the Pending Acquisitions.

   o Development: Develop and expand properties where market conditions offer the potential for attractive returns. The Company has completed four development/expansion projects, has three such projects in progress and is under contract to acquire four additional development projects.

   Improved Access to Capital. The Company has improved its access to capital through increasing the array of financing methods it utilizes to fund its acquisition and development activities and by improving its balance sheet:

   o Units to fund acquisitions: Offer sellers a tax-deferred mechanism for property sales in exchange for an equity interest in the Company. In furtherance of this strategy, the Company has acquired 11 apartment communities containing approximately 3,500 apartment units utilizing the issuance of units of limited partnership in the Operating Partnership ("Units"), which are exchangeable on a one-for-one basis for shares of Common Stock, or, at the option of the Company, for cash.

   o Increase institutional ownership: In 1997, the Company completed the private placement of convertible preferred stock with institutional investors resulting in gross proceeds of approximately $68.4 million.

   o Improve debt structure: The Company has (i) reduced debt as a percentage of its total capital, (ii) lengthened the average maturities of its debt and (iii) reduced its exposure to changes in interest rates through increasing the percentage of debt borrowed at fixed rates.


   Fully-integrated Management and Operations. The Company has become fully-integrated, with in-house property management, acquisition and development expertise:

   o Self-administered: In 1996 the Company acquired its outside advisor.

   o Self-managed: In 1997 the Company acquired the property manager which had previously managed its properties on a fee basis. As a result, the Company now manages its apartment portfolio as well as 22 third-party properties containing approximately 8,300 units.


   Implement Regional Partner Strategy. Offer private apartment owners and developers the opportunity to contribute properties to the Company on a tax-deferred basis and to have significant involvement in the future management of the Company as the head of a regional division. These mergers should permit the Company to grow by combining each regional division's acquisition and development skills with the Company's access to capital and property management expertise. See "The Company--Business and Growth Strategies--The Regional Partner Strategy." In furtherance of this strategy, the Company has entered into an agreement with the Questar Companies ("Questar") whereby the Company will acquire a portfolio of 18 apartment communities in the greater Baltimore area and the related management operations. See "The Questar Transaction."

     The Company believes that successful implementation of these strategies will allow it to continue to increase its net operating income ("NOI") from its apartment portfolio. Same store growth (defined as those apartment communities that were owned by the Company for the entire period for each of the periods compared) in NOI has averaged 9.4% per annum over the period January 1, 1993 through June 30, 1997. Annual same store growth in NOI over the last four years and for the six months ended June 30, 1997 was 8.9%, 7.3%, 15.5%, 8.9% and 6.4%, respectively. The growth in same store NOI can be attributed in large part to the Company's value-added approach to investment and property operations. By renovating, rehabilitating and developing apartment communities, the Company strives to increase cash flows, thereby adding value to the underlying real estate. See "The Company--Business and Growth Strategies."

     The Company believes that the strength of its management team of apartment community specialists provides a significant competitive advantage. The Company's management team has proven capabilities in apartment community management, acquisition, development, renovation, rehabilitation, leasing and financing. The Company believes that these capabilities will allow it to continue to create value in all phases of the real estate cycle. The Company's nine senior executive officers have an average of approximately 16 years of real estate industry experience, and have worked together for the Company or its predecessors for an average of approximately eight years. Upon completion of the Offering and the Pending Acquisitions, on a pro forma as adjusted basis, approximately 13.3% of the equity of the Company, on a fully diluted basis, will be beneficially owned by officers and directors of the Company and certain other affiliated parties.

     The Company's principal executive offices are located at 470 Atlantic Avenue, Boston, Massachusetts 02210 and its telephone number is (888) 867-0100. The Company's property management and development offices are located in Atlanta, Georgia. In addition, the Company operates five regional offices in Atlanta, Georgia; Greenville, South Carolina; Dallas, Texas; Columbia, Maryland; and Chicago, Illinois. The Company has approximately 800 employees.


                              Recent Developments


Recent Acquisitions
     Since January 1, 1997, the Company has acquired 12 apartment communities containing approximately 2,800 units (the "Recent Acquisitions") for an aggregate total investment of approximately $136.1 million. The following table sets forth certain data regarding the Recent Acquisitions:


                                                               Apartment         Total
Apartment Community                          Location            Units        Investment
-------------------------------------   -------------------   -----------   ---------------
                                                                             (in thousands)
Mid-Atlantic Region
Berkshires by the Chesapeake   ......   Millersville, MD           144         $  8,878
The Cove  ...........................   Glen Burnie, MD            181            8,214
Lamplighter  ........................   Glen Burnie, MD            168            7,594
Lighthouse   ........................   Glen Burnie, MD            120            6,894
Westchester West   ..................   Silver Spring, MD          345           17,732

Florida
Polos West   ........................   Winter Garden, FL          200            9,757
Sun Chase    ........................   Bradenton, FL              168            6,088

Texas
Huntington Brook   ..................   Dallas, TX                 320           12,723
Huntington Lake    ..................   Dallas, TX                 405           18,826
Huntington Ridge   ..................   Irving, TX                 232           10,048
Summer Place    .....................   Addison, TX                212            8,312
Sweetwater   ........................   Richardson, TX             312           21,017
                                                                 ------        ---------
  Total  ................................................        2,807         $136,083
                                                                 ======        =========

Pending Acquisitions

     The Pending Acquisitions consist of an 18 property portfolio containing approximately 3,700 units located in the greater Baltimore area. The Pending Acquisitions constitute part of the Questar Transaction, which marks the first use of the Company's regional partner strategy. See "The Company--Business and Growth Strategies" and "The Questar Transaction." The Company intends to use a portion of the net proceeds of the Offering to fund the purchase of the Pending Acquisitions. There can be no assurance that any of the Pending Acquisitions will be completed.

         The following table sets forth certain data regarding the Pending
Acquisitions:



                                                                Estimated
                                                Apartment         Total
Apartment Community            Location           Units        Investment
------------------------   -----------------   -----------   ---------------
                                                              (in thousands)
Mid-Atlantic Region
Arborview   ............   Belcamp, MD              288         $ 19,300
Calvert's Walk .........   Belair, MD               276           16,217
Courtleigh  ............   Baltimore, MD            280           14,822
Coventry ...............   Baltimore, MD            122            6,354
Diamond Ridge  .........   Baltimore, MD             92            4,933
The Estates ............   Pikesville, MD           208           13,952
Fairway Ridge  .........   Baltimore, MD            274            7,798
Hazelcrest  ............   Baltimore, MD             48            1,298
Heraldry Square   ......   Baltimore, MD            270           10,606
Hilltop  ...............   Baltimore, MD             50            1,453
Jamestown   ............   Baltimore, MD            335            9,612
Kingswood I ............   Baltimore, MD            203            8,238
Kingswood II   .........   Baltimore, MD            203            7,960
Ridgeview Chase   ......   Westminster, MD          204           12,859
Rolling Wind   .........   Baltimore, MD            280           20,493
Stratton Meadows  ......   Baltimore, MD            268           15,484
Warren Park ............   Baltimore, MD            200            7,926
Williston   ............   Baltimore, MD             98            3,083
                                                  ------        ---------
  Total  .......................................  3,699         $182,388
                                                  ======        =========

     Additionally, the Company is evaluating approximately $365 million of potential apartment community acquisitions, including approximately $160 million of which the Company has under non-binding letters of intent. There can be no assurance that any of these acquisitions will be completed.

Development Activity

     The Company is currently developing three apartment communities containing in the aggregate approximately 916 units and is under contract to acquire four apartment community developments containing in the aggregate approximately 753 units. The following table sets forth certain data regarding the Company's development pipeline:


                                                    Planned        Estimated            Estimated
                                                   Apartment         Total             Completion
Property                           Location          Units        Investment              Date                  Status
----------------------------   ----------------   -----------   ---------------   ---------------------   -------------------
                                                                 (in thousands)
Developments in Progress:
Liriope(1)   ...............   Belcamp, MD              84        $  7,600(2)     Fourth Quarter 1997      Under construction
Granite Run(1)  ............   Baltimore, MD           264           25,500(2)    Fourth Quarter 1998      Under construction
Berkshires at
  Crooked Creek   ..........   Durham, NC              296           20,200       Fourth Quarter 1998      Under construction
Indigo land  ...............   Dallas, TX              120            9,000       First Quarter 1999           In design
Avalon I(1)  ...............   Pikesville, MD          258           25,900(2)    Fourth Quarter 1999          In design
Avalon II(1) ...............   Pikesville, MD          147           15,400(2)    Fourth Quarter 1999          In design
Inglesby land   ............   Greenville, SC          500           35,000       First Quarter 2000           In design

Land Held for Development:
Garlington Road land  ......   Greenville, SC           --               --                --                     --
                                                     ------      -----------
  Total   .........................................  1,669        $ 138,600
                                                     ======      ===========

--------
(1) Developments to be acquired in connection with the Pending Acquisitions. See "The Questar Transaction."
(2) The Estimated Total Investment is based on the Company's current estimates under development contribution agreements for such projects.

Financing Activities

     On September 25, 1997, the Company issued 2,737,000 shares of its Series 1997-A Convertible Preferred Stock (the "Series 1997-A Preferred") in a private placement to Westbrook Real Estate Fund II, L.P. ("Westbrook") and Morgan Stanley Asset Management resulting in gross proceeds of approximately $68.4 million. These proceeds were used to acquire five unleveraged apartment communities containing approximately 1,500 units in Dallas, Texas. The Series 1997-A Preferred will pay a preferred dividend of 9% based on the purchase price of $25 per share and is convertible in the aggregate into 5,643,420 shares of Common Stock. Holders of the Series 1997-A Preferred are entitled to vote on an as converted basis, together with the holders of Common Stock, as one class, on all matters on which the holders of Common Stock are entitled to vote. Upon completion of the Offering, the holders of the Series 1997-A Preferred will have approximately 13.5% of the voting rights with respect to matters upon which the Series 1997-A Preferred and Common Stock vote as a class. Further, the holders of the Series 1997-A Preferred are entitled to elect one director to the Board of Directors of the Company. Paul D. Kazilionis, a managing principal and co-founder of Westbrook Real Estate Partners, L.L.C, the general partner of Westbrook, has been elected to the Company's Board of Directors by direction of the holders of the Series 1997-A Preferred.

     In July 1997, the interest rate on the Company's $50 million secured revolving credit agreement with BankBoston, NA and Mellon Bank, NA (the "BankBoston Facility") was reduced to 150 basis points over LIBOR from 175 basis points over LIBOR. The Company is currently negotiating and expects to renew the BankBoston Facility, which matures on December 31, 1997. The Company's other credit facility with the Federal National Mortgage Association (the "FNMA Facility") consists of (i) a $35 million secured revolving credit facility (the "FNMA Revolver") which bears interest at a rate which approximates LIBOR plus 50 basis points and matures in November 2000 and (ii) a secured term loan with a total commitment of $63.3 million which bears interest at an average rate of 7.1%, of which $13.3 million matures in November 2003 and $50 million matures in September 2005 (the "FNMA Term"). Subsequent to the Offering and the closing of the Pending Acquisitions, on a pro forma as adjusted basis, the Company will have unused commitments under the BankBoston and FNMA Facilities of approximately $85 million.


Management
     In conjunction with the Company's transition to self-management, on February 28, 1997, the Company's directors named David F. Marshall, then serving as President and Chief Operating Officer, as President and Chief Executive Officer of the Company. In addition, Ridge Frew was named Executive Vice President of Property Operations.

     On October 9, 1997, the Company increased the size of its Board of Directors from seven to nine members, accepted the resignation of Laurence Gerber as a director of the Company and appointed Messrs. Terrance R. Ahern, Paul D. Kazilionis and Arthur P. Solomon as independent directors of the Company. See "Management."


                        Business and Growth Strategies


     The Company's primary objective is to maximize shareholder value through increases in distributable cash flow per share and appreciation in the value of its Common Stock. The Company seeks to grow by acquiring and developing luxury, middle and moderate income apartment communities in selected targeted markets. In particular, the Company seeks opportunities to add value through renovation and major rehabilitation projects across a broad spectrum of apartment communities. The Company's presence in 14 metropolitan areas located in Florida, Texas and the Mid-Atlantic and Southeastern United States gives its portfolio geographic diversity while providing the Company with a competitive advantage in identifying and competing for acquisition and development opportunities in its target markets. The Company believes its management infrastructure allows it to grow in both its existing markets and in selected new markets without incurring substantial additional costs. The Company also seeks to maximize profitability by increasing occupancies and rents while decreasing operating costs by implementing the strategies described below.

External Growth


     The Company has historically grown the value of its apartment portfolio using a value-added approach. The methods the Company employs to increase value are as follows:

     Renovation. The Company seeks to acquire apartment communities which it believes are underperforming and would benefit from improved property management and capital expenditures to cure deferred maintenance and enhance curb appeal. The Company expects that this will improve occupancies, rent growth and yields on such investments. The typical renovation generally involves capital expenditures of approximately $2,000 to $6,000 per unit.

     Major Rehabilitation. The Company seeks opportunities to purchase well-located but older apartment communities which will benefit from a thorough rehabilitation of both the exterior and unit interiors of such properties. These rehabilitations, which generally involve capital expenditures of greater than $6,000 per unit, typically result in significant rental rate increases reflecting the improved attractiveness of the community to residents.

     Development. Certain of the Company's markets have provided opportunities to develop new apartment communities and to expand existing communities which offer attractive yields on investment. The Company's team has developed or expanded apartment communities in Raleigh, North Carolina; Greenville, South Carolina; and Atlanta, Georgia, and its development pipeline includes properties located in the Baltimore, Maryland; Dallas, Texas; Durham, North Carolina; and Greenville, South Carolina metropolitan areas. The Company intends to continue to develop and build at a rate of approximately 500 to 1,500 units per year.

     The Company has in the past, and may in the future as opportunities arise, take advantage of other value-added strategies such as (i) acquiring non-performing and delinquent mortgages with the expectation of converting such investments into the ownership of the underlying real estate; (ii) selling certain assets when very attractive prices are being offered or when the Company intends to exit, or resize its concentration in, a particular market; and (iii) acquiring properties in certain of its current markets where the Company can realize operating efficiencies through economies of scale.

     The major focus for near term growth will be in property renovations and rehabilitations as a result of the significant supply of apartment communities suitable for such enhancements which the Company believes are owned by and available for purchase from private and public partnerships that have matured in their life cycle and are looking for an exit vehicle for their partners. In addition, the Company's experience demonstrates that there are many private real estate companies that manage such partnerships which are interested in selling their portfolios and adding their management talent to that of an existing REIT through a tax-deferred structure. To capitalize on these opportunities, the Company recently began the implementation of a regional partner strategy.


The Regional Partner Strategy


     The Company believes that local expertise is important to the success of its business. The Company, therefore, seeks to acquire the assets and operations of skilled and proven apartment owners and developers and to establish such companies as regional divisions of the Company, thereby enhancing the Company's ability to acquire, develop and manage apartment communities in such regions. This strategy offers private apartment owners and developers the opportunity to contribute their direct ownership interests in such assets to the Company in exchange for Units on a tax-deferred basis, and to have significant involvement in the future management of the Company as the head of a regional division, responsible for acquisition, development and asset management activities within such regions. These mergers should permit the Company to grow by combining each regional division's acquisition and development skills with the Company's access to capital and management expertise. The Company expects to realize economies of scale through the integration of the property management operations of the acquired portfolio into the Company's management infrastructure. Each regional division is expected to be headed by a regional president who has operated a successful apartment company in such region and has demonstrated the ability to acquire, develop and operate assets which fit the Company's criteria. The commitment of each regional president to the Company will be assured by virtue of such person's significant investment in the Company as a result of having contributed such person's portfolio for equity in the Company.

     The first transaction utilizing this strategy, which will close immediately following, and is conditioned upon, the closing of this Offering, involves the acquisition by the Company of 18 existing apartment communities and the management operations thereof (which includes the management operations of certain third-party properties) and four development projects in the greater Baltimore area together with the exclusive right to acquire all apartment projects developed by Questar Builders (as defined herein) which meet the Company's acquisition and development criteria (the "Questar Transaction"). Stephen M. Gorn, the President and Chief Executive Officer of the Questar Companies, who has over 25 years of experience in the apartment business, will become President of the Mid-Atlantic Division of the Company. See "The Questar Transaction."


Internal Growth


     Based on the Company's experience, much of the opportunity to create value for shareholders exists in the day-to-day property management operation. The Company expects to maximize current and future cash flow by enhancing its property management operation with its in-depth knowledge of its markets, its emphasis on customer satisfaction, and its commitment to capital expenditure programs.

     Utilizing both industry research and the Company's local market knowledge, the Company determines the rent growth potential in its markets by analyzing a variety of factors, including employment growth, vacancy rates and competition from existing and future apartment communities. This analysis enables the Company, in each of its markets, to formulate and implement strategies for rent and occupancy growth. The Company currently employs a leasing methodology which focuses on future availability of apartment units rather than on current vacancies, thereby allowing the Company to maximize occupancies. The Company also captures additional rent growth by quickly adjusting rents depending on the supply and demand for certain unit types.

     In addition, the Company's property management teams focus on providing superior service to the Company's residents in an effort to ensure customer satisfaction. In so doing, the Company expects to successfully retain current residents and attract new residents.

     The Company's experience is that well-maintained properties will provide attractive yields over time. Therefore, the Company makes continual capital investments in its apartment communities in order to ensure resident satisfaction, remain competitive, and enhance the value of its properties. Further, the Company continually evaluates opportunities to renovate, rehabilitate and expand its existing portfolio in order to enhance investment yields.


Financing Strategies


     Following the completion of the Offering and the Pending Acquisitions, on a pro forma as adjusted basis, the Company's ratio of total consolidated indebtedness ("Company Debt") to total market capitalization will be approximately 38%, and Company Debt will be approximately $370 million. Of the $370 million of pro forma as adjusted Company Debt, approximately $364 million (98%) is fixed-rate indebtedness with a weighted average final maturity of approximately 15 years and a weighted average interest rate of 7.8%.

     The Company has a policy of limiting Company Debt to 50% of the value of its assets. The Company believes that based upon both its internally-generated estimated values and upon estimated values calculated using valuation parameters consistent with the Company's credit facilities, the Company is in compliance with such debt policy and will continue to be in compliance with such policy, upon fully drawing the unused commitments under the BankBoston and FNMA Facilities.

     The Company believes that its access to capital through its credit facilities, sources of private equity and debt financing and utilization of Units as currency, as well as its access to the public capital markets provide it with capital to fund its acquisition, development and capital expenditure requirements and a competitive advantage over certain competitive bidders who have less access to capital. Further, the Company intends to negotiate with lenders to convert the BankBoston Facility from a secured to an unsecured facility.

                                The Properties

     The Company operates in the four regions defined by the Company as: (i) Mid-Atlantic (Pennsylvania, Maryland, Delaware, Virginia and Washington, D.C.);
(ii) Southeast (North Carolina, South Carolina, Georgia and Tennessee); (iii) Florida, and (iv) Texas. The following charts summarize the Company's Properties as a percentage of total units based on its geographic region and asset class:



                     [Tabular Representation of Pie Charts]

                           Geographic Distribution(1)

                  Mid-Atlantic(2)           5,990     (32%)
                  Southeast                 4,917     (26%)
                  Florida                   2,120     (12%)
                  Texas                     5,662     (30%)


                              Asset Class(1)(3)

                  Luxury                    3,784     (20%)
                  Middle                   10,927     (59%)
                  Moderate                  3,978     (21%)


--------
(1)  Based upon the number of apartment units.
(2) Includes one apartment community containing 214 units located in Massapequa, New York.
(3)  As determined by the Company's management.

     The following table sets forth certain data regarding the Properties.


                                                                                                             Avg. Monthly Rent
                                                                                Average Occupancy(1)      Per Apartment Unit(1)(2)
                                                                             --------------------------- -------------------------
                                                                              Six Months       Year       Six Months      Year
                                                                                Ended         Ended         Ended         Ended
                                                     Month/Year   Apartment    June 30,    December 31,    June 30,    December 31
Apartment Community                  Location         Acquired      Units        1997          1996          1997         1996
------------------------------- ------------------- ------------ ----------- ------------ -------------- ------------ ------------
Mid-Atlantic Region (3)
Arborview (4) ................. Belcamp, MD          Pending         288          89%          94%         $   709       $   695
Berkshires by the Chesapeake .. Millersville, MD     Jul. 97         144          94            92             738           731
Berkshire Towers .............. Silver Spring, MD     May 96       1,119          90            91             824           827
Calvert's Walk (4)  ........... Belair, MD           Pending         276          94            96             692           680
Courtleigh (4)   .............. Baltimore, MD        Pending         280          95            95             642           627
The Cove   .................... Glen Burnie, MD      Jul. 97         181          93            93             675           668
Coventry (4)  ................. Baltimore, MD        Pending         122          94            94             624           606
Diamond Ridge (4)   ........... Baltimore, MD        Pending          92          92            95             693           686
The Estates (4)  .............. Pikesville, MD       Pending         208          94            95             768           749
Fairway Ridge (4)   ........... Baltimore, MD        Pending         274          92            95             512           516
Hazelcrest (4)   .............. Baltimore, MD        Pending          48          92            95             486           478
Heraldry Square (4) ........... Baltimore, MD        Pending         270          95            96             602           592
Hilltop (4)   ................. Baltimore, MD        Pending          50          97            94             474           473
Jamestown (4) ................. Baltimore, MD        Pending         335          95            93             512           502
Kingswood I (4)  .............. Baltimore, MD        Pending         203          95            97             595           583
Kingswood II (4) .............. Baltimore, MD        Pending         203          94            95             585           571
Lamplighter   ................. Baltimore, MD        Sep. 97         168          93            90             703           695
Lighthouse    ................. Glen Burnie, MD      Jul. 97         120          94            95             661           652
Ridgeview Chase (4) ........... Westminster, MD      Pending         204          97            96             734           726
Rolling Wind (4) .............. Baltimore, MD        Pending         280          96            96             801           783
Stratton Meadows (4)   ........ Baltimore, MD        Pending         268          94            94             682           726
Warren Park (4)  .............. Baltimore, MD        Pending         200          95            95             537           537
Westchester West    ........... Silver Spring, MD    Jan. 97         345          96            95             711           691
Williston (4) ................. Baltimore, MD        Pending          98          96            93             536           525
Southpointe at Massapequa ..... Massapequa, NY       Aug. 93         214         100            99           1,174         1,164
                                                                     ---        ----            ---        --------      --------
    Subtotal/Weighted Average  ................................... 5,990          94            94             683           695

Southeast Region
Brookfield Trace (5)   ........ Mauldin, SC          Nov. 95         300          92            92             660           659
Brookwood Valley .............. Mauldin, SC          Apr. 95         226          89            94             620           624
Huntington Downs (6)   ........ Greenville, SC       Jan. 88         502          93            94             600           600
The Oaks (6)  ................. Mauldin, SC          Mar. 90         176          90            93             642           644
Roper Mountain (6)  ........... Greenville, SC       Jan. 88         248          92            95             517           514
Stoneledge (6)   .............. Greenville, SC       Jan. 88         320          91            92             532           538
Cumberland Cove  .............. Raleigh, NC          Dec. 91         552          95            96             755           753
East Lake  .................... Charlotte, NC        Oct. 93         214          92            95             655           650
The Timbers   ................. Charlotte, NC        Mar. 93         343          92            95             578           575
Arbors at Breckenridge ........ Duluth, GA           Dec. 93         514          88            94             750           750
The Avalon on Abernathy   ..... Atlanta, GA          Jun. 92         240          94            95             892           891
Huntington Chase .............. Norcross, GA         Jul. 93         467          90            93             667           659
British Woods ................. Nashville, TN        Nov. 95         264          93            93             650           646
Highland Ridge   .............. Madison, TN          Nov. 95         280          91            91             534           531
Windover   .................... Knoxville, TN        Nov. 95         271          92            90             590           588
                                                                     ---        ----            ---        --------      --------
    Subtotal/Weighted Average  ................................... 4,917          92            94             650           649


                                                                                                               Avg. Monthly Rent
                                                                                    Average Occupancy(1)    Per Apartment Unit(1)(2)
                                                                                  ------------------------ -------------------------
                                                                                  Six Months       Year     Six Months     Year
                                                                                    Ended         Ended       Ended        Ended
                                                          Month/Year   Apartment   June 30,   December 31,   June 30,   December 31,
Apartment Community                     Location           Acquired      Units       1997          1996        1997        1996
-------------------------------------------------------- ------------ ----------- ----------- ------------ ------------ -----------
Florida
Altamonte Bay Club  ...............Altamonte Springs, FL    Feb. 93         224       97%           95%       $   622     $   610
The Lakes at Jacaranda (6)   ......Plantation, FL           Mar. 90         340        94            94           836         824
Newport ...........................Tampa, FL                Feb. 93         320        94            96           526         513
Park Colony   .....................Hollywood, FL            Jul. 94         316        93            95           769         759
Plantation Colony   ...............Plantation, FL           Dec. 93         256        96            95           756         750
Polos West ........................Winter Garden, FL         May 97         200        99            98           626         605
Sun Chase  ........................Bradenton, FL             May 97         168        93            90           605         601
Woodland Meadows ..................Tamarac, FL              Oct. 92         296        96            96           678         668
                                                                            ---        ---           ---      --------    --------
    Subtotal/Weighted Average   ........................................  2,120        95            95           687         676

Texas
Benchmark  ........................Irving, TX               Jun. 96         250        96            95           583         579
Golf Side  ........................Haltom City, TX          Jun. 96         402        94            90           448         442
Hunters Glen  .....................Plano, TX                Jun. 96         276        92            96           633         625
Huntington Brook ..................Dallas, TX               Oct. 97         320        97            96           584         520
Huntington Lake  ..................Dallas, TX               Oct. 97         405        97            --           627          --
Huntington Ridge ..................Irving, TX               Oct. 97         232        97            96           595         531
Indigo on Forest ..................Dallas, TX               Aug. 94       1,217        93            93           580         589
Kings Crossing   ..................Kingwood, TX             Jun. 94         404        95            92           608         614
Kingwood Lakes   ..................Kingwood, TX             Jun. 94         390        96            94           610         607
Pleasant Woods   ..................Dallas, TX               Jun. 96         208        95            95           555         548
Prescott Place   ..................Mesquite, TX             Jun. 96         318        95            95           504         499
Prescott Place II   ...............Mesquite, TX             Nov. 96         336        95            95           499         497
Providence ........................Dallas, TX               Jun. 96         244        91            83           503         494
River Oaks ........................Houston, TX               May 95         136        87            92         1,994       1,957
Summer Place  .....................Addison, TX              Oct. 97         212        95            96           589         554
Sweetwater ........................Richardson, TX           Oct. 97         312        98            96           792         737
                                                                            ---        ---           ---      --------    --------
    Subtotal/Weighted Average   ........................................  5,662        95            93           614         601
                                                                          -----        ---           ---      --------    --------
  Total Portfolio/Weighted Average  .................................... 18,689        94            94           654         653
                                                                         ======        ===           ===      ========    ========

--------
(1) The statistical information presented under Average Occupancy and Average Monthly Rent Per Apartment Unit for the periods prior to the Company's ownership thereof was provided by the previous owner of each applicable property. Such information may not have been calculated in accordance with the methodology used by the Company in calculating such statistics. The Company has not independently verified such information. However, the Company has no reason to believe such information is not accurate. Where the Company did not own an applicable property for the entire period presented, the information presented is the weighted average of the information compiled by the Company and the information supplied by the previous owner.
(2) Amount represents the average monthly rental rate for communities stabilized for the entire period for each period presented. Average monthly rental rate is defined as the gross actual rental rate for leased units and the anticipated rental rate for unoccupied units.
(3) Includes apartment units located in New York, which the Company does not consider part of its Mid-Atlantic Region.
(4) Pending Acquisition. Average Occupancy and Average Monthly Rent Per Unit was calculated by Questar.
(5) The Company completed a 96-unit expansion in February 1997. Such additional apartment units were excluded from the calculation of Average Occupancy and Average Monthly Rent Per Apartment Unit.
(6) Acquired by the Company's predecessors.

                                   The Offering


Common Shares Offered (1)  ..................   10,000,000
Common Shares and Units Outstanding After the
 Offering (2)(3)  ...........................   52,891,646
Use of Proceeds   ...........................   To fund the purchase of the Pending Acquisitions, to
                                                repay certain indebtedness and for future acquisition
                                                and development activity and general corporate
                                                purposes. See "Use of Proceeds."
New York Stock Exchange Symbol   ............   "BRI"

--------
(1) Assumes the Underwriters' (as defined herein) over-allotment option to purchase up to 1,500,000 shares of Common Stock is not exercised. See "Underwriting."
(2) Includes (a) 6,287,166 shares of Common Stock reserved for issuance upon the exchange of outstanding Units, (b) 2,997,245 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants (the "Warrants"), (c) 5,643,420 shares of Common Stock issuable upon exchange of outstanding Series 1997-A Preferred and (d) 1,749,883 shares of Common Stock to be reserved for issuance upon the exchange of a maximum of 1,749,883 Units (based on a Common Stock price of $11.75 per share which is the maximum share price to be used in calculating the amount of Units and shares of Common Stock to be issued in connection with the Questar Transaction) to be issued, and the 400,000 shares of Common Stock to be issued, each in connection with the Questar Transaction.
(3) Excludes (a) 1,144,300 shares of Common Stock issuable upon the exercise of employee and director options ("Options") granted by the Company pursuant to the Berkshire Realty Company, Inc. 1996 Stock Option Plan (the "Option Plan"), 824,000 of which are currently exercisable and 320,880 of which become exercisable in one to three years and (b) 406,933 Units related to property acquisitions which are deferred as to issuance until January 1, 1998.


                 Summary Selected Financial and Operating Data


     The following table sets forth selected historical and pro forma financial and other data for the Company. The following summary selected financial information should be read in conjunction with the financial statements and notes thereto included or incorporated by reference herein.


     The historical financial data as of and for the years ended December 31, 1996, 1995 and 1994 have been derived from audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended.


     The historical financial data at June 30, 1997 and for the six months ended June 30, 1997 and June 30, 1996 are derived from the unaudited consolidated financial statements incorporated by reference herein. The unaudited financial information includes all adjustments (consisting of normal recurring adjustments) that management considers necessary for fair presentation of the combined financial position and results of operations for these periods. Combined operating results for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the entire year ended December 31, 1997.


     The unaudited pro forma adjustments and operating data for the six months ended June 30, 1997 and the year ended December 31, 1996 are presented as if the completion of the Offering, the completion of the Pending Acquisitions, the issuance of Series 1997-A Preferred, the conversion to self-management and self-administration and all acquisition and disposition activity by the Company during the respective period occurred at the beginning of the periods presented. By necessity, such pro forma operating information incorporates certain assumptions which are described in the notes to the pro forma financial information included or incorporated by reference herein. The unaudited pro forma balance sheet data is presented as if the aforementioned transactions had occurred on June 30, 1997.


     The pro forma information does not purport to represent what the Company's financial position or results of operations would actually have been if these transactions had, in fact, occurred on such date or at the beginning of the period indicated, or to project the Company's financial position or results of operations at any future date or for any future period.

                Berkshire Realty Company, Inc. and Subsidiaries
                 Summary Selected Financial and Operating Data

                                               Six months ended June 30,                        Year ended December 31,
                                       -----------------------------------------  -------------------------------------------------
                                         Pro Forma           Historical             Pro Forma                Historical
                                       ------------- ---------------------------  ------------- -----------------------------------
                                           1997          1997          1996           1996           1996          1995       1994
                                       ------------- ------------- -------------  ------------- --------------- ----------- -------
                                        (unaudited)   (unaudited)   (unaudited)   (unaudited)
                                                                 (in thousands, except per share data)
Operating Data:
Revenue    ........................... $   73,898    $   52,088    $  42,590     $  144,894    $   93,002      $ 74,441    $ 68,471
Expenses:
 Property expenses  ..................     33,182        23,118       18,874         64,405        42,353        33,348      31,825
 General and administrative  .........      2,426         2,426        2,319          4,670         4,646         2,920       3,279
 Interest  ...........................     15,131        11,485        8,917         30,817        20,501        15,618      10,794
 Amortization of intangible assets          5,068         1,527          448         10,137         1,121            --          --
 Costs associated with Advisor
  Transaction ........................      1,200         1,200           --             --            --            --          --
 Non-recurring charges    ............         --            --           --            442           442         1,728       2,555
 Provision for losses  ...............         --            --           --          4,700         7,500            --          --
 Depreciation and amortization  ......     23,207        15,579       12,986         46,031        29,050        21,984      19,507
                                       ------------  ------------  -----------   ------------  -----------     --------    --------
  Total expenses .....................     80,214        55,335       43,544        161,202       105,613        75,598      67,960
                                       ------------  ------------  -----------   ------------  -----------     --------    --------
Income (loss) from operations   ......     (6,316)       (3,247)        (954)       (16,308)      (12,611)       (1,157)        511
Minority interest in Operating
 Partnership  ........................      1,634           571           62          3,913         1,136            70          --
Income (loss) from joint venture,
 net of minority interest    .........        308          (418)         616            754        (2,737)        1,387       1,178
                                       ------------  ------------  -----------   ------------  -----------     --------    --------
Income (loss) before gains on sales
 and extraordinary items  ............     (4,374)       (3,094)        (276)       (11,641)      (14,212)          300       1,689
Gains on sales of properties, net of
 minority interest  ..................         --         5,365           --             --            53        15,386       4,069
                                       ------------  ------------  -----------   ------------  -----------     --------    --------
Net income (loss) before
 extraordinary items   ...............     (4,374)        2,271         (276)       (11,641)      (14,159)       15,686       5,758
Extraordinary items, net of minority
 interest  ...........................         --            --           --             --          (149)         (901)         --
                                       ------------  ------------  -----------   ------------  -----------     --------    --------
Net income (loss)   ..................     (4,374)        2,271         (276)       (11,641)      (14,308)       14,785       5,758
Income allocated to preferred
 shareholders ........................      3,079            --           --          6,158            --            --          --
                                       ------------  ------------  -----------   ------------  -----------     --------    --------
Net income (loss) available to
 common shareholders   ............... $   (7,453)   $    2,271    $    (276)    $  (17,799)   $  (14,308)     $ 14,785    $  5,758
                                       ============  ============  ===========   ============  ===========     ========    ========
Net income (loss) per share  ......... $    (0.21)   $     0.09    $   (0.01)    $    (0.50)   $    (0.56)     $   0.58    $   0.23
                                       ============  ============  ===========   ============  ===========     ========    ========
Weighted average shares of
 Common Stock outstanding ............     35,851        25,451       25,393         35,793        25,393        25,393      25,391
Weighted average shares of
 Common Stock and Units outstanding        43,400(1)     30,852(2)    27,109(3)      43,342(1)     27,914(3)     25,752      25,391
Balance Sheet Data, at period end:
Real estate, before accumulated
 depreciation ........................ $  884,023    $  630,365    $ 640,521             --    $  646,002      $541,143    $510,578
Real estate, after accumulated
 depreciation ........................    775,205       510,481      535,310             --       519,057       449,859     418,333
Cash and cash equivalents ............     29,225         8,231        9,311             --         7,016        11,143      10,492
Total assets  ........................    871,333       578,115      590,609             --       569,670       486,968     458,207
Total indebtedness  ..................    371,187       291,507      290,764             --       295,166       211,291     179,079
Shareholders' equity   ...............    398,814       214,511      249,086             --       223,654       260,788     268,591

                                         Six months ended June 30,                        Year ended December 31,
                                 ----------------------------------------- ------------------------------------------------------
                                   Pro Forma           Historical            Pro Forma                  Historical
                                 ------------- --------------------------- ------------- ----------------------------------------
                                     1997          1997          1996          1996          1996          1995          1994
                                 ------------- ------------- ------------- ------------- ------------- ------------- ------------
                                  (unaudited)   (unaudited)   (unaudited)   (unaudited)   (unaudited)   (unaudited)   (unaudited)
                                                              (in thousands, except per share data)
Other Data:
Funds from operations (4) ......    $20,756     $  16,450     $  14,081       $40,710     $  28,939     $  26,031     $  25,707
Company's share of funds from
 operations (4)  ...............     17,146        13,570        13,190        33,619        26,325        25,668        25,707
Cash flow provided by operating
 activities(5)   ...............                   15,743        13,545                      27,504        25,029        22,432
Cash flow provided by (used in)
 investing activities (5) ......                   19,955       (40,823)                    (36,393)      (25,049)      (53,784)
Cash flow provided by (used in)
 financing activities (5) ......                  (34,483)       25,447                       4,761           670        33,835

--------
(1) Excludes the effect of: (i) 406,993 Units related to property acquisitions which are deferred as to issuance until January 1, 1998; (2) 695,251 Units to be issued pursuant to the Questar Transactions which are restricted as to distributions until one year from the date of closing of such transaction; and (3) the issuance of 100,000 Units on October 8, 1997 pursuant to the obtainment of certain per share benchmarks, in connection with the Advisor Transaction (as defined herein). See "The Company."
(2) Excludes the effect of 150,000 Units related to property acquisitions which are deferred as to issuance until January 1998.
(3) Excludes the effect of 543,500 Units related to a property acquisition which are deferred as to issuance until January 1, 1997 through January 1, 1998.
(4) Industry analysts generally consider Funds from Operations ("FFO") to be an appropriate measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. However, FFO should not be considered by the reader as a substitute to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company believes that in order to facilitate a clear understanding of the operating results of the Company, FFO should be analyzed with net income
    (loss) as presented in the financial statements and information presented elsewhere. FFO is presented in accordance with a resolution adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, and is defined as net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and sales of properties, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The methodology used by the company when calculating FFO may differ from that of other equity REIT's and, therefore, may not be comparable to such other REIT's. In addition, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments.
(5) Pro forma information relating to cash flows from operating, investing and financing activities has not been included because the Company believes that the information would not be meaningful due to the number of assumptions required in order to calculate this information.

                                 RISK FACTORS


     Prospective investors should carefully consider the matters described below in conjunction with the other information contained in this Prospectus before purchasing shares of Common Stock in the Offering.


Development and Acquisition Risks
     Acquisition Risks. The Company is evaluating many potential acquisitions, the process of which involves costs which are non-recoverable. There can be no assurance that properties which are acquired will perform in accordance with expectations or that cost estimates for improvements to the acquired properties in order to bring them up to the Company's standards will be accurate. In connection with 22 Recent or Pending acquisitions, in which the sellers received or will receive Units, the Company has agreed to certain restrictions on its ability to sell (subject to like-kind exchanges), refinance or pay down indebtedness (subject to refinancing on terms which would not affect the tax basis of such Unit recipient(s)) on such properties for periods up to seven years. These restrictions may impair the ability of the Company to take actions during the period such restrictions apply that would otherwise be in the best interests of the Company's shareholders and therefore, may have an adverse effect on the Company's results of operations, financial condition and ability to make expected distributions to shareholders. The Company anticipates that it may agree to similar restrictions in connection with future acquisitions.

     Development Risks. The Company also intends to continue the development and expansion of apartment communities in accordance with the Company's development and underwriting policies as opportunities arise in the future. Risks associated with such development and construction activities include the following: the Company may abandon development opportunities after expending resources to determine a project's feasibility; construction costs of a project may exceed original estimates; occupancy rates and rents at a newly completed property may not be sufficient to make the properties profitable; financing may not be available on favorable terms for development of a property; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations. If any of the foregoing occurs, the Company's results of operations, financial condition and ability to make expected distributions to shareholders could be adversely affected. In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention.

     Further, the Company anticipates that future development will be financed, in whole or in part, through additional equity offerings or through the Company's lines of credit or other forms of secured or unsecured construction financing that will result in the risk that, upon completion of construction, permanent financing for newly developed properties may not be available or may be available only on disadvantageous terms.

     Risks Associated with Growth. The Company is currently experiencing a period of rapid growth. The Company has acquired or has contracted to acquire 30 apartment communities containing an aggregate of approximately 6,500 units since January 1, 1997. The integration of the recent acquisitions into existing management and operating structures presents a management challenge. Although the Company believes it has sufficient management depth to lead the Company through this period of rapid growth, there can be no assurance that the Company will be able to assimilate these recent acquisitions or any further acquisitions into its portfolio without certain operating disruptions and unanticipated costs. The failure to successfully integrate acquisitions could have an adverse effect on the Company's results of operations and financial conditions and its ability to pay expected distributions to shareholders.


Vote Regarding Continuation of the Company
     In 1991, when the Company commenced operations, the Company granted the shareholders the right to vote on its continued existence after a period of approximately seven and one-half years of operations. Therefore, the Restated Certificate of Incorporation of the Company, as amended (the "Certificate") requires that the Board of Directors of the Company prepare and submit to the shareholders on or before December 31, 1998 a proposal to liquidate the Company's assets and distribute the net proceeds of such liquidation. The liquidation proposal will become effective only if approved by shareholders holding a majority of the shares then outstanding. If the Company were liquidated, there would be no assurance that the proceeds of the liquidation per share would equal the price paid by a shareholder or the market value of such a share at any particular time. In the event the Company solicits such shareholder vote, the Company will incur costs associated with the appraisal of the Company's real estate assets and the shareholder solicitation regardless of the outcome of such vote.


General Real Estate Risks
     The ownership of real estate presents a variety of risks, including those risks described below:

     General. The Company's investments generally consist of investments in apartment communities and as such will be subject to varying degrees of risk generally incident to the ownership and development of real property. The underlying value of the Company's real estate investments and the Company's financial condition and ability to make expected distributions to its shareholders will be dependent upon its ability to operate and develop its properties in a manner sufficient to maintain or increase revenues and to generate sufficient income in excess of operating expenses. Income from the properties may be adversely affected by changes in national and local economic conditions such as oversupply of apartment units or a reduction in demand for apartment units in the Company's markets, the attractiveness of the properties to tenants, changes in interest rates and in the availability, cost and terms of mortgage financings, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, adverse changes in zoning laws, civil unrest, acts of God, including natural disasters (which may result in uninsured losses), acts of war and other factors which are beyond the control of the Company. If the Company were unable to promptly renew or relet the leases for a significant number of apartment units, or, if the rental rates upon such renewal or reletting were significantly lower than expected rates, the Company's results of operations, financial condition and ability to make expected distributions to shareholders may be adversely affected. In addition, certain expenditures associated with each apartment community (such as real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from such property.

     Dependence on Primary Markets. Substantially all of the communities owned by the Company are located in the Florida, Texas and the Mid-Atlantic and Southeastern United States and, therefore, the Company's results of operations, financial condition and ability to make expected distributions to shareholders will be linked to the economic conditions in these markets as well as the market for apartment communities generally. To the extent that these conditions affect the market for apartment communities, they could have an adverse effect on the Company's results of operations, financial condition and ability to make expected distributions to shareholders.

     Regulatory Risks. Real estate is governed by a wide variety of federal, state and local zoning, subdivision, planning, building, environmental and other land use laws and regulations. Such laws may place significant restrictions on the Company's ability to develop real estate or to improve real estate which it owns, and even unintentional violations of such laws and regulations by the Company or its tenants may result in forced corrective action and substantial monetary penalties. In addition, as to multifamily residential apartment properties, various federal, state and local laws and regulations may restrict the amount and process by which rents may increase, as well as the Company's right to convert a property to other uses, such as condominiums or cooperatives. Further, increases in real estate taxes and income, service or other taxes generally are not passed through to tenants under the Company's leases and may adversely affect the Company's results of operations, financial condition and ability to make expected distributions to shareholders.

     Risks of Liability and Loss. The development and ownership of real estate may result in liability to third parties, due to conditions existing on a property which result in injury. Such liability may be uninsurable in some circumstances or may exceed the limits of insurance maintained at typical amounts for the type and condition of such property. In addition, real estate may suffer a loss in value due to casualties such as fire or hurricane. Such loss may be uninsurable in some circumstances or may exceed the limits of insurance maintained at typical amounts for the type and condition of the property. Real estate may also be taken, in whole or in part, by public authorities for public purposes in eminent domain proceedings. Awards resulting from such proceedings may not adequately compensate the Company for the value lost.

     Value and Illiquidity of Real Estate. Real estate investments are relatively illiquid. The Company's ability to vary its portfolio in response to changes in economic and other conditions will therefore be limited. If the Company must sell an investment, there can be no assurance that it will be able to dispose of the investment in the time period it desires or that the sales price of the investment will recoup or exceed the amount of the Company's cost for the investment. In addition, provisions of the Internal Revenue Code of 1986, as amended (the "Code"), limit the Company's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to holders of Common Stock. Further, if the Company were to sell such properties, such sales might adversely affect the Company's ability to maintain its qualification as a real estate investment trust under the Code.

     Potential Adverse Effect on Results of Operations Due to Operating
Risks. The Company's properties are subject to operating risks common to real estate in general, any and all of which may adversely affect occupancy or rental rates. The Company's properties are subject to increases in operating expenses such as cleaning, electricity, heating, ventilation and air conditioning; elevator repair and maintenance; insurance and administrative costs; and other general costs associated with security, landscaping, repairs and maintenance. The Company's tenants in its retail properties generally are obligated to pay these escalating costs, although there can be no assurance that tenants will agree to pay such costs upon renewal or that new tenants will agree to pay such costs. In the case of apartment communities, the Company must bear such increased expenses. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet such increased expenses without decreasing occupancy rates. While the Company implements cost-saving incentive measures at each of its properties, if any of the foregoing occurs, the Company's results of operations, financial condition and its ability to pay distributions to stockholders could be adversely affected.

     Competition. All of the Company's properties are located in developed areas that include other multifamily residential properties. The number of competitive properties in a particular area could have a material effect on the Company's ability to lease apartment units at its current or newly acquired properties and on the rents charged at the such properties. The Company may be competing with other entities that have greater resources than the Company and whose managers have more experience than the Company's officers and directors. In addition, other forms of housing, including manufactured housing community properties and single-family housing provide alternatives to potential residents of multifamily residential properties.

     Cost of Compliance with the Americans with Disabilities Act. All of the Company's properties are subject to the Americans with Disabilities Act (the "ADA"). The ADA sets forth compliance requirements for "public accommodations" and "commercial facilities." The ADA requires that facilities, including leasing offices, open to the general public be made accessible to people with disabilities. Individual apartment units are not considered "public accommodations" for purposes of the ADA. Compliance with the ADA requirements could require removal of access barriers and other capital improvements to the public areas of the Company's properties. Noncompliance could result in imposition of fines by the U.S. government or an award of damages to private litigants. The Company does not believe that any material changes to the properties are currently required by the ADA. If changes are subsequently required involving material expenditures, the Company's results of operation, financial condition and ability to make expected distributions to shareholders could be adversely affected.

     Uninsured Loss. The Company maintains comprehensive liability, fire, flood (where appropriate), extended coverage and rental loss insurance with respect to the Company's properties with policy specifications, limits and deductibles customarily carried for similar properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots or acts of war. Should an uninsured loss occur, the Company could lose both its investment in and anticipated profits and cash flow from a property.

     Affordable Housing Laws. Certain of the apartment communities owned by the Company may be in the future, subject to Federal, state and local statutes or other restrictions requiring that a percentage of apartments by made available to residents satisfying certain income requirements. These laws and obligations, as well as any changes thereto making it more difficult to meet such requirements, or a reduction in or elimination of certain financing advantages available in some instances to persons satisfying such requirements could adversely affect the Company's profitability and its development and acquisition projects in the future.


Risk of Adverse Effect on Company from Debt Servicing and Refinancing, Financial Covenants, Absence of Limitations on Debt, and Increases in Interest Rates
     General. If the Company were unable to refinance its indebtedness on acceptable terms, or at all, the Company might be forced to dispose of one or more of its properties on disadvantageous terms, which might result in losses to the Company and might adversely affect the Company's results of operation, financial condition and ability to make expected distributions to shareholders. If interest rates or other factors at the time of the refinancing result in higher interest rates upon refinancing, the Company's interest expense would increase, which would adversely affect the Company's results of operation, financial condition and ability to make expected distributions to shareholders. Furthermore, if a property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgagee could foreclose upon the property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of income and asset value to the Company. Foreclosures could also create taxable income without accompanying cash proceeds, thereby reducing the Company's cash available for distribution and hindering the Company's ability to meet the REIT distribution requirements of the Code. The Company is subject to risks normally associated with debt financing, including the possibility that the Company will have insufficient cash flow to meet required principal and interest payments, be unable to satisfy financial covenants in its debt financing agreements, existing indebtedness (which in most cases will not be fully amortized at maturity), or secure favorable refinancing terms. Additionally, in connection with the acquisition of certain properties in exchange for Units, the Company has agreed to maintain certain levels of non-recourse debt on the Properties in order to minimize the tax consequences of these acquisitions to the Unit recipients.

     Absence of Debt Limitation. The Company currently has a policy of incurring debt only if upon such incurrence the ratio of Company Debt to the value of its assets would be 50% or less. Although the Company has adopted this policy, the Organizational Documents (as defined herein) do not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Board of Directors could alter or eliminate this policy and would do so, for example, if it were necessary in order for the Company to continue to qualify as a REIT.

     Debt Servicing and Financing. The Company anticipates that only a small portion of the principal of the Company's mortgage indebtedness will be repaid prior to maturity. However, if the Company does not have funds sufficient to repay such indebtedness at maturity, the Company may need to refinance indebtedness through additional debt financing or equity offerings. If the Company is unable to refinance this indebtedness on acceptable terms, the Company may be forced to dispose of properties upon disadvantageous terms, which could result in losses to the Company and adversely affect the amount of cash available for distribution to shareholders. If prevailing interest rates or general economic conditions result in higher interest rates at a time when the Company must refinance its indebtedness, the Company's interest expense would increase, which would adversely affect the Company's results of operations, financial condition and its ability to pay expected distributions to shareholders. Further, if any of the Company's properties are mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgagee could foreclose upon or otherwise transfer the property, with a consequent loss of income and asset value to the Company. Even with respect to non-recourse indebtedness, the lender may have the right to recover deficiencies from the Company in certain circumstances, including fraud and environmental liabilities.

     Increase in Market Interest Rates on Variable Interest Rates. Outstanding advances under the Company's credit facilities bear interest at a variable rate. The Company may incur additional variable rate indebtedness in the future. Accordingly, increases in interest rates could increase the Company's interest expense, which could adversely affect the Company's results of operations, financial condition and its ability to pay expected distributions to shareholders. An increase in interest expense could also cause the Company to be in default under certain covenants of the credit facilities.


Potential Environmental Liability
     Under various Federal, state and local environmental laws, ordinances and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. These laws often impose environmental liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's or operator's ability to sell or rent the property or to borrow using the property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain third parties may seek recovery from owners or operators of such properties or persons who arranged for the disposal or treatment of hazardous or toxic substances and, therefore, are potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property.

     All of the properties have been the subject of a Phase I or similar environmental assessment (which involves general inspections without soil sampling or ground water analysis and generally without radon testing) completed by qualified independent environmental consultant companies. These environmental assessments have not revealed any environmental liability that would have a material adverse effect on the Company's results of operations, financial condition and ability to make expected distributions to shareholders, and the Company is not aware of any such environmental liability.


Dilution
     The interest of the Company's shareholders may be subject to dilution in the future since the Company has the ability to raise additional equity by offering shares for sale. The authorized but unissued capital stock of the Company (including additional authorized preferred stock, senior to the Common Stock) may be issued for any corporate purpose, including acquisitions of other entities which invest in or hold real estate investments and issuances which would make more difficult, and therefore less likely, changes in control of the Company. Any such issuance of additional stock could have the effect of diluting the earnings per share, book value per share, voting power of existing shares of Common Stock and ownership of persons seeking to obtain control of the Company. See "--Anti-Takeover Provisions" below. The issue by the Operating Partnership of additional Units redeemable for shares of Common Stock in exchange for real property or other assets may also have a substantially similar dilutive effect.

     The Company also has two types of outstanding securities convertible into Common Stock, Warrants and the Series 1997-A Preferred. During the term of the Warrants, the holders thereof are given an opportunity to profit from a rise in the market price of the Common Stock, with a resulting dilution of the interest of the existing shareholders. Thus, the terms upon which the Company may obtain additional financing during that period may be adversely affected. The holders of Warrants might be expected to exercise their rights to acquire Common Stock at a time when the Company would, in all likelihood, be able to obtain needed capital through a new offering of securities on terms more favorable than those provided by these outstanding securities. In the event that such holders exercise these rights to acquire shares of Common Stock at such time, the net tangible book value per share of the Common Stock might be subject to dilution. See "Description of the Capital Stock of the Company--Warrants" in the accompanying Prospectus.


Anti-Takeover Provisions
     In order to facilitate compliance with REIT requirements for tax purposes, the Company's Certificate and By-Laws, as amended (collectively, the "Organizational Documents") place restrictions on the accumulation of shares in excess of 9.8% of the number of outstanding shares of Common Stock, subject to certain exceptions permitted with the approval of the Board of Directors to allow (i) underwritten offerings, or (ii) the sale of equity securities in circumstances where the Board of Directors determines the Company's REIT federal tax status will not be jeopardized. The Series 1997-A Preferred was issued pursuant to such an exception. Certain additional provisions restrict the shareholders' ability to nominate candidates for election as Directors and to alter, amend and adopt provisions inconsistent with, or to repeal certain provisions of, the Organizational Documents.

     The Company's Organizational Documents contain certain provisions which may discourage a change in control of the Company. In particular, under the Company's Certificate, the election of Directors is staggered such that approximately one-third of the Directors are elected to three-year terms each year and a supermajority vote is required in order to amend those portions of the Organizational Documents which concern: (1) the definition of "supermajority"; (2) the requirements for amending the Organizational Documents; (3) the requirements regarding Excess Share ownership (i.e., ownership of shares in excess of 9.8% of the outstanding shares of Common Stock as described below); (4) the actions which require a supermajority vote; and
(5) the requirements regarding business combinations. The Company is subject to
Section 203 of the Delaware General Corporation Law, which restricts business combinations between the Company and its shareholders. The foregoing restrictions on ownership and transferability may have the effect of delaying, deferring or preventing a transaction or change in control of the Company that might involve a premium price for the shares of Common Stock or that otherwise might be in the best interest of the Company's shareholders.

     The Company has an authorized class of 60,000,000 shares of preferred stock. Currently the Company has approximately 2.7 million shares of its 1997 Series-A Preferred outstanding. The remaining 57.3 million shares may be issued by the Board of Directors on such terms and with such rights, preferences and designations as the Board may determine. Issuance of such preferred stock, depending on the rights, preferences, and designations thereof, may have the effect of delaying, deterring, or preventing a change in control of the Company.

Tax Risks
     Risk of Termination of REIT Status. The Company was organized and intends to continue to conduct its operations to enable it to qualify as a REIT under the Code. To maintain its status as a REIT, the Company must continually meet certain criteria concerning, among other things, its Common Stock ownership, the nature of its assets, the sources of its income, and the amount of its distributions to shareholders. If the Company fails to qualify, the Company would be taxed on its income at regular corporate tax rates. The payment of such tax by the Company would substantially reduce the funds available for distribution to Shareholders or for reinvestment and, to the extent that distributions had been made in anticipation of the Company's qualification as a REIT, the Company might be required to borrow additional funds or to liquidate certain of its investments in order to pay the applicable tax. Moreover, should the Company's election to be taxed as a REIT be terminated, the Company may not be able to elect to be treated as a REIT for the following five-year period. The Company also might be required to borrow funds or to liquidate certain of its investments to maintain REIT status. See "Federal Income Tax Considerations" in the accompanying Prospectus.

     REIT Minimum Distribution Requirements; Possible Incurrence of Additional Debt. In order to qualify as a REIT, the Company generally will be required each year to distribute to its shareholders at least 95% of its net taxable income (excluding any net capital gain). In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed taxable income from prior years.

     The Company intends to make distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. The Company's income will consist primarily of its share of the income of the Operating Partnership, and the cash available for distribution by the Company to its shareholders will consist of its share of cash distributions from the Operating Partnership. Differences in timing between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company could require the Company, through the Operating Partnership, to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. The requirement to distribute a substantial portion of the Company's net taxable income could cause the Company to distribute amounts that otherwise would be spent on future acquisitions, unanticipated capital expenditures or repayment of debt, which would require the Company to borrow funds or to sell assets to fund the costs of such items.

     Failure of the Operating Partnership to be Classified as a Partnership for Federal Income Tax Purposes; Negative Impact on REIT Status. The Company has not requested, and does not expect to request, a ruling from the Internal Revenue Service that the Operating Partnership (and each of its noncorporate Operating Subsidiaries) will be classified as partnerships for federal income tax purposes. If the Service were to successfully challenge the tax status of the Operating Partnership (or any noncorporate Operating Subsidiary) as a partnership for federal income tax purposes, the Operating Partnership (or the noncorporate Subsidiary) would be taxed as a corporation. In such event, the Company would likely cease to qualify as a REIT for a variety of reasons. Furthermore, the imposition of a corporate income tax on the Operating Partnership would reduce substantially the amount of cash available for distribution from the Operating Partnership to the Company and its shareholders. See "Federal Income Tax Considerations--Effect of Tax Status of the Operating Partnership on REIT Qualification" in the accompanying Prospectus.

     Shareholders are Taxed on Reinvested Dividends. Shareholders (other than tax-exempt entities) who participate in the Company's Dividend Reinvestment Plan will be taxed on income attributable to reinvested dividends, without receiving corresponding cash to pay the resulting tax liability.

     Investment by Qualified Plans Poses Additional Risks. The fiduciary of a qualified profit-sharing, pension or other retirement plan should take into consideration certain fiduciary responsibilities and the definition of "plan assets" under ERISA and applicable Department of Labor regulations.

     Possible Changes in Tax Law. Prospective investors should recognize that the present federal income tax treatment of an investment in the Company may be modified, prospectively or retroactively, by legislative, judicial or administrative action at any time. In addition to any direct effects which such changes might have, such changes might also indirectly affect the market value of all real estate investments, including those of the Company and, consequently, the ability of the Company to realize its business objectives.


Dependence on Key Personnel
     The Company is dependent on the efforts of its senior executive officers. While the Company believes that it could find replacements for these key personnel, the loss of their services could have a temporary adverse effect on the operations of the Company. Messrs. Marshall, Frew, Olney, Suarez and
Ms. Pritchard have entered, and Messrs. Gorn and Colvin, upon completion of the Questar Transaction will enter, into employment agreements with the Company. See "The Questar Transaction."


Risks of Mortgage Acquisitions
     The Company may acquire real estate through the acquisition of distressed mortgage loans. In such a case, the Company would succeed to the position of the mortgage lender with the expectation of foreclosing on the mortgaged property and taking title to it. The Company may encounter certain legal and regulatory obstacles to foreclosure which could delay or impede the taking of title to the property by the Company. During the time prior to foreclosure, it is possible that the borrower of the mortgage loan may make no mortgage payments to the Company.


Possible Adverse Impact of Market Conditions on Market Price
     The market value of the Common Stock could be substantially affected by general market conditions, including changes in interest rates, government regulatory action and changes in tax laws. An increase in market interest rates may lead purchasers of the Common Stock to demand a higher annual dividend yield on the Common Stock, which could adversely affect the market price of the Common Stock. Moreover, numerous other factors, such as government regulatory action and changes in tax laws, could have a significant impact on the future market price of the Common Stock or other securities.

                                  THE COMPANY


General
     The Company is a self-administered and self-managed REIT which acquires, renovates, rehabilitates, develops and operates apartment communities. Founded in 1991 with 15 apartment communities containing approximately 4,500 units, the Company currently owns 46 apartment communities containing approximately 15,000 units and, upon completion of the Offering, expects to own 64 apartment communities containing approximately 18,700 units located in Florida, Texas and the Mid-Atlantic and Southeastern United States.

     In February 1997, the Company completed its transition to a self-advised and self-managed UPREIT. The first step of this transition was completed in May 1995 when the Company restructured itself into an UPREIT. On March 1, 1996, the Company became self-administered when the Operating Partnership acquired certain assets of the entity providing advisory and development services to the Company, Berkshire Companies Limited Partnership ("BCLP"), which is owned by parties affiliated with the Chairman of the Board, in exchange for approximately 1.3 million Units (the "Advisor Transaction"). Additional Units (up to a total value of $7.2 million) may be issued to BCLP during a six-year period if certain share price benchmarks ranging from $11 per share to $16 per share are achieved. Approximately 209,000 additional Units have been issued to date when the $11 and $12 benchmarks were achieved. By becoming self-administered, the Company positioned itself to eliminate fees previously incurred by the Company for management, acquisition and disposition services. On February 28, 1997, the Company acquired certain assets of the entity providing multifamily property management services to the Company, BCLP, for approximately 1.7 million Units (the "Property Manager Transaction"). As a result of this transaction, the Company eliminated management fees and reimbursements previously incurred by the Company for the management of its apartment portfolio by assuming the direct management of such properties, as well as the management of 22 third-party properties for which it receives management fees.

     The restructuring of the Company to an UPREIT allows it to offer tax-advantaged structures to sellers of apartment communities through the utilization of Units as part of the purchase price consideration. By becoming self-advised and self-managed, the Company has eliminated the potential for certain conflicts of interest between it and its former advisor and property manager, reduced expenses through operating efficiencies, and positioned itself to generate third-party management fee income.

     The operations of the Company are conducted primarily through the Operating Partnership and through their other subsidiaries. Upon completion of the Offering and the Questar Transaction, on a pro forma as adjusted basis, the Company will hold approximately 82.6% of the partnership interests in the Operating Partnership in its capacity as a special limited partner and through its 100% ownership of the General Partner. The remaining approximately 17.4% of the partnership interest in the Operating Partnership is owned by affiliated and unaffiliated third parties, including BCLP. Units are redeemable on a one-for-one basis for shares of Common Stock or, at the Company's election, for cash, and holders of Units generally receive distributions per Unit equal to the dividend per share paid in respect of the Common Stock.

     The Company believes that the strength of its management team of apartment community specialists provides a significant competitive advantage. The Company's management team has proven capabilities in apartment community management, acquisition, development, renovation, rehabilitation, leasing and financing. The Company believes that these capabilities will allow it to continue to create value in all phases of the real estate cycle. The Company's nine senior executive officers have an average of approximately 16 years of real estate industry experience and have worked together for the Company or its predecessors for an average of approximately eight years. Upon completion of the Offering and the Pending Acquisitions, on a pro forma as adjusted basis, approximately 13.3% of the equity of the Company, on a fully diluted basis, will be beneficially owned by officers and directors of the Company and certain other affiliated parties.

     The Company's principal executive offices are located at 470 Atlantic Avenue, Boston, Massachusetts 02210 and its telephone number is (888) 867-0100. The Company's property management and development offices are located in Atlanta, Georgia. In addition, the Company operates five regional offices in Atlanta, Georgia; Greenville, South Carolina; Dallas, Texas; Columbia, Maryland; and Chicago, Illinois. The Company has approximately 800 employees.

Business and Growth Strategies


     The Company's primary objective is to maximize shareholder value through increases in distributable cash flow per share and appreciation in the value of its Common Stock. The Company seeks to grow by acquiring and developing luxury, middle and moderate income apartment communities in selected targeted markets. In particular, the Company seeks opportunities to add value through renovation and major rehabilitation projects across a broad spectrum of apartment communities. The Company's presence in 14 metropolitan areas located in Florida, Texas and the Mid-Atlantic and Southeastern United States gives its portfolio geographic diversity while providing the Company with a competitive advantage in identifying and competing for acquisition and development opportunities in its target markets. The Company believes its management infrastructure allows it to grow in both its existing markets and in selected new markets without incurring substantial additional costs. The Company also seeks to maximize profitability by increasing occupancies and rents while decreasing operating costs by implementing the strategies described below.


External Growth
     The Company has historically grown the value of its apartment portfolio using a value-added approach. The methods the Company employs to increase value are as follows:

     Renovation. The Company seeks to acquire apartment communities which it believes are underperforming and would benefit from improved property management and capital expenditures to cure deferred maintenance and enhance curb appeal. The Company expects that this will improve occupancies, rent growth and yields on such investments. The typical renovation generally involves capital expenditures of approximately $2,000 to $6,000 per unit.

     One representative example of a renovation project of the Company is Benchmark, a 250-unit property located in Irving, Texas, which was acquired in June 1996. The Company invested approximately $5,200 per unit for renovations since such property was acquired and increased rents from an average monthly rent per apartment unit of $502 (at the time of acquisition) to $601 (as of September 30, 1997), which represents a 20% increase.

     Another example is Woodland Meadows, a 296-unit property located in Tamarac, Florida, which was acquired in 1992. The Company invested approximately $5,200 per unit for renovations from 1995 to 1997 and increased rents from an average monthly rent per apartment unit of $520 (as of January 1, 1995) to $694 (as of September 30, 1997), which represents a 33% increase.

     The Company has completed 20 property renovations and currently has five property renovations in progress with respect to its existing portfolio at an estimated aggregate cost of $6.1 million, and expects to perform ten property renovations with respect to the Pending Acquisitions at an estimated approximate aggregate cost of $6.1 million.

     Major Rehabilitation. The Company seeks opportunities to purchase well-located but older apartment communities which will benefit from a thorough rehabilitation of both the exterior and unit interiors of such properties. These rehabilitations, which generally involve capital expenditures of greater than $6,000 per unit, typically result in significant rental rate increases reflecting the improved attractiveness of the community to residents.

     An example of a major rehabilitation project of the Company is The Avalon on Abernathy in Atlanta, Georgia. Approximately $18,900 per unit was invested in the property in 1992 and 1993, which underwent extensive exterior and interior improvements. This rehabilitation resulted in a 45% increase in the average monthly rent per apartment unit over a 24-month period. The Company has completed eight major rehabilitation projects and currently has one major rehabilitation project in progress with respect to its existing portfolio at an estimated cost of $1.3 million.

     Development. Certain of the Company's markets have provided opportunities to develop new apartment communities and to expand existing communities which offer attractive yields on investment. The Company's team has developed or expanded apartment communities in Raleigh, North Carolina; Greenville, South Carolina; and Atlanta, Georgia, and its development pipeline includes properties located in the Baltimore, Maryland; Dallas, Texas; Durham, North Carolina; and Greenville, South Carolina metropolitan areas. The Company intends to continue to develop and build at a rate of 500 to 1,500 units per year.

     The Company has completed four development/expansions and currently has three such projects in progress with respect to its existing portfolio at an aggregate estimated total investment of approximately $64.2 million, and is under contract to acquire four development projects currently in progress for an aggregate estimated total investment of approximately $74.4 million.

     From time to time, the Company has, and in the future may, take advantage of the following additional value-added strategies:

     Troubled Mortgage Conversions. Occasionally, the Company seeks opportunities to acquire non-performing and delinquent mortgages with the expectation of converting such investments into the ownership of the underlying real estate. A total of six apartment communities are currently owned by the Company which were acquired in such manner.

     Property Sales and Reinvestment. The Company constantly evaluates its portfolio and will sell certain assets when very attractive prices are being offered or when the Company intends to exit, or resize its concentration in, a particular market. Since January 1, 1996, the Company has sold two apartment communities and reinvested the proceeds of such sales by acquiring or developing additional apartment communities.

     Economies of Scale. The Company seeks to acquire properties in certain of its current markets to achieve operating efficiencies in such markets through economies of scale. An example of this strategy is the Company's recent acquisition of five apartment communities containing approximately 1,500 units in Dallas, Texas.

     The major focus for near term growth will be in property renovations and rehabilitations as a result of the significant supply of apartment communities suitable for such enhancements which the Company believes are owned by, and available for purchase from, private and public partnerships that have matured in their life cycle and are looking for an exit vehicle for their partners. In addition, the Company's experience demonstrates that there are many private real estate companies that manage such partnerships which are interested in contributing their portfolios and adding their management talent to that of an existing REIT through a tax-deferred structure. To capitalize on these opportunities, the Company recently began the implementation of a regional partner strategy.


The Regional Partner Strategy
     The Company believes that local expertise is important to the success of its business. The Company, therefore, seeks to acquire the assets and operations of skilled and proven apartment owners and developers and to establish such companies as regional divisions of the Company, thereby enhancing the Company's ability to acquire, develop and manage apartment communities in such regions. This strategy offers private apartment owners and developers the opportunity to contribute their direct ownership interests in such assets to the Company in exchange for Units on a tax-deferred basis, and to have significant involvement in the future management of the Company as the head of a regional division, responsible for acquisition, development and asset management activities within such regions. These mergers should permit the Company to grow by combining each regional division's acquisition and development skills with the Company's access to capital and property management expertise. The Company expects to realize economies of scale through the integration of the property management operations of the acquired portfolio into the Company's management infrastructure. Each regional division is expected to be headed by a regional president who has operated a successful apartment company in such region and has demonstrated the ability to acquire, develop and operate assets which fit the Company's criteria. The commitment of each regional division president to the Company will be assured by virtue of such person's significant investment in the Company as a result of having contributed such person's portfolio for equity in the Company.

     The Questar Transaction, the first transaction utilizing this strategy, will close immediately following, and is conditioned upon, the closing of this Offering. As part of this transaction, the Company will acquire 18 existing apartment communities and the management operations thereof (which includes the management operations of certain third-party properties) and four development projects in the greater Baltimore area together with the exclusive right to acquire all apartment projects developed by Questar Builders which meet the Company's acquisition and development criteria. Stephen M. Gorn, the President and Chief Executive Officer of Questar Companies, who has over 25 years of experience in the apartment business, will become President of the Mid-Atlantic Division of the Company. See "The Questar Transaction."

Internal Growth
     Based on the Company's experience, much of the opportunity to create value for shareholders exists in the day-to-day property management operation. The Company expects to maximize current and future cash flows by enhancing its property management operation with its in-depth knowledge of its markets, its emphasis on customer satisfaction, and its commitment to capital expenditure programs.

     Utilizing both industry research and the Company's local market knowledge, the Company determines the rent growth potential in its markets by analyzing a variety of factors, including employment growth, vacancy rates and competition from existing and future apartment communities. This analysis enables the Company, in each of its markets, to formulate and implement strategies for rent and occupancy growth. The Company currently employs a leasing methodology which focuses on future availability of apartment units rather than on current vacancies, thereby allowing the Company to maximize occupancies. The Company also captures additional rent growth by quickly adjusting rents depending on the supply and demand for certain unit types.

     In addition, the Company's property management teams focus on providing superior service to the Company's residents in an effort to ensure customer satisfaction. In so doing, the Company successfully expects to retain current residents and attract new residents.

     The Company's experience is that well-maintained properties will provide attractive yields over time. Therefore, the Company makes continual capital investments in its apartment communities in order to ensure resident satisfaction, remain competitive, and enhance the value of its properties. Further, the Company continually evaluates opportunities to renovate, rehabilitate and expand its existing portfolio in order to enhance investment yields.


Financing Strategies
     Following the completion of the Offering and the Pending Acquisitions, on a pro forma as adjusted basis, the Company's ratio of Company Debt to total market capitalization will be approximately 38%, and Company Debt will be approximately $370 million. Of the $370 million of pro forma as adjusted Company Debt, approximately $364 million (98%) is fixed-rate indebtedness with a weighted average final maturity of approximately 15 years and a weighted average interest rate of 7.8%.

     The Company has a policy of limiting Company Debt to 50% of the value of its assets. The Organizational Documents, however, do not limit the amount of Company Debt that the Company may incur. The amount of indebtedness the Company may incur, and the policies with respect thereto, are solely within the discretion of the Company's Board of Directors, and as such, may be amended by the Board of Directors without shareholder approval. The Company believes that based upon both its internally-generated estimated values and upon estimated values calculated using valuation parameters consistent with the Company's credit facilities, the Company is in compliance with such debt policy and will continue to be in compliance with such policy, upon fully drawing the unused commitments under the BankBoston and FNMA Facilities.

     The Company believes that its access to capital through its credit facilities, sources of private equity and debt financing and utilization of Units as currency, as well as its access to the public capital markets, provide it with capital to fund its acquisition, development and capital expenditure requirements and a competitive advantage over certain competitive bidders who have less access to capital. Further, the Company intends to negotiate with lenders to convert the BankBoston Facility from a secured to an unsecured facility.


Acquisition Activities
     Since January 1, 1997, the Company has acquired 12 apartment communities containing approximately 2,800 units for a total investment of approximately $136.1 million, including the assumption of approximately $34.8 million of mortgage indebtedness and the issuance of approximately $12.5 million of Units.


     In January 1997, the Company acquired Westchester West, a 345-unit apartment community located in Silver Spring, Maryland for a total investment of approximately $17.7 million, which includes approximately $1.6 million of anticipated additional acquisition capital expenditures. The Company paid cash of approximately $900,000, assumed debt of approximately $11.4 million and issued 388,333 Units, having a value of approximately $3.8 million, the issuance of 50,000 Units of such amount is deferred until January 1998.

     In May 1997, in conjunction with the exchange of Brookwood Village (described below under "Divestiture of Retail Assets"), the Company acquired the Polos West and Sun Chase apartment communities for an aggregate total investment of approximately $15.8 million, which includes the assumption of $5.7 million of mortgage indebtedness and $1.9 million of anticipated additional acquisition capital expenditures. Polos West is a 200-unit garden style apartment community located in Winter Garden, Florida, a suburb of Orlando. Sun Chase is a 168-unit garden style apartment community located in Bradenton, Florida.

     Between July 1, 1997 and September 30, 1997, the Company acquired four town home apartment communities containing approximately 600 units which are located in Glen Burnie and Millersville, Maryland, both of which are suburbs of Baltimore. The properties were acquired for a total investment of $31.6 million, which includes $1 million in cash, the assumption of $17.7 million of mortgage indebtedness, the issuance of Units valued at $8.7 million, and an anticipated investment of approximately $4.2 million of additional acquisition capital expenditures.

     In October 1997, the Company also acquired five apartment communities containing approximately 1,500 units which are located in Dallas, Texas for a total investment of approximately $70.9 million in cash, including an anticipated investment of approximately $3.7 million of additional acquisition capital expenditures.

     Upon completion of this Offering, the Company intends to close the Questar Transaction, which will add 18 apartment communities consisting of approximately 3,700 units to the Company's portfolio.

     In 1996, the Company acquired the following eight apartment communities for an aggregate total investment of approximately $129 million, including the issuance of 2,123,303 Units valued at approximately $22.2 million and the assumption of approximately $53.2 million of mortgage indebtedness:

     Property                        Location        Units
     ---------                       --------       ------
     Benchmark  ............... Irving, TX             250
     Golf Side  ............... Haltom City, TX        402
     Hunters Glen  ............ Plano, TX              276
     Pleasant Woods   ......... Dallas, TX             208
     Prescott Place I    ...... Mesquite, TX           318
     Prescott Place II   ...... Mesquite, TX           336
     Providence    ............ Dallas, TX             244
     Berkshire Towers    ...... Silver Spring, MD    1,119
                                                     ------
         Total  ................................     3,153
                                                     ======

Development Activities
     Certain of the Company's markets have provided opportunities to develop new apartment communities and to expand existing communities which provide attractive yields on investment. The Company's team has developed apartment communities in Raleigh, North Carolina; Greenville, South Carolina; and Atlanta, Georgia, and its development pipeline includes projects in Baltimore, Maryland; Dallas, Texas; Durham, North Carolina; and Greenville, South Carolina. The Company has completed four development/expansions and currently has three such projects in progress with respect to its existing portfolio at an aggregate estimated total investment of approximately $64.2 million, and is under contract to acquire four development projects currently in progress for an aggregate estimated total investment of approximately $74.4 million. The Company intends to continue to develop and build at a rate of 500 to 1,500 units per year.

     In the first quarter of 1997, the Company completed the construction of a 96-unit expansion of Brookfield Trace, an existing community in Mauldin (Greenville), South Carolina for a total investment of approximately $6.7 million.

     The following table sets forth certain data regarding the Company's development pipeline:


                                                 Planned       Estimated         Estimated
                                                Apartment        Total          Completion
Property                           Location       Units       Investment           Date                  Status
----------------------------   ---------------- ---------   --------------   -------------------   ------------------
                                                            (in thousands)
Developments in Progress:
Liriope(1)   ...............   Belcamp, MD           84      $    7,600(2)   Fourth Quarter 1997   Under construction
Granite Run(1)  ............   Baltimore, MD        264          25,500(2)   Fourth Quarter 1998   Under construction
Berkshires at
Crooked Creek   ............   Durham, NC           296          20,200      Fourth Quarter 1998   Under construction
Indigo land  ...............   Dallas, TX           120           9,000      First Quarter 1999        In design
Avalon I(1)  ...............   Pikesville, MD       258          25,900(2)   Fourth Quarter 1999       In design
Avalon II(1) ...............   Pikesville, MD       147          15,400(2)   Fourth Quarter 1999       In design
Inglesby land   ............   Greenville, SC       500          35,000      First Quarter 2000        In design

Land Held for Development:
Garlington Road land  ......   Greenville, SC        --              --               --                  --
                                                  ------     -----------
  Total   ..................                      1,669      $  138,600
                                                  ======     ===========

--------
(1) Developments to be acquired in connection with the Pending Acquisitions. See "The Questar Transaction."
(2) The Estimated Total Investment is based on the Company's current estimates under development contribution agreements for such projects.

Divestiture of Retail Assets

     While the Company investment and ownership focus is centered on apartment communities, it also owns a portfolio of three shopping centers. In 1996, the Company announced a plan to liquidate its retail portfolio over time and reinvest the proceeds in apartment community acquisitions or developments. To date, the Company has sold four of its retail assets for approximately $52 million, and is under contract to sell another retail asset, Tara Crossing, for approximately $9.5 million.


Other Dispositions
     In January 1997, the Company sold Howell Commons Apartments, a 348-unit apartment community located in Greenville, South Carolina for approximately $13 million. This property, which the Company had owned since its formation, was located in a less accessible location than the Company's other properties in Greenville.


Financing Activities
     On September 25, 1997, the Company issued approximately 2,737,000 shares of its Series 1997-A Convertible Preferred Stock in a private placement to Westbrook Real Estate Fund II, L.P. and Morgan Stanley Asset Management resulting in gross proceeds of approximately $68.4 million. These proceeds were used to acquire five unleveraged apartment communities containing approximately 1,500 units in Dallas, Texas. The Series 1997-A Preferred will pay a preferred dividend of 9% based on the purchase price of $25 per share and are convertible in the aggregate into 5,643,420 shares of Common Stock. Holders of the Series 1997-A Preferred are entitled to vote on an as converted basis, together with the holders of Common Stock as one class, on all matters on which the holders of Common Stock are entitled to vote. Upon completion of the Offering, the holders of the Series 1997-A Preferred will have approximately 13.5% of the voting rights with respect to matters upon which the Series 1997-A Preferred and Common Stock vote as a class. Further, the holders of the Series 1997-A Preferred are entitled to elect one director to the Board of Directors of the Company. Paul D. Kazilionis, a managing principal and co-founder of Westbrook Real Estate Partners, L.L.C., the general partner of Westbrook, has been elected to the Company's Board of Directors by direction of the holders of the Series 1997-A Preferred.

     As of the date hereof, the Company has 6,287,166 outstanding Units which, if converted on October 13, 1997 at the closing sales price per share of Common Stock of $121/8, would represent approximately $76.2 million of additional equity capital. These Units were issued in connection with the Company's transition to self-administration and self-management and the property acquisitions described above. Upon the closing of the Questar Transaction, 1,749,883 additional Units will be issued. See "The Questar Transaction."

     The Company has two secured credit facilities, the BankBoston Facility and the FNMA Facility, which is comprised of the FNMA Revolver and FNMA Term. As of the date hereof, the Company has approximately $26.0 million outstanding under the BankBoston Facility, approximately $29 million outstanding under the FNMA Revolver and approximately $63.3 outstanding under the FNMA Term. A portion of the Offering proceeds will be used to pay down BankBoston Facility and the FNMA Revolver, which will leave the Company with approximately $85 million in unused commitments under such credit facilities for acquisitions or other corporate purposes. The Company will also have additional borrowing capacity against its unencumbered assets.

     In addition, the Company finances its property acquisitions with mortgage loans on individual apartment communities. As of September 30, 1997, the Company had 19 of its apartment communities encumbered by fixed-rate mortgages with an aggregate outstanding principal balance of approximately $145 million and three apartment communities encumbered by fixed-rate tax-exempt mortgages with an aggregate outstanding principal balance of approximately $26 million. These mortgages have a weighted average interest rate of 7.8% and a weighted average maturity of 13 years. Further, the Company has a variable rate tax-exempt bond encumbered by one property with a semi-annual repriced floating interest rate of 70% of the prime rate, which matures in December 2003.


     Following the completion of the Offering and the Pending Acquisitions, on a pro forma as adjusted basis, the Company's ratio of total Company Debt to total market capitalization will be approximately 38%, and Company Debt will be approximately $370 million. Of the $370 million of pro forma as adjusted Company Debt, approximately $364 million (98%) is fixed-rate indebtedness with a weighted average final maturity of approximately 15 years and a weighted average interest rate of 7.8%.

     The Company has a policy of limiting Company Debt to 50% of the value of its assets. The amount of indebtedness the Company may incur, and the policies with respect thereto, are solely within the discretion of the Company's Board of Directors, and as such, may be amended by the Board of Directors without shareholder approval. The Company believes that based upon both its internally-generated estimated values and upon estimated values calculated using valuation parameters consistent with the Company's credit facilities, the Company is in compliance with such debt policy and will continue to be in compliance with such policy, upon fully drawing the unused commitments under the BankBoston and FNMA Facilities.

     The Company conservatively manages both interest rate risk and maturity risk. With regard to the interest rate risk, the Company entered into a five-year fixed-interest-rate swap agreement in 1995 with a bank as counterparty for a $40 million notional contract, thereby fixing variable rate exposure at 6.06% on that amount. The Company will continually reassess its rate exposure relative to debt levels and will execute additional interest rate protection as circumstances dictate. As of September 30, 1997, the Company has fixed or hedged debt of 90% of total debt.


                                USE OF PROCEEDS

     The net cash proceeds to the Company from the Offering, after deducting underwriting discounts and commissions and estimated expenses of the Offering, are estimated to be approximately $113.8 million (approximately $131.0 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use the net proceeds from the Offering to fund $32.1 million of the Questar Transaction, to repay approximately $26.0 million outstanding under the BankBoston Facility, approximately $29 million outstanding under the FNMA Revolver, approximately $8 million of indebtedness under the Company's Master Repurchase Agreement with CS First Boston ("Master Repurchase Agreement"), and the remainder for general corporate purposes. To the extent that the Underwriters' over-allotment option is exercised in full, the Company expects to use the additional net proceeds of up to approximately $17.2 million for future acquisition and development activities and general corporate purposes. The outstanding amounts under the BankBoston Facility and FNMA Revolver to be repaid with the proceeds of the Offering have a weighted average maturity of one year and eight months and a weighted average interest rate of 6.6%.

     Pending application of the net proceeds as set forth above, such net proceeds will be invested in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with the Company's intention to qualify for taxation as a REIT. Such investments may include, for example, obligations of the Government National Mortgage Association, government and government agency securities, certificates of deposit, commercial paper, money market funds that invest in government securities and interest-bearing bank deposits.

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1997 on a historical basis, on a pro forma basis assuming, as of such date, (i) the completion of the Offering and the application of the net proceeds as described under the caption "Use of Proceeds," (ii) the acquisition of the Pending Acquisitions, (iii) the offering of the Series 1997-A Preferred and the application of the proceeds therefrom, and (iv) the acquisition of the Recent Acquisitions which occurred after June 30, 1997, and on a pro forma as adjusted basis assuming the pro forma adjustments listed above and additional indebtedness incurred after June 30, 1997 to fund the Company's capital expenditures and development activities, and for general corporate purposes. The information set forth in the following table should be read in conjunction with the financial statements and notes thereto incorporated by reference herein and in the accompanying Prospectus and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

                                                                      June 30, 1997
                                                                                      Pro Forma
                                                       Historical     Pro Forma      As Adjusted
                                                      ------------   -----------   ----------------
                                                          (in thousands, except per share data)
INDEBTEDNESS:
Financing Facilities    ...........................    $ 125,610     $ 55,950       $    63,345(3)
Mortgage Notes Payable  ...........................      165,897      315,237           306,221(4)
MINORITY INTEREST IN OPERATING
 PARTNERSHIP:                                             57,715       86,950            86,950
SHAREHOLDERS' EQUITY:
Preferred Stock, $0.01 par value, 60,000,000 shares
 authorized, no shares of Series 1997-A
 Convertible Preferred Stock issued and
 outstanding; 2,737,000 shares issued and
 outstanding on a pro forma and pro forma as
 adjusted basis   .................................           --           27                27
Common Stock, $0.01 par value, 140,000,000
 shares authorized, 25,987,348 shares issued and
 outstanding; 36,387,347 shares issued and
 outstanding on a pro forma and pro forma as
 adjusted basis(1)(2)   ...........................          260          364               364
Additional paid-in capital    .....................      229,016      413,188           413,188
Retained deficit  .................................      (12,039)     (12,039)          (12,039)
Loan receivable-officer    ........................         (983)        (983)             (983)
Treasury stock (506,497 shares of Common Stock)   .       (1,743)      (1,743)           (1,743)
                                                       ---------     ---------      ------------
  Total capitalization  ...........................    $ 563,733     $856,951       $   855,330
                                                       =========     =========      ============

--------
(1) Does not include (a) 6,287,166 shares of Common Stock reserved for issuance upon the exchange of outstanding Units, (b) 2,997,245 shares of Common Stock reserved for issuance upon the exercise of outstanding Warrants, (c) 5,643,420 shares of Common Stock reserved for issuance upon conversion of the Series 1997-A Preferred, (d) 1,749,883 shares of Common Stock to be reserved for issuance upon the exchange of a maximum of 1,749,883 Units (based on a Common Stock price of $11.75 per share which is the maximum share price to be used in calculating the amount of Units and shares of Common Stock to be issued in connection with the Questar Transaction) to be issued, and the 400,000 shares of Common Stock to be issued, each in connection with the Questar Transaction, (e) 1,114,300 shares of Common Stock reserved for issuance on the exercise of the outstanding Options, 824,000 of which are currently exercisable and 320,880 of which become exercisable in one to three years, (f) 406,933 Units related to property acquisitions which are deferred as to issuance until January 1, 1998, (g) 1,191 shares of Common Stock issued in connection with the exercise of 1,191 Warrants, subsequent to June 30, 1997 and (h) 332,796 shares of Common Stock issued in connection with the exchange of 332,796 Units, subsequent to June 30, 1997.
(2) Assumes the Underwriters' over-allotment option to purchase up to 1,500,000 shares of Common Shares is not exercised. See "Underwriting."
(3) Pro Forma As Adjusted Indebtedness-Financing Facilities consists of Pro Forma Indebtedness-Financing Facilities of $55,950 adjusted for the effect of additional indebtedness incurred after June 30, 1997 of $7,395.
(4) Pro Forma As Adjusted Indebtedness-Mortgage Notes Payable consists of Pro Forma Indebtedness-Mortgage Notes Payable of $315,237 adjusted for the effect of the repayment of indebtedness after June 30, 1997 of $6,016.

                     SELECTED FINANCIAL AND OPERATING DATA

     The following table sets forth selected historical and pro forma financial and other data for the Company. The following summary selected financial information should be read in conjunction with the financial statements and notes thereto included or incorporated by reference herein.

     The historical financial data as of and for the years ended December 31, 1996, 1995 and 1994 have been derived from audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended.

     The historical financial data at June 30, 1997 and for the six months ended June 30, 1997 and June 30, 1996 are derived from the unaudited consolidated financial statements incorporated by reference herein. The unaudited financial information includes all adjustments (consisting of normal recurring adjustments) that management considers necessary for fair presentation of the combined financial position and results of operations for these periods. Combined operating results for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the entire year ended December 31, 1997.

     The unaudited pro forma adjustments and operating information for the six months ended June 30, 1997 and the year ended December 31, 1996 are presented as if the completion of the Offering, the completion of the Pending Acquisitions, the issuance of Series 1997-A Preferred Stock, the conversion to self-management and self-administration and all acquisition and disposition activity during the respective period occurred at the beginning of the periods presented. By necessity, such pro forma operating information incorporates certain assumptions which are described in the notes to the pro forma financial information included or incorporated by reference herein. The unaudited pro forma balance sheet data is presented as if the aforementioned transactions had occurred on June 30, 1997.

     The pro forma information does not purport to represent what the Company's financial position or results of operations would actually have been if these transactions had, in fact, occurred on such date or at the beginning of the period indicated, or to project the Company's financial position or results of operations at any future date or for any future period.

                Berkshire Realty Company, Inc. and Subsidiaries
                     Selected Financial and Operating Data


                                             Six months ended June 30,                        Year ended December 31,
                                       ------------------------------------- ---------------------------------------------------
                                         Pro Forma         Historical          Pro Forma              Historical
                                       ------------ ------------------------ -----------   -------------------------------------
                                          1997          1997          1996       1996          1996          1995        1994
                                       ------------ ------------  ---------- -----------   -----------    ---------    ---------
                                       (unaudited)  (unaudited)  (unaudited) (unaudited)
                                                                 (in thousands, except per share data)
Operating Data:
Revenue:
 Rental    ........................... $  69,629    $  49,709    $  40,596   $   135,151    $   89,451      $ 70,068    $ 63,222
 Other income ........................     4,269        2,379        1,994         9,743         3,551         4,373       5,249
                                       -----------  -----------  ----------- ------------   -----------     --------    --------
  Total revenues .....................    73,898       52,088       42,590       144,894        93,002        74,441      68,471
Expenses:
 Property operating ..................    20,929       15,425       11,949        45,516        29,374        22,911      22,355
 Real estate taxes  ..................     7,214        4,718        4,316        12,965         8,654         7,016       6,401
 Property management fees ............        29          819        1,952           171         4,325         3,421       3,069
 Property management operations ......     5,010        2,156          657         5,753            --            --          --
 General and administrative  .........     2,426        2,426        2,319         4,670         4,646         2,920       3,279
 Interest  ...........................    15,131       11,485        8,917        30,817        20,501        15,618      10,794
 Amortization of intangible assets         5,068        1,527          448        10,137         1,121            --          --
 Costs associated with Advisor
  Transaction ........................     1,200        1,200           --            --            --            --          --
 Non-recurring charges ...............        --           --           --           442           442         1,728       2,555
 Provision for losses  ...............        --           --           --         4,700         7,500            --          --
 Depreciation and amortization  ......    23,207       15,579       12,986        46,031        29,050        21,984      19,507
                                       -----------  -----------  ----------- ------------   -----------     --------    --------
  Total expenses .....................    80,214       55,335       43,544       161,202       105,613        75,598      67,960
                                       -----------  -----------  ----------- ------------   -----------     --------    --------
Income (loss) from operations   ......    (6,316)      (3,247)        (954)      (16,308)      (12,611)       (1,157)        511
Minority interest in Operating
 Partnership  ........................     1,634          571           62         3,913         1,136            70          --
Income (loss) from joint venture,
 net of minority interest    .........       308         (418)         616           754        (2,737)        1,387       1,178
                                       -----------  -----------  ----------- ------------   -----------     --------    --------
Income (loss) before gains on sales
 and extraordinary items  ............    (4,374)      (3,094)        (276)      (11,641)      (14,212)          300       1,689
Gains on sales of properties, net of
 minority interest  ..................        --        5,365           --            --            53        15,386       4,069
                                       -----------  -----------  ----------- ------------   -----------     --------    --------
Net income (loss) before
 extraordinary items   ...............    (4,374)       2,271         (276)      (11,641)      (14,159)       15,686       5,758
Extraordinary items, net of minority
 interest  ...........................        --           --           --            --          (149)         (901)         --
                                       -----------  -----------  ----------- ------------   -----------     --------    --------
Net income (loss)   ..................    (4,374)       2,271         (276)      (11,641)      (14,308)       14,785       5,758
Income allocated to preferred
 shareholders ........................     3,079           --           --         6,158            --            --          --
                                       -----------  -----------  ----------- ------------   -----------     --------    --------
Net income (loss) available to
 common shareholders   ............... $  (7,453)   $   2,271    $    (276)  $   (17,799)   $  (14,308)     $ 14,785    $  5,758
                                       ===========  ===========  =========== ============   ===========     ========    ========
Net income per share   ............... $   (0.21)   $    0.09    $   (0.01)  $     (0.50)   $    (0.56)     $   0.58    $   0.23
                                       ===========  ===========  =========== ============   ===========     ========    ========
Weighted average shares of
 Common Stock outstanding ............    35,851       25,451       25,393        35,793        25,393        25,393      25,391
Weighted average shares of
 Common Stock and Units
 outstanding  ........................    43,400(1)    30,852(2)    27,109(3)     43,342(1)     27,914(3)     25,752      25,391
Balance Sheet Data, at period end:
Real estate, before accumulated
 depreciation ........................ $ 884,003    $ 630,365    $ 640,521            --    $  646,002      $541,143    $510,578
Real estate, after accumulated
 depreciation ........................   775,205      510,481      535,310            --       519,057       449,859     418,333
Cash and cash equivalents ............    29,225        8,231        9,311            --         7,016        11,143      10,492
Total assets  ........................   871,333      578,115      590,609            --       569,670       486,968     458,207
Total indebtedness  ..................   371,187      291,507      290,764            --       295,166       211,291     179,079
Shareholders' equity   ...............   398,814      214,511      249,086            --       223,654       260,788     268,591

                                         Six months ended June 30,                        Year ended December 31,
                                 ----------------------------------------- ------------------------------------------------------
                                   Pro Forma           Historical            Pro Forma                  Historical
                                 ------------- --------------------------- ------------- ----------------------------------------
                                     1997          1997          1996          1996          1996          1995          1994
                                 ------------- ------------- ------------- ------------- ------------- ------------- ------------
                                  (unaudited)   (unaudited)   (unaudited)   (unaudited)   (unaudited)   (unaudited)   (unaudited)
                                                              (in thousands, except per share data)
Other Data:
Funds from operations (4)    ...    $20,756     $  16,450     $  14,081       $40,710     $  28,939     $  26,031     $  25,707
Company's share of funds from
 operations (4)  ...............     17,146        13,570        13,190        33,619        26,325        25,668        25,707
Cash flow provided by operating
 activities (5)  ...............                   15,743        13,545                      27,504        25,029        22,432
Cash flow provided by (used in)
 investing activities (5) ......                   19,955       (40,823)                    (36,393)      (25,049)      (53,784)
Cash flow provided by (used in)
 financing activities (5) ......                  (34,483)       25,447                       4,761           670        33,835

--------
(1) Excludes the effect of: (i) 406,993 Units related to property acquisitions which are deferred as to issuance until January 1, 1998; (2) 695,251 Units to be issued pursuant to the Questar Transactions which are restricted as to distributions until one year from the date of closing of such transaction; and (3) the issuance of 100,000 Units on October 8, 1997 pursuant to the obtainment of certain per share benchmarks, in connection with the Advisor Transaction (as defined herein). See "The Company--General."
(2) Excludes the effect of 150,000 Units related to property acquisitions which are deferred as to issuance until January 1998.
(3) Excludes the effect of 543,500 Units related to a property acquisition which are deferred as to issuance until January 1, 1997 through January 1, 1998.
(4) Industry analysts generally consider FFO to be an appropriate measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the company to incur and service debt and make capital expenditures. However, FFO should not be considered by the reader as a substitute to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company believes that in order to facilitate a clear understanding of the operating results of the Company, FFO should be analyzed with net income (loss) as presented in the financial statements and information presented elsewhere. FFO is presented in accordance with a resolution adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, and is defined as net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and sales of properties, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The methodology used by the company when calculating FFO may differ from that of other equity REIT's and, therefore, may not be comparable to such other REIT's. In addition, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments. FFO is presented for the periods presented as follows:

                                         (footnotes continued on following page)

(footnotes continued from previous page)

                                               Six months ended June 30,                      Year ended December 31,
                                          ----------------------------------  ----------------------------------------------------
                                           Pro Forma           Historical      Pro Forma                  Historical
                                          ----------  ----------------------  ----------- ----------------------------------------
                                             1997        1997        1996        1996         1996         1995            1994
                                          ---------   ---------    ---------  ----------    ---------     --------      ---------
                                                                 (in thousands, except per share data)
                                         (unaudited)  (unaudited)  (unaudited)  (unaudited)(unaudited)  (unaudited)  (unaudited)
Reconciliation of Net Income to FFO:
Net income (loss) from operations    ..... $ (6,316)   $ (3,247)   $   (954)   $(16,308)    $ (12,612)     $ (1,157)    $   511
Joint venture net operating income   .....      676       1,412       1,620       1,866         3,437         3,476       3,134
Amortization of intangibles ..............    5,068       1,526         448      10,137         1,121            --          --
Cost associated with Advisor
 Transaction .............................    1,200       1,200          --          --            --            --          --
Depreciation    ..........................   23,207      15,559      12,967      46,031        29,051        21,984      19,507
Non-recurring charges    .................       --          --          --         442           442         1,728       2,555
Provision for losses  ....................       --          --          --       4,700         7,500            --          --
Income allocated to preferred
 shareholders   ..........................    3,079          --          --      (6,158)           --            --          --
                                           --------    --------    --------   $--------     ---------      --------     -------
Funds from operations (4)   .............. $ 20,756    $ 16,450    $ 14,081      40,710     $  28,939      $ 26,031     $25,707
                                           ========    ========    ========    ========     =========      ========     =======
Reconciliation of FFO to net cash
 provided by operating activities:
Funds from operations (4)   ..............             $ 16,450    $ 14,081                 $  28,939      $ 26,031     $25,707
Joint venture net operating income   .....               (1,412)     (1,620)                   (3,437)       (3,476)     (3,134)
Discount amortization    .................                  (75)       (313)                     (512)         (535)     (1,468)
Amortization of deferred financing
 costs    ................................                  721         477                     1,052         1,446       1,097
Distributions from joint venture(s)  .....                   --       1,304                        --         1,387       1,178
Issuance of stock warrants  ..............                   --          --                        --            --       1,638
Change in current assets and liabilities .                   11        (404)                    1,881         1,904         (31)
Non recurring charges    .................                   --          --                      (442)       (1,728)     (2,555)
Stock purchase loan forgiveness   ........                   17          --                        --            --          --
Non-employee stock option plan    ........                   11          --                        23            --          --
Other  ...................................                   20          20                        --            --          --
                                                       --------    --------                 ---------      --------     -------
Net cash provided by operating
 activities  .............................             $ 15,743    $ 13,545                 $  27,504      $ 25,029     $22,432
                                                        ========    ========                =========      ========     =======



(5) Pro forma information relating to cash flows from operating, investing and financing activities has not been included because the Company believes that the information would not be meaningful due to the number of assumptions required in order to calculate this information.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


General
     The Company's operating performance as measured by cash flows and FFO has been affected over the last several years by events of a non-recurring nature. The Company's transition to a self-advised, self-managed UPREIT, the divesture of a large portion of its retail portfolio, and the restructuring of maturities in connection with certain of the Company's indebtedness have each had a dilutive impact on operating cash flow and FFO in the short term, but have been implemented to increase, and management expects such steps will increase, operating cash flows and FFO in the long term.

     The Company's decision to become self-advised in 1996, while increasing cash flows, negatively impacted FFO for 1996 due to a change in accounting treatment associated with property acquisition costs. Prior to becoming self-advised, the acquisition fees paid to the Company's advisor were capitalized into the cost of acquired assets. After becoming self-administered, the internalized acquisitions staff and the associated overhead is being expensed, resulting in dilution to FFO in 1996 when compared to 1995.

     The Company's retail portfolio has historically grown at a much lower rate than the apartment portfolio. The percentage contribution to NOI generated by the retail portfolio has diminished over time due to the growth in the apartment portfolio. On a pro forma basis for the year ended December 31, 1996, the retail NOI accounted for approximately 5.0% of the Company's total NOI. Retail same store NOI grew at a pace of 2.6%, 4.8% and 0.6%, respectively, for the years ended 1994, 1995 and 1996 as compared to apartment same store NOI growth of 7.3%, 15.5% and 8.9%, respectively, for the same periods. The retail portfolio represented 40%, 30% and 24% of the Company's same store NOI for the years ended 1994, 1995 and 1996, respectively. The divestiture of the retail portfolio will also have a short-term dilutive impact on earnings because the assets are typically sold at a higher capitalization rate than the capitalization rate realized from the resulting apartment community reinvestment.

     In 1994, the Company began the process of refinancing approximately $120 million of variable-rate indebtedness to fixed-rate indebtedness to mitigate both interest rate and maturity risks. Approximately $62 million of fixed-rate debt was borrowed at interest rates averaging approximately 150 basis points above the variable-rate indebtedness it replaced, which impacted results of operations, cash flows and FFO for both 1994 and 1995.

     It is not anticipated that the Company will continue to experience transactions which represent major structural or operational repositionings as detailed above. The Company has completed all of its major initiatives associated with restructuring its balance sheet and becoming fully-integrated. Therefore, FFO is expected to reflect more closely the growth of NOI from the Company's apartment portfolio.


Liquidity and Capital Resources
     As of the closing of the Offering and the Pending Acquisitions, on a pro forma as adjusted basis, the Company expects to have approximately $85 million in unused commitments under its credit facilities as well as approximately $21 million of additional borrowing capacity on unencumbered assets. The Company believes that the credit facilities and future borrowing capacity are adequate for its short-term capital needs. The Company intends to use these resources for future acquisitions and development and for other general corporate purposes.


     Following the completion of the Offering and the Pending Acquisitions, on a pro forma as adjusted basis, the Company's ratio of total Company Debt to total market capitalization will be approximately 38%, and Company Debt will be approximately $370 million. Of the $370 million of pro forma as adjusted Company Debt, approximately $364 million (98%) is fixed-rate indebtedness with a weighted average final maturity of approximately 15 years and a weighted average interest rate of 7.8%.

     The Company's policy is to limit Company Debt to 50% of the value of the Company's assets. The Company has a policy of limiting Company Debt to 50% of the value of its assets. The Organizational Documents, however, do not limit the amount of Company Debt that the Company may incur. The amount of indebtedness the Company may incur, and the policies with respect thereto, are solely within the discretion of the Company's Board of Directors, and as such, may be amended by the Board of Directors without shareholder approval. The Company believes that based upon both its internally-generated estimated values and upon estimated values calculated using valuation parameters consistent with the Company's credit facilities, the Company is in compliance with such debt policy and will continue to be in compliance with such policy, upon fully drawing the unused commitments under the BankBoston and FNMA Facilities.

     The Company has considered its short-term liquidity needs and the adequacy of its cash flows and other expected liquidity sources to meet these needs. The Company believes that its principal short-term liquidity needs are to fund normal recurring capital expenditures, debt service requirements and distributions on its Series 1997-A Preferred and Common Stock. The Company anticipates that these needs will be funded from the Company's working capital and the cash flows provided by operating activities.

     The Company expects to meet its long-term liquidity requirements for the funding of activities such as development, property acquisitions, scheduled debt maturities, renovations, major rehabilitations and other non-recurring capital improvements through long-term secured and unsecured indebtedness and the issuance of additional equity and/or debt securities by the Company and the Operating Partnership. The Company also intends to borrow under its lines of credit to fund property acquisitions, development, redevelopment, expansions and capital improvements on an interim basis.


Business Conditions/Risks
     The Company believes that favorable economic conditions exist in substantially all of its real estate markets. For the Company's stabilized apartment communities, physical occupancy was 96% as of June 30, 1997, which generally reflects current market conditions. In addition, the Company continues to maintain competitive rental rates by providing customer-oriented services and well-maintained units, which the Company believes distinguishes it from its competition. Through intense asset management efforts, the Company expects to realize increased performance from its real estate assets and to maintain its favorable occupancy and rental rates; however, no assurances can be made in this regard.

     The Company is involved in legal actions and claims in the ordinary course of its business. It is the opinion of management and its legal counsel that such litigation and claims should be resolved without material effect on the Company's financial position.


Forward-Looking Statements
     This Prospectus Supplement and the Prospectus accompanying it and other reports incorporated by reference contain certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from results or plans expressed or implied by such forward-looking statements. Such factors include, among other things, adverse changes in the real estate markets, risk of default under the Company's outstanding indebtedness due to increased borrowing, financial condition and bankruptcy of tenants, environmental/safety requirements, adequacy of insurance coverage, and general and local economic and business conditions. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included or incorporated by reference in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information, including the information presented herein and under "Business and Properties--Market Information," should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                            BUSINESS AND PROPERTIES

     The Company operates in the four regions defined by the Company as: (i) Mid-Atlantic (Pennsylvania, Maryland, Delaware, Virginia and Washington, D.C.);
(ii) Southeast (North Carolina, South Carolina, Georgia and Tennessee); (iii) Florida, and (iv) Texas. The following charts summarize the Company's Properties, as a percentage of total units based on its geographic region and asset class:




                     [Tabular Representation of Pie Charts]

                           Geographic Distribution(1)

                    Mid-Atlantic(2)           5,990     (32%)
                    Southeast                 4,917     (26%)
                    Florida                   2,120     (12%)
                    Texas                     5,662     (30%)


                                Asset Class(1)(3)

                    Luxury                    3,784     (20%)
                    Middle                   10,927     (59%)
                    Moderate                  3,978     (21%)


------------
(1)  Based upon the number of apartment units.
(2) Includes one apartment community containing 214 apartment units located in Massapequa, New York.
(3)  As determined by the Company's management.

     The following table sets forth certain data regarding the Properties.



                                                                                                           Avg. Monthly Rent
                                                                                 Average Occupancy(1)   Per Apartment Unit(1)(2)
                                                                               ----------------------- --------------------------
                                                                               Six Months    Year       Six Months      Year
                                                                                 Ended       Ended         Ended         Ended
                                                        Month/Year  Apartment  June 30,   December 31,    June 30,    December 31
Apartment Community                     Location         Acquired     Units      1997         1996          1997         1996
---------------------------------- -------------------  ----------  ---------  --------- ------------- ------------ -------------
Mid-Atlantic Region (3)
Arborview (4) .................... Belcamp, MD            Pending      288         89%        94%        $   709       $   695
Berkshires by the Chesapeake ..... Millersville, MD       Jul. 97      144         94         92             738           731
Berkshire Towers ................. Silver Spring, MD       May 96    1,119         90         91             824           827
Calvert's Walk (4)  .............. Belair, MD             Pending      276         94         96             692           680
Courtleigh (4)   ................. Baltimore, MD          Pending      280         95         95             642           627
The Cove   ....................... Glen Burnie, MD        Jul. 97      181         93         93             675           668
Coventry (4)  .................... Baltimore, MD          Pending      122         94         94             624           606
Diamond Ridge (4)   .............. Baltimore, MD          Pending       92         92         95             693           686
The Estates (4)  ................. Pikesville, MD         Pending      208         94         95             768           749
Fairway Ridge (4)   .............. Baltimore, MD          Pending      274         92         95             512           516
Hazelcrest (4)   ................. Baltimore, MD          Pending       48         92         95             486           478
Heraldry Square (4) .............. Baltimore, MD          Pending      270         95         96             602           592
Hilltop (4)   .................... Baltimore, MD          Pending       50         97         94             474           473
Jamestown (4) .................... Baltimore, MD          Pending      335         95         93             512           502
Kingswood I (4)  ................. Baltimore, MD          Pending      203         95         97             595           583
Kingswood II (4) ................. Baltimore, MD          Pending      203         94         95             585           571
Lamplighter   .................... Baltimore, MD          Sep. 97      168         93         90             703           695
Lighthouse    .................... Glen Burnie, MD        Jul. 97      120         94         95             661           652
Ridgeview Chase (4) .............. Westminster, MD        Pending      204         97         96             734           726
Rolling Wind (4) ................. Baltimore, MD          Pending      280         96         96             801           783
Stratton Meadows (4)   ........... Baltimore, MD          Pending      268         94         94             682           726
Warren Park (4)  ................. Baltimore, MD          Pending      200         95         95             537           537
Westchester West    .............. Silver Spring, MD      Jan. 97      345         96         95             711           691
Williston (4) .................... Baltimore, MD          Pending       98         96         93             536           525
Southpointe at Massapequa ........ Massapequa, NY         Aug. 93      214        100         99           1,174         1,164
                                                                     ------      ----         ---        --------      --------
    Subtotal/Weighted Average ...................................... 5,990         94         94             683           695

Southeast Region
Brookfield Trace (5)   ........... Mauldin, SC            Nov. 95      300         92         92             660           659
Brookwood Valley ................. Mauldin, SC            Apr. 95      226         89         94             620           624
Huntington Downs (6)   ........... Greenville, SC         Jan. 88      502         93         94             600           600
The Oaks (6)  .................... Mauldin, SC            Mar. 90      176         90         93             642           644
Roper Mountain (6)  .............. Greenville, SC         Jan. 88      248         92         95             517           514
Stoneledge (6)   ................. Greenville, SC         Jan. 88      320         91         92             532           538
Cumberland Cove  ................. Raleigh, NC            Dec. 91      552         95         96             755           753
East Lake  ....................... Charlotte, NC          Oct. 93      214         92         95             655           650
The Timbers   .................... Charlotte, NC          Mar. 93      343         92         95             578           575
Arbors at Breckenridge ........... Duluth, GA             Dec. 93      514         88         94             750           750
The Avalon on Abernathy   ........ Atlanta, GA            Jun. 92      240         94         95             892           891
Huntington Chase ................. Norcross, GA           Jun. 93      467         90         93             667           659
British Woods .................... Nashville, TN          Nov. 95      264         93         93             650           646
Highland Ridge   ................. Madison, TN            Nov. 95      280         91         91             534           531
Windover   ....................... Knoxville, TN          Nov. 95      271         92         90             590           588
                                                                     ------      ----         ---        --------      --------
    Subtotal/Weighted Average ...................................... 4,917         92         94             650           649


                                                                                                               Avg. Monthly Rent
                                                                                    Average Occupancy(1)    Per Apartment Unit(1)(2)
                                                                                  ------------------------ -------------------------
                                                                                  Six Months      Year     Six Months      Year
                                                                                    Ended        Ended       Ended         Ended
                                                          Month/Year   Apartment   June 30,   December 31,   June 30,   December 31,
Apartment Community                     Location           Acquired      Units       1997          1996        1997        1996
---------------------------------- --------------------- ------------ ----------- ----------- ------------ ------------ ------------
Florida
Altamonte Bay Club  .............. Altamonte Springs, FL      Feb. 93      224        97%           95%      $  622       $   610
The Lakes at Jacaranda (6)   ..... Plantation, FL             Mar. 90      340        94            94          836           824
Newport .......................... Tampa, FL                  Feb. 93      320        94            96          526           513
Park Colony   .................... Hollywood, FL              Jul. 94      316        93            95          769           759
Plantation Colony   .............. Plantation, FL             Dec. 93      256        96            95          756           750
Polos West ....................... Winter Garden, FL           May 97      200        99            98          626           605
Sun Chase  ....................... Bradenton, FL               May 97      168        93            90          605           601
Woodland Meadows ................. Tamarac, FL                Oct. 92      296        96            96          678           668
                                                                        -------       ---           ---      -------      --------
    Subtotal/Weighted Average   ..                                       2,120        95            95          687           676
Texas
Benchmark  ....................... Irving, TX                 Jun. 96      250        96            95          583           579
Golf Side  ....................... Haltom City, TX            Jun. 96      402        94            90          448           442
Hunters Glen  .................... Plano, TX                  Jun. 96      276        92            96          633           625
Huntington Brook ................. Dallas, TX                 Oct. 97      320        97            96          584           520
Huntington Lake  ................. Dallas, TX                 Oct. 97      405        97            --          627            --
Huntington Ridge ................. Irving, TX                 Oct. 97      232        97            96          595           531
Indigo on Forest ................. Dallas, TX                 Aug. 94    1,217        93            93          580           589
Kings Crossing   ................. Kingwood, TX               Jun. 94      404        95            92          608           614
Kingwood Lakes   ................. Kingwood, TX               Jun. 94      390        96            94          610           607
Pleasant Woods   ................. Dallas, TX                 Jun. 96      208        95            95          555           548
Prescott Place   ................. Mesquite, TX               Jun. 96      318        95            95          504           499
Prescott Place II   .............. Mesquite, TX               Nov. 96      336        95            95          499           497
Providence ....................... Dallas, TX                 Jun. 96      244        91            83          503           494
River Oaks ....................... Houston, TX                 May 95      136        87            92        1,994         1,957
Summer Place  .................... Addison, TX                Oct. 97      212        95            96          589           554
Sweetwater ....................... Richardson, TX             Oct. 97      312        98            96          792           737
                                                                        -------       ---           ---      -------      --------
   Subtotal/Weighted Average  ........................................   5,662        95            93          614           601
                                                                        -------       ---           ---      -------      --------
  Total Portfolio/Weighted Average ...................................  18,689        94            94          654           653
                                                                        =======       ===           ===      =======      ========

--------
(1) The statistical information presented under Average Occupancy and Average Monthly Rent Per Apartment Unit for the periods prior to the Company's ownership thereof was provided by the previous owner of each applicable property. Such information may not have been calculated in accordance with the methodology used by the Company in calculating such statistics. The Company has not independently verified such information. However, the Company has no reason to believe such information is not accurate. Where the Company did not own an applicable property for the entire period presented, the information presented is the weighted average of the information compiled by the Company and the information supplied by the previous owner.

(2) Amount represents the average monthly rental rate for communities stabilized for the entire period for each period presented. Average monthly rental rate is defined as the gross actual rental rate for leased units and the anticipated rental rate for unoccupied units.
(3) Includes apartment units located in New York, which the Company does not consider part of its Mid-Atlantic Region.
(4) Pending Acquisition. Average Occupancy and Average Monthly Rent Per Unit was calculated by Questar.
(5) The Company completed a 96-unit expansion in February 1997. Such additional apartment units were excluded from the calculation of Average Occupancy and Average Monthly Rent Per Apartment Unit.
(6) Acquired by the Company's predecessors.

         The following table sets forth certain data regarding the Company's development pipeline:



                                                    Planned        Estimated            Estimated
                                                   Apartment         Total             Completion
Property                           Location          Units        Investment              Date                  Status
----------------------------   ----------------   -----------   ---------------   ---------------------   -------------------
                                                                 (in thousands)
Developments in Progress:
Liriope (1)  ...............   Belcamp, MD              84       $    7,600(2)    Fourth Quarter 1997      Under construction
Granite Run (1) ............   Baltimore, MD           264           25,500(2)    Fourth Quarter 1998      Under construction
Berkshires at
Crooked Creek   ............   Durham, NC              296           20,200       Fourth Quarter 1998      Under construction
Indigo land  ...............   Dallas, TX              120            9,000       First Quarter 1999           In design
Avalon I (1) ...............   Pikesville, MD          258           25,900(2)    Fourth Quarter 1999          In design
Avalon II (1)   ............   Pikesville, MD          147           15,400(2)    Fourth Quarter 1999          In design
Inglesby land   ............   Greenville, SC          500           35,000       First Quarter 2000           In design
                                                                 -----------
Land Held for Development:
Garlington Road land  ......   Greenville, SC           --               --                --                     --
                                                     -----       -----------
  Total   ..................                         1,669       $  138,600
                                                     ======      ===========

--------
(1) Developments to be acquired in connection with the Pending Acquisitions. See "The Questar Transaction."
(2) The Estimated Total Investment is based on the Company's current estimates under development contribution agreements for such projects.


     The following data sets forth certain data regarding the Company's retail assets:


                                                      Year                            Occupancy as of
     Retail Property              Location          Acquired     Sq. Ft.     June 30, 1997     December 31, 1996
--------------------------   -------------------   ----------   ---------   ---------------   ------------------
College Plaza ............   Fort Myers, FL        1991          83,962           90%                 95%
Spring Valley (1)   ......   Spring Valley, NY     1991         320,684           97                  98
Tara Crossing (2)   ......   Jonesboro, GA         1991         235,181           88                  90
  Total    ...............                                      639,827
                                                                =======

----------------
(1) The Company holds a 50.1% joint venture interest in this Property.
(2) The Company has executed a contract for sale with respect to this property.



Market Information

     The Company continuously analyzes its investment strategy utilizing both its internally generated market information and the market research reports of M/PF Research, Inc., a nationally recognized real estate consulting company ("M/PF"). When formulating its acquisition, development and disposition strategies, the Company tracks and analyzes the following information with respect to its existing and targeted new markets:

     The Economy. The Company analyzes the national, regional, individual market and submarket economic conditions on a quarterly basis using employment growth and absorption statistics and three-year projections supplied by M/PF.

     The Residential Markets. The Company tracks both single-family and multifamily trends on a historical basis. Statistics relating to construction permits, potential developments and estimated employment growth are used to create a three-year forecast of expected absorption as well as rental rate and occupancy growth.

     In 1996, the Company's assessment of its markets indicated (a) the 1997 estimated employment growth for all of the Company's existing markets (except for Baltimore, Maryland) was expected to exceed the national average of approximately 1.5%; (b) increased rental demand in the Florida and Texas regions driven by strong employment growth despite increased apartment construction in such regions, signalling the potential for occupancy and rental rate increases; (c) an improving economy and limited new apartment construction in Maryland, signalling the potential for occupancy and rental rate increases in such market; and (d) increased apartment construction in the Southeast at levels greater than rental demand, signalling a slowdown in rental increases in such markets. Based on such information, the Company has been focusing its acquisition and development activities on selected submarkets within Dallas, Fort Worth, and Houston, Texas; Baltimore, Maryland (and its surrounding counties); Washington, D.C. and Florida, and, with the inclusion of the Pending Acquisitions, the Company will have added approximately 9,700 new apartment units in these markets to its portfolio since January 1, 1996.


     The market data discussed below has been obtained from M/PF, which the Company believes to be reliable. The data includes forward-looking statements with respect to employment. These trends may not be realized. Failure of trends to be realized in one or more markets could materially and adversely affect the Company's results of operations. See "Risk Factors--General Real Estate Risks."



Major Markets
     Each of the markets in which the Company owns greater than 900 apartment units is briefly summarized below.

     Dallas, Texas (4,330 apartment units). Dallas should remain among the nation's employment growth leaders in the near future. The city is characterized by a diversified economy, attractive living costs, affordable business-related costs, a well-trained work force and a central U.S. location coupled with an extensive transportation network.

     Dallas' job base has expanded three to four percent annually since 1993. Since early 1995, employment growth has produced approximately 60,000 new jobs annually. Employment growth is projected to exceed the national average over the next three years.

     The service sector is a significant component of Dallas' employment base and has most recently been responsible for over one-third of the employment growth. Business services, health care, engineering services and hotel services have contributed to this growth. Dallas' central U.S. location and low business and living costs have attracted a large concentration of major corporate employers and have contributed to its appeal as a product distribution center. In addition, Dallas firms include high tech industry leaders that develop and produce defense-related electronics, telecommunications, equipment and computer chips.

     For the second quarter 1997, occupancy was 94.7%. For the year ended second quarter 1997, same-store rents increased nearly four percent and employment growth was approximately 71,400 jobs.

     Baltimore, Maryland (4,312 apartment units). The Company believes Baltimore's apartment market prospects are favorable given the projected shortfall of supply resulting from minimal new apartment construction since 1992. For the year ended second quarter 1997, employment growth gained momentum, as the Baltimore economy produced approximately 9,100 new jobs.

     Baltimore's varied service sector is larger than that in most cities, especially in the health care and private education segments. This sector, along with the trade and construction industries, has shown significant improvement. Baltimore also benefits from a strong presence in the expanding field of biomedical research and technology, which is centered around the Johns Hopkins and University of Maryland hospitals, and from the trade and tourism industries. Trade and tourism hold significant capacity for expansion, due to improvements to the Baltimore-Washington International Airport, the Baltimore Convention Center and the appeal of the city's sports-related tourist draws. Additionally, Baltimore's economy will continue to benefit from spillover housing demand from metropolitan Washington, D.C. Due to long lead times for site approvals and the lack of readily available multifamily sites for development, Baltimore benefits from significant barriers to entry which limit the supply of housing. Same-store rent growth was approximately two to three percent as of the year ended second quarter 1997.

     Baltimore also benefits from its proximity to Montgomery County, where average home prices and rental rates are considerably higher than in Baltimore. Renters and homebuyers, seeking more affordable housing alternatives, have moved into Baltimore contributing to occupancies of 95.8% for the second quarter 1997. As of the 1990 Census, Baltimore had about 140 occupied apartments for every 1,000 local jobs and, since that time, has absorbed some 190 apartments for each 1,000 jobs created. This ratio of apartment demand to job gains is relatively high given that a sizable portion of Baltimore's apartment demand is supported by jobs in neighboring Washington, D.C.

     Greenville-Spartanburg, South Carolina (1,772 apartment units). Since late 1994, Greenville has experienced a moderate expansion of approximately 8,000 to 12,000 jobs annually. Textile manufacturing has long served as Greenville's core industry. Most recently, the service sector has experienced substantial growth, accounting for more than half of all new jobs created over the past year. Greenville's trade industry has also demonstrated strong performance. Greenville's location at the intersection of two interstate highways positions it as an attractive regional distribution hub and allows retailers to serve both the local populace as well as shoppers from a wide rural area surrounding the city. Clemson University, with an enrollment of approximately 17,000 students, creates substantial demand for housing in the Greenville area.

     Additionally, Greenville generated jobs in the manufacturing sector from 1993 to 1995, mainly due to the opening of an automobile production plant by BMW. Although net job reductions in this sector have occurred in 1996 and early 1997, BMW plans to add another 500 jobs by 1998.

     The transition from a manufacturing-based economy to one with an emphasis on services and trade is expected to continue in the area for the foreseeable future. Greenville is expected to sustain an employment growth pace similar to the average expansion rate for the nation as a whole. For the year ended second quarter 1997, employment growth produced approximately 8,600 new jobs. Occupancy for the second quarter 1997 was 91.4%.

     Occupancies with respect to the Company's portfolio averaged 94% in second quarter 1997, which is higher than the overall occupancy rates of Greenville. The Company has, in recognizing the potential for a soft market, sold off assets in the weakest submarkets, thereby consolidating its holdings in the submarkets where the Company believes the long-term outlook is most favorable.

     Washington, D.C. Area (1,464 apartment units). Washington, D.C. is characterized by a mature economy with modest growth. The existing job base in metropolitan Washington, D.C. of approximately 2.4 million jobs is among the largest nationwide and, therefore, even a small growth rate translates into significant absolute job additions. Washington, D.C.'s median single family home price of $161,000 tends to generate higher multifamily demand (170 apartment units per 1,000 jobs) for every job created.

     Although the federal government is unlikely to provide meaningful job growth in the near term, cutbacks at the levels that occurred over the past few years appear unlikely. For the year ended second quarter 1997, employment growth produced approximately 37,300 new jobs and same-store rents climbed four percent. Occupancy was 97.9% for the second quarter 1997.

     Atlanta, Georgia (1,221 apartment units). Atlanta was the nation's fastest growing major city during the past few years, sustaining five to six percent annual employment growth from 1993 to mid-1996. Since the completion of the Olympics, employment growth has slowed, though Atlanta is still outperforming the nation as a whole by a wide margin. Employment growth totaled approximately new 42,100 new jobs for the year ended second quarter 1997. During the 1990's, the Atlanta job base has supported just over 100 units of apartment demand for every 1,000 jobs.

     Atlanta is well positioned to remain among the nation's employment growth leaders, benefiting from economic diversity, business leadership in a fast-growing region of the country, comparatively low cost of doing business and a younger and better educated work force compared to most cities.

     Atlanta's apartment market softened as some 11,600 new units were completed in 1996. As of June 1997, annual multifamily construction starts totaled approximately 10,600 units. As a result, the Company expects limited rent growth and stabilizing occupancies are expected over the next year. For the second quarter 1997, occupancy was 94%.

     Broward County, Florida (1,208 apartment units). Broward County contains South Florida's fastest growing corporate community, particularly in the business services and high-tech industries. Broward County's employment growth rate has tended to surpass the U.S. average, with an approximate growth rate of four percent, adding approximately 20,000 to 25,000 jobs to the region annually.

     Broward County's employment growth pace is expected to continue to track above the national average, reflecting local advantages such as South Florida's appeal for tourists, above-average population growth and the shift in corporate business from Miami to Broward County. Additionally, South Florida's role as a key international trade center should continue to grow, with the regional economy boosted by increased trade with Latin America.

     Apartment absorption has occurred at a pace averaging approximately 170 units for every 1,000 new jobs since 1990. Occupancy in Broward County for the second quarter 1997 was 96.5%, and has remained above 95% since 1992. For the year ended second quarter 1997, employment growth was approximately 24,700 jobs.

     Houston, Texas (930 apartment units). While Houston's job base has grown notably more diverse since the drop in oil prices in the early 1980's, energy and its derivative products remain Houston's most significant industries. Jobs lost in the early 1980's were replaced by jobs in fields such as business services, shipping, health care and aerospace. Annual expansion of nearly 40,000 jobs has been typical, including approximately 36,100 jobs formed during the year ending second quarter 1997.

     As Houston's economic environment grows more stable, it appears to be gaining more appeal as a general business center, particularly for "back office" operations. Telemarketing/customer service is emerging as a fast growing business sector, with employers taking advantage of Houston's low business costs and large pool of bilingual potential employees.

     Houston experienced essentially no new multifamily housing starts from 1985 to 1989, but modest new construction has occurred during the 1990's. The number of permits reached 7,000 during the year ending June 1994. After a decline in 1996, starts rose in early 1997 to reach an annual pace of 7,500 units. New supply in 1996 totalled just 4,800 units.

     During the 1990's, the Houston job base has supported approximately 130 units of apartment demand for every 1,000 jobs. For the second quarter 1997, occupancy was 90.9%. For the year ended June 30, 1997, same-store rent growth was approximately three percent.

     The Company's Houston apartment portfolio is currently limited to three assets, two in Kingwood and one in the Galleria sub-market. Both of these sub-markets have performed above the overall market norm, the Galleria due to its appealing urban lifestyle characteristics and proximity to major job centers and Kingwood due to the lack of new product.

Other Market Opportunities. The Company believes that Orlando, Tampa, Fort Worth, Austin, and San Antonio are markets where near term growth in occupancies and rents will generate attractive returns. The Company would like to increase its market presence in Orlando, Tampa and Fort Worth, and to enter the Austin and San Antonio markets.

     Orlando, Florida. Since 1991, Orlando has produced new jobs at a pace of four to five percent annually, translating into growth averaging 30,000 new jobs per year. Employment growth gained momentum throughout 1996, and preliminary data showed employment growth reaching record levels in the first quarter of 1997. About 42,700 new jobs were generated in the year ended second quarter 1997, a 24% increase from the growth pace for the previous period. Since 1990, approximately 130 apartment units have been absorbed for every 1,000 jobs created.

     Occupancy was reported at 94.8% for the second quarter 1997, and same-store rental rates rose approximately three percent for the year ended second quarter 1997.

     Tampa (including St. Petersburg), Florida. Since early 1994, employment growth has averaged approximately 30,000 jobs annually. Since 1990, approximately 150 apartment units have been absorbed for every 1,000 new jobs.

     While Tampa's economy generally ranks among the nation's most diverse, a pronounced emphasis exists on business services. Employment growth is expected to exceed the national average; however, trends in the national business pattern will remain the primary influence on Tampa's economic outlook. Also, significant job expansion will be supported by the increased need for goods and services that result from the rapid population growth rate, fueled by the nation's general migratory pattern toward the Sun Belt. For the year ended second quarter 1997, employment growth produced approximately 39,400 new jobs.

     Multifamily starts in Tampa totaled 3,600 units during the year ended June 30, 1997, holding steady with the construction pace seen one year earlier. Similarly, starts in the second quarter 1997 specifically were consistent with new development in the spring and early summer 1996 time frame. For the second quarter 1997, Tampa's occupancy rate was 94.5%. Same-store rent growth was three to four percent in the first half of 1997.

     Fort Worth, Texas. Fort Worth is expanding at a pace above the national average. Absolute growth has averaged approximately 20,000 jobs annually since 1993, including approximately 21,200 new jobs produced during the year ended second quarter 1997.

     The services sector continues to dominate Fort Worth's overall employment growth. Significant growth is also occurring in amusement services, hotel services and trade, primarily in the retail sector. Occupancy was 93.9% for the second quarter 1997, and same-store rents grew approximately three percent for the year ended June 30, 1997.

     DFW International Airport, which opened in the early 1970's, completed a new runway in fall 1996. This gives DFW the capacity to accommodate more air traffic than any other airport nationwide. In turn, prospects are favorable for growth in the product distribution and transport centers that surround both the DFW International and Alliance Airport, which is an industrial airport that was opened in North Fort Worth during 1989.

     Austin, Texas. From 1992 through mid-1996, Austin's job base expanded by approximately five to seven percent annually, ranking it alongside Las Vegas and Salt Lake City in terms of the fastest job growth rates nationwide. Absolute job production in Austin hovered near 30,000 jobs annually during this peak growth period. Austin should continue to produce jobs at a pace faster than the national average during the coming years, though this margin over U.S. expansion should be narrower than that of 1992 to mid-1996.

     Austin remains well positioned to compete for new jobs in the high-tech industries that have driven its economic growth rate to high levels in the 1980's and 1990's. Austin offers lower costs of doing business than other high-tech centers like northern California and the Boston area, and a central U.S. location makes Austin a strong choice for production and distribution over other affordable technology hubs such as the Carolinas and the Pacific Northwest.

     If added as a Berkshire market, Austin would be the least affordable single-family home market, with only 50% of the households able to afford the median home price of $128,000, an extremely favorable situation for the apartment sector. For the second quarter 1997, occupancy was 93.2%. Employment growth produced approximately 6,400 new jobs for the year ended second quarter 1997.

     San Antonio, Texas. From 1992 to 1995, San Antonio experienced the healthiest sustained economic expansion in its history, with the employment base growing annually by roughly four percent, or about 20,000 to 25,000 jobs. This performance reflects growth in the key tourism sector, broad-based expansion in a number of smaller industries and a burgeoning telemarketing industry. Telemarketing firms have found desirable San Antonio's large bilingual population as well as the reduced costs and clarity of telephone message transmissions, which resulted from technological investments made by Southwestern Bell in the late 1980's.

     More recently, job growth in San Antonio has returned to levels closer to the historical norm with San Antonio's employment growth forecasted at just over the national average. For the year ended second quarter 1997, employment growth was approximately 13,700 jobs. Occupancy was 93% for the second quarter 1997.

     The shutdown of Kelly Air Force Base, expected to occur sometime before 2001, will result in some 6,000 jobs being moved to nearby Lackland AFB and another 6,000 jobs being converted to local private-industry positions in which the military will contract with private companies. The Company, aware of this closure, has currently refrained from investing in San Antonio until the full ramifications of the Kelly closure can be measured.

                            THE QUESTAR TRANSACTION

     The Questar Transaction involves the acquisition by the Company of 18 existing apartment communities from a like number of affiliated partnerships and four apartment communities under development from Questar Builders, Inc., a company owned by Stephen M. Gorn but which will remain unaffiliated with the Company following the Questar Transaction ("Questar Builders"). The Company will also acquire the Questar property management companies which manage the properties to be acquired and certain other third-party properties and enter into a Development Acquisition Agreement with Questar Builders, Inc. giving the Company the exclusive right to acquire all apartment projects developed by Questar Builders which meet the Company's acquisition and development criteria. Stephen M. Gorn, the President and Chief Executive Officer of the Questar Companies, will become Regional President of the Mid-Atlantic Division of the Company.


Questar Portfolio Transaction
     Each of the 18 apartment communities to be acquired is presently owned by a single purpose entity (each a "Questar Partnership"). The holders of interests in the Questar Partnerships (the "Questar Partners") shall receive Units. The number of Units to be issued to the Questar Partners shall be determined at the closing of the Questar Transaction based on a formula whereby a predetermined equity value of an applicable property is divided by the average of the closing price per share of the Common Stock for the period from August 1, 1997 through the date of closing of the Offering; provided that, in any event, the amount shall not be less than $10.50 and not greater than $11.75 (subject to certain adjustments at the date of closing). The Units issuable to certain members of Stephen Gorn's family shall be restricted as to distribution payments for a one-year period from the date of issue. The closing of the Questar Transaction is contingent on the completion of the Offering. Certain of the contribution agreements limit the ability of the Company to sell (subject to like-kind exchanges), refinance or repay existing mortgages (subject to refinancing on terms which would not affect the tax basis of such Unit recipient(s)) on the applicable properties for a period of seven years.

     As part of the Questar Transaction, the Operating Partnership will make a five-year loan to an entity owned and controlled by Messrs. Stephen Gorn, Morton Gorn and John Colvin (the "Questar Borrowers"), in the principal amount of $7.5 million or such lesser amount as the Questar Borrowers may elect at closing (the "Questar Loan"). The interest rate shall be determined at the closing by mutual agreement and shall not be less than prevailing market rates. The Questar Loan shall be secured by the pledge of Units to be received by the Questar Borrowers and, with respect to Common Stock received by Stephen M. Gorn, a pledge of such stock. Further, the Operating Partnership is under contract to acquire four apartment development projects in the greater Baltimore area which are being developed by Questar Builders or an affiliated entity.


Questar Management Company Transaction
     The Company will acquire the management companies owned by the Gorn family which manage the 18 apartment communities to be acquired as well as certain third-party properties for $4.7 million payable in shares of Common Stock based on the average closing price of such Common Stock for the period August 1, 1997 through the closing of this Offering. The Company expects to enter into separate five-year employment agreements with each of Stephen M. Gorn and John
B. Colvin and a consulting agreement with Morton Gorn to be entered into at closing. At closing, the Company expects to execute a five-year lease from the Gorn family owners, Messrs. Morton Gorn, Stephen Gorn and John Colvin, for the approximately 6,900 square feet of space currently occupied by the management companies for a gross rent of $140,240 per year.


Questar Future Development Transactions
     At closing, Questar Builders and the Operating Partnership expects to enter into a Development Acquisition Agreement pursuant to which, for a period of five years, Questar Builders shall grant to the Operating Partnership an exclusive right to acquire all apartment projects developed by Questar Builders in the Mid-Atlantic Region which meet the Company's acquisition and development criteria.

               PRICE RANGE OF COMMON STOCK AND DIVIDEND HISTORY

     The Common Stock began trading on the NYSE on June 28, 1991 under the symbol "BRI." The table below sets forth the quarterly high and low closing sales price per share of Common Stock as reported on the NYSE for the quarters indicated and the dividends paid by the Company with respect to each such period:


                                                             Dividends
Quarter Ended                         High         Low         Paid
---------------------------------   ---------   ---------   ----------
      1994:
       First Quarter ............    $ 12.38     $ 10.63    $.2150
       Second Quarter   .........      11.25       10.25     .2150
       Third Quarter ............      10.63        9.88     .2150
       Fourth Quarter   .........      10.00        8.75     .2150
                                                            -------
                                                            $.8600
                                                            =======
      1995:
       First Quarter ............    $ 10.00     $  9.00    $.2150
       Second Quarter   .........      10.00        9.25     .2250
       Third Quarter ............      10.38        9.50     .2250
       Fourth Quarter   .........      10.00        9.25     .2250
                                                            -------
                                                            $.8900
                                                            =======
      1996:
       First Quarter ............    $ 10.38     $  9.75    $.2250
       Second Quarter   .........      11.00        9.88     .2250
       Third Quarter ............      11.00        9.63     .2250
       Fourth Quarter   .........      10.25        9.38     .2250
                                                            -------
                                                            $.9000
                                                            =======
      1997:
       First Quarter ............    $ 11.75     $ 10.00    $.2250
       Second Quarter   .........      11.25       10.63     .2250
       Third Quarter ............      12.38       10.63     .2325
       Fourth Quarter(1)   ......      12.31       11.88      (2)
                                                            -------
                                                            $.6825
                                                            =======

--------
(1) Through October 13, 1997.

(2) A dividend in the amount of $.2325 has been declared and is payable on November 15, 1997 to shareholders of record on November 1, 1997. Purchasers in this Offering are not expected to be eligible to receive such dividend.


     On October 13, 1997, the last reported sales price of the Common Stock on the NYSE was $12-1/8 per share. On October 8, 1997, the Company had 27,252 shareholders of record.

     Future distributions by the Company will be at the discretion of the Board of Directors and will depend on the Company's FFO, financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code (see "Federal Income Tax Considerations--Requirements for Qualification" in the accompanying Prospectus), and such other factors as the Board of Directors deems relevant.

                                  MANAGEMENT

     The directors and executive officers of the Company upon completion of the Questar Transaction are as follows:


Name                        Age              Positions Held with the Company
------------------------   -----   ---------------------------------------------------
  Douglas Krupp            51      Chairman of the Board and Director
  David F. Marshall        49      President and Chief Executive Officer and Director
  Terrance R. Ahern*       41      Director
  David M. deWilde*        57      Director
  J. Paul Finnegan*        72      Director
  Charles N. Goldberg*     56      Director
  Paul D. Kazilionis*      40      Director
  E. Robert Roskind*       52      Director
  Arthur P. Solomon*       58      Director
  Ridge B. Frew            49      Executive Vice President of Property Operations
  Marianne Pritchard       47      Senior Vice President and Chief Financial Officer
  David J. Olney           37      Senior Vice President of Acquisitions
  Dennis Suarez            44      Senior Vice President of Development
  Stephen M. Gorn**        46      President-Mid-Atlantic Division
  James Jackson            63      Vice President of Human Resources
  Kenneth J. Richard       42      Vice President of Finance and Accounting
  Richard Willingham       42      Vice President
  Scott D. Spelfogel       36      Secretary

----------
 *Independent Directors
**Effective upon completion of the Questar Transaction.

     Douglas Krupp has been Chairman of the Board and a Director of the Company since February 8, 1996. He co-founded and serves as Chairman and Chief Executive Officer of The Berkshire Group, an integrated real estate financing services firm engaged in real estate acquisition and property management, mortgage banking, healthcare facility ownership and financial management. Mr. Krupp is a Director of Harborside Healthcare Corporation, a Trustee of Krupp Government Income Trust and Krupp Government Income Trust II and a member of the Board of Trustees of Brigham & Women's Hospital. He is a graduate of Bryant College where he received an honorary Doctor of Science in Business Administration in 1989 and was elected trustee in 1990.

     David F. Marshall was elected President of the Company on March 1, 1996 and Chief Executive Officer and Director on February 28, 1997. He was previously President of Berkshire Realty Affiliates, the former advisor to the Company and a member of The Berkshire Group. Before joining The Berkshire Group in 1986, Mr. Marshall was President of Resource Savings Association. Prior to that, Mr. Marshall served as a Vice President of Citicorp Real Estate, Inc. He holds a B.S. degree from Michigan State University and an M.B.A. from the University of Michigan.

     Terrance R. Ahern has been a Director of the Company since October 9, 1997. He is a co-founder and principal of The Townsend Group, an institutional real estate consulting firm which represents primarily tax-exempt clients such as public and private pension plans, endowment, foundation and multi-manager investments. Mr. Ahern is a member of the Board of Directors of the Pension Real Estate Association (PREA). He was formerly a member of the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT). Prior to founding The Townsend Group, Mr. Ahern was a Vice-President of a New York based real estate investment firm and was engaged in the private practice of law. Mr. Ahern received a B.A. and J.D. from Cleveland State University.

     David M. deWilde has been a Director of the Company since March 8, 1993. He is Chief Executive Officer of Chartwell Partners International Inc., an executive search firm headquartered in San Francisco which he founded in 1989. Previously, Mr. deWilde was Managing Director of Boyden International, Inc., an executive search firm. Mr. deWilde is currently on the Board of Directors of Silicon Valley Bancshares. Mr. deWilde was Executive Vice President for Policy and Planning of the Federal National Mortgage Association from 1981 until 1983. His prior public service roles include President of the Government National Mortgage Association, Deputy Commissioner of the Federal Housing Administration and Deputy Assistant Secretary of the Department of Housing and Urban Development. Mr. deWilde's private sector background includes investment banking experience both as Managing Director of Lepercq de Neuflize & Co. from 1977 until 1981 and with Lehman Brothers, Inc., and legal experience. He holds an A.B. from Dartmouth College, a L.L.B. from the University of Virginia and a M.S. in Management from Stanford University. He is a member of the New York and Washington, D.C. bar.


     J. Paul Finnegan has been a Director of the Company since October 17, 1990. He retired as a partner of Coopers & Lybrand in 1987. Since then, he has been engaged in business as a consultant, director and arbitrator for the American Arbitration Association and the National Association of Securities Dealers, Inc. Mr. Finnegan holds a B.A. degree from Harvard College and a J.D. degree from Boston College Law School. Mr. Finnegan currently serves as a Trustee of Krupp Government Income Trust and Krupp Government Income Trust II. He is also a director of Scituate Federal Savings Bank. Mr. Finnegan is a Certified Public Accountant.


     Charles N. Goldberg has been a Director of the Company since October 17, 1990. He is a partner in the law firm of Hirsch & Westheimer, P.C. Prior to joining Hirsch & Westheimer, P.C., Mr. Goldberg was the Managing Partner of Goldberg Brown, Attorneys at Law from 1980 to March 1997. He currently serves as a Trustee of Krupp Government Income Trust and Krupp Government Income Trust
II. He received a B.B.A. degree and a J.D. degree from the University of Texas. He is a member of the State Bar of Texas and is admitted to practice before the U.S. Court of Appeals, Fifth Circuit and U.S. District Court, Southern District of Texas.


     Paul D. Kazilionis has been a Director of the Company since October 9, 1997. He is a managing principal and a co-founder of Westbrook Partners, L.L.C., an investment advisor to institutional investors. Prior to co-founding Westbrook, Mr. Kazilionis spent 12 years at Morgan Stanley serving most recently as Managing Director of Morgan Stanley Realty and President of the general partner of the Morgan Stanley Real Estate Fund responsible for Morgan Stanley principal investing in real estate. Mr. Kazilionis received a B.A. from Colby College in 1979 and an M.B.A. from The Amos Tuck School of Business Administration in 1982.


     E. Robert Roskind has been a Director of the Company since October 17, 1990. He is the Chairman and Co-Chief Executive Officer of Lexington Corporate Properties, a self-administered REIT, the shares of which are listed on the NYSE. Mr. Roskind is also the Managing Partner of The LCP Group, a real estate investment firm based in New York, the predecessor of which he co-founded in 1974. Mr. Roskind is also Chairman of Net Lease Partners Realty Advisors, a registered pension fund advisor, which advises pension funds with respect to the acquisition and subsequent management of properties net leased to major corporations. He currently serves as a Trustee of Krupp Government Income Trust and Krupp Government Income Trust II. He holds a B.A. degree from the University of Pennsylvania and a J.D. degree from Columbia Law School. He has been a member of the New York bar since 1970.


     Arthur P. Solomon has been a Director of the Company since October 9, 1997. He is a Managing Director of Lazard Freres & Co. LLC and head of the firm's Real Estate Group. Previously, Mr. Solomon was a Partner and head of real estate investment banking at Drexel Burnham Lambert. Before that, he was Chief Executive Officer of the predecessor of The Berkshire Group during 1983 to 1985 and, from 1982 to 1983, Executive Vice President and Chief Financial Officer of the Federal National Mortgage Association. Prior to that, Mr. Solomon was Senior Vice President/Chief Planning Officer for Sears Roebuck & Company. He also was a tenured faculty member at Massachusetts Institute of Technology specializing in urban economics, housing and finance, and at the same time served as the Executive Director of the Harvard-MIT Joint Center for Urban Studies. He served on the President's Task Force on Domestic and Intergovernmental Affairs during the Johnson Administration. He holds a B.A. from Brown University, an M.A. from Trinity College and a Ph.D. in Economics from Harvard University.


     Ridge B. Frew was elected Executive Vice President of Property Operations for the Company on March 1, 1997 and is responsible for the management of 69 apartment communities located primarily in the southeast and Texas. Prior to that, he was a Divisional Vice President with Berkshire Property Management. Before joining Berkshire Property Management, Mr. Frew was President and Chief Executive Officer of McKinley Properties, responsible for the management and disposition of over 14,000 residential units and five million square feet of commercial space located in 16 states. Prior to that, he served as Vice President of Olind Jenni Properties and Director of Property Management for Nevada Savings and Loan. Mr. Frew received his B.A. degree from the University of Nevada.

     Marianne Pritchard has been the Senior Vice President and Chief Financial Officer of the Company since March 1996. Prior to being elected to these positions, she was Senior Vice President and Chief Financial Officer of Berkshire Realty Affiliates, the advisor and property manager for the Company and several affiliated real estate investment companies. Prior to that, she was Vice-President and Controller of Liberty Real Estate Group, a subsidiary of Liberty Mutual Insurance Company from July 1989 to August 1991. She received her B.B.A. degree in Accounting from the University of Texas. She is a Certified Public Accountant.

     David J. Olney has been the Senior Vice President of Acquisitions since March 1, 1996 and is principally responsible for all acquisitions, property sales, finance and other asset management activities for the Company. Previously, he held a similar position with The Berkshire Group and has held several positions within The Berkshire Group since 1986. Mr. Olney received a B.S. from Bryant College and an M.B.A. from Babson College.

     Dennis Suarez has been Senior Vice President of Development since March 1, 1996. Prior to being elected to this position on March 1, 1996, he served in a similar position with Berkshire Multifamily Development Corporation, a member of The Berkshire Group, and was responsible for all development activities. Prior to that, he was Vice President of Construction for Lane Management, Realty Construction Corp. He earned Bachelor's degrees in Architecture and Building Construction from the University of Florida, and a B.A. degree in Interior Design from Southern College.

     Stephen M. Gorn, upon completion of the Questar Transaction, will be appointed President of the Mid-Atlantic Division of the Company. He was previously President of The Questar and Gorn Management Companies and is currently the President of Questar Builders, Inc. and Questar Properties, Inc., developers, builders, owners and managers of residential properties. Mr. Gorn has been a managing general partner of more than 25 real estate partnerships owning various apartment communities and commercial real estate. He holds a B.A. degree from the University of Pennsylvania.

     James Jackson has been the Vice President of Human Resources for the Company since February 28, 1997. Prior to being elected to this position, he held a similar position with The Berkshire Group since 1987. Prior to that, he held the positions of Vice President Human Resources for Helix Technology and GSX Corporation. He received a A.B. from Brown University, an M.S. from Union College, and J.D. from Harvard University. He is admitted to the bar in Illinois and Massachusetts.

     Kenneth J. Richard has been Vice President of Finance and Accounting for the Company since May 13, 1997. Prior to being elected to this position, he was Vice President and Treasurer for The Beacon Companies, a developer, owner and manager of commercial properties, from 1994 to 1997. Prior to joining The Beacon Companies, Mr. Richard was Vice President and Chief Financial Officer of The Codman Company, Inc., a real estate brokerage and management firm in Boston, from 1991 to 1994. Mr. Richard holds a B.S. degree in Business Administration from Northeastern University. Mr. Richard is a Certified Public Accountant.

     Richard Willingham has been Vice President in charge of the Company's Atlanta-based acquisitions office since March 1, 1996, concentrating on acquisitions, property sales, finance and other asset management activities. He previously served as a Vice President of Acquisitions for The Berkshire Group, since 1989. Before joining The Berkshire Group in 1989, Mr. Willingham was Vice President, Property Sales, for Balcor Company, a national real estate investment firm, where he was responsible for the disposition of over $200 million of real estate held in either debt or equity oriented investment vehicles. He holds a B.S. from the University of Tennessee and an M.B.A. from Wake Forest University.

     Scott D. Spelfogel has been Secretary of the Company since May 2, 1996. Prior to that, he was Assistant Secretary since May 7, 1991. He is also the Senior Vice President and General Counsel to The Berkshire Group. Before joining The Berkshire Group in November 1988, he was in private practice in Boston. He received a B.S. degree in Business Administration from Boston University, a J.D. Degree from Syracuse University's College of Law, and a L.L.M. degree in Taxation from Boston University Law School. He is admitted to the bar in Massachusetts and New York.

                                 UNDERWRITING

     Subject to the terms and conditions contained in the underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to the underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase, the respective number of shares of Common Stock set forth below opposite their respective names.


       Underwriters                                  Number of Shares
       --------------------------------------------- -----------------
       Lehman Brothers Inc.    .....................
       BT Alex. Brown Incorporated   ...............
       A.G. Edwards & Sons, Inc.  ..................
       Legg Mason Wood Walker, Incorporated   ......
       Salomon Brothers Inc    .....................
                                                        -----------
         Total  ....................................    10,000,000
                                                        ===========

     The Underwriting Agreement provides that the obligations to purchase the shares of Common Stock are subject to the satisfaction of certain conditions precedent and that if any of the foregoing shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares of Common Stock must be so purchased.

     The Company has been advised by the Underwriters that they propose to offer the shares of Common Stock directly to the public at the initial offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such public offering price less a concession not in excess of $
per share. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $    per share to certain other underwriters or to
certain other brokers or dealers. After the initial public offering, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriters.

     The Company has granted to the Underwriters an option to purchase up to an additional 1,500,000 shares of Common Stock at the initial public offering price less underwriting discounts and commissions, solely to cover over-allotments, if any. The Underwriters may exercise this option at any time up to 30 days after the date of this Prospectus Supplement. To the extent that the Underwriters exercise this option, each of the Underwriters will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such Underwriter's initial commitment reflected in the foregoing table.

     The Company, the Operating Partnership and certain of the Company's directors, officers and affiliated parties have agreed that they will not, without the prior written consent of Lehman Brothers Inc., offer for sale, contract to sell, sell or otherwise dispose of, directly or indirectly, any shares of Common Stock (other than shares offered hereby, shares issued pursuant to the Company's Option Plan and any Units or shares of Common Stock that may be issued in connection with any acquisition of a property), or sell or grant options, rights or warrants with respect to any shares of Common Stock (other than the grant of options pursuant to the Company's Option Plan), for a period of 180 days following the consummation of the Offering.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1993, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

     Certain of the Underwriters and their affiliates have from time to time performed, and may continue to perform in the future, various investment banking, financial advisory and other commercial services for the Company, for which they received, and will in the future receive, customary compensation. Salomon Brothers Inc, one of the Underwriters, will receive a $500,000 financial advisory fee from the Company in connection with the Questar Transaction.

     Until the distribution of the Common Stock is completed, the rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the shares of Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the shares of the Common Stock in connection with the Offering (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus Supplement), the Underwriters may reduce the short position by purchasing Common Stock in the open market. The Underwriters also may elect to reduce any short position by exercising all or part of the over-allotment option described herein.

     The Underwriters also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Underwriters purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the shares of Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the Offering.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the shares of Common Stock. In addition, neither the Company nor any of the Underwriters makes any representations that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Common Stock is listed on the NYSE under the symbol "BRI."


                                    EXPERTS

     The consolidated financial statements and financial statement schedule of Berkshire Realty Company, Inc. to the extent and for the periods indicated in their reports the Statement of Revenue over Certain Operating Expenses of the Merit Portfolio for the year ended December 31, 1995 and the Statements of Revenue over Certain Operating Expenses of Westchester West, Sun Chase, Polos West, the Emerald Portfolio and the Questar Portfolio for the year ended December 31, 1996 included in the Company's Current Report on Form 8-K, dated October 14, 1997, all incorporated by reference herein and in the accompanying Prospectus, have been audited by and and incorporated herein in reliance upon the reports of Coopers & Lybrand, LLP, independent accountants, given the authority of said firm as experts in accounting and auditing.

     The Statement of Revenue Over Certain Operating Expenses of the Citibank Portfolio for the year ended December 31, 1996 included in the Company's Current Report on Form 8-K dated October 14, 1997 and incorporated by reference herein and in the accompanying Prospectus has been audited by KPMG Peat Marwick LLP, independent certified public accountants and are incorporated herein in reliance upon such report given the authority of said firm as experts in accounting and auditing.

     The market data under the caption "Business and Properties--Market Information" was provided to the Company in market research reports prepared by M/PF Research, Inc. and are incorporated herein in reliance upon such reports given the authority of said firm as experts in market research.


                                 LEGAL MATTERS

     Certain legal matters will be passed upon the Company by Peabody & Brown, Boston, Massachusetts and for the Underwriters by Rogers & Wells, New York, New York.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                    INDEX TO PRO FORMA FINANCIAL STATEMENTS


                                                                                              Page
                                                                                             -----
Berkshire Realty Company, Inc. and Subsidiaries
 Unaudited Pro Forma Condensed Consolidating Financial Information:                           F-2
  Pro Forma Condensed Consolidating Balance Sheet as of June 30, 1997   ..................    F-3
  Pro Forma Condensed Consolidating Statement of Operations for the year ended
   December 31, 1996    ..................................................................    F-4
  Pro Forma Condensed Consolidating Statement of Operations for the six month period ended
   June 30, 1997  ........................................................................    F-5
  Notes to the Pro Forma Condensed Consolidating Financial Information  ..................    F-6

                BERKSHIRE REALTY COMPANY, INC. AND SUBSIDIARIES

             PRO FORMA CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

     The following sets forth the pro forma condensed consolidating balance sheet of Berkshire Realty Company, Inc. and its subsidiaries (the "Company") as of June 30, 1997, and the pro forma condensed consolidating statements of operations for the year ended December 31, 1996 and the six-month period ended June 30, 1997.

     The unaudited pro forma condensed consolidating financial information is presented as if the following transactions had been consummated on June 30, 1997, for balance sheet purposes, and at the beginning of the periods presented, for purposes of the statements of operations:

     o The Company consummated the Offering, issuing 10,000,000 Common Shares at $121/8 per share, and applied the net proceeds therefrom as described under "Use of Proceeds," including the repayment of $63.0 million of indebtedness under its variable rate credit facilities and master repurchase agreement and the funding of $32.1 million related to the Questar Transaction.

     o The Company acquired, as part of the Questar Transaction, 18 apartment communities and the related property management operations, and an apartment development project in exchange for $131.7 million of mortgage indebtedness assumed, $20.6 million of Units, $4.7 million in Common Stock and $24.6 million in cash. Additionally a $7.5 million loan will be funded to the Questar Borrowers.

     o The Company sold the Pointe West and Howell Commons apartment communities, and the Banks Crossing, Greentree Plaza, Brookwood Village and Crossroads retail centers (hereinafter referred to as the "Dispositions").

     o In separate transactions, the Company acquired third-party management contracts and certain other intangible assets of the entities providing advisory, development and property management services to the Company (hereinafter referred to as the "Advisor and Property Manager Transactions") in exchange for 1.3 million Units valued at $13.0 million with respect to the Advisor Transaction, and 1.7 million Units valued at $17.6 million with respect to the Property Manager Transaction.

     o In 1996, the Company acquired Berkshire Towers, the Merit Portfolio (Pleasant Woods, Golf Side, Providence, Benchmark and Prescott Place
          II), Prescott Place I and Hunters Glen (hereinafter collectively referred to as the "1996 Acquisitions") in exchange for $61.9 million of mortgage indebtedness assumed, $22.2 million of Units and $25.8 million in cash.

     o In 1997, the Company acquired Westchester West, Polos West, Sun Chase, the Emerald Portfolio (Berkshires by the Chesapeake, The Cove, Lighthouse and Lamplighter), the Citibank Portfolio (Huntington Brook, Huntington Ridge, Huntington Lake and Sweetwater) and Summer Place (hereinafter collectively referred to as the "1997 Acquisitions") in exchange for $34.8 million of mortgage indebtedness assumed, $12.6 million of Units and $77.4 million in cash.

     o The Company issued 2,737,000 shares of Series 1997-A Preferred, at $25.00 per share. The Series 1997-A Preferred earns a dividend of 9%. The net proceeds from the sale was approximately $65.8 million.

     This pro forma condensed consolidating financial information should be read in conjunction with the historical financial statements of the Company and the related notes thereto incorporated herein by reference. In management's opinion, all adjustments necessary to reflect the effects of the transactions to be consummated have been made. The pro forma condensed consolidating financial information is unaudited and is not necessarily indicative of what the actual financial position would have been as of June 30, 1997, nor does it purport to represent the future financial position and the results of operations of the Company.

                BERKSHIRE REALTY COMPANY, INC. AND SUBSIDIARIES
                PRO FORMA CONDENSED CONSOLIDATING BALANCE SHEET
                                 JUNE 30, 1997
                                  (unaudited)
                            (dollars in thousands)



                                                                         Preferred
                                                              1997        Stock       Questar
                               Historical   Disposition   Acquisitions   Offering   Transaction    Offering      Total
                              ------------ ------------- -------------- ---------- ------------- ------------- ---------
                                                (1)           (2)          (3)          (4)           (5)
Assets
Multifamily real estate,
 net of accumulated
 depreciation ...............   $448,419    $      --      $  94,660      $    --   $ 181,521     $      --    $724,600
Other real estate
 assets, net of
 accumulated
 depreciation ...............     62,061      (11,456)            --           --          --            --      50,605
                                ---------   ---------      ---------     --------   ---------     ---------    ---------
 Total real estate
 assets    ..................    510,480      (11,456)        94,660           --     181,521            --     775,205
                                ---------   ---------      ---------     --------   ---------     ---------    ---------
Cash and cash
 equivalents  ...............      8,232        4,796        (68,300)      65,853     (32,106)       50,750      29,225
Intangible assets, net
 of accumulated
 amortization    ............     28,997           --             --           --          --            --      28,997
Other assets  ...............     30,406           --             --           --       7,500            --      37,906
                                ---------   ---------      ---------     --------   ---------     ---------    ---------
Total assets  ...............   $578,115    $  (6,660)     $  26,360      $65,853   $ 156,915     $  50,750    $871,333
                                =========   =========      =========     ========   =========     =========    =========
Liabilities
Credit agreements and
 variable rate debt    ......   $125,610    $  (6,660)     $      --      $    --   $      --     $ (63,000)   $ 55,950
Mortgage notes
 payable   ..................    165,897           --         17,686           --     131,654            --     315,237
Other liabilities   .........     14,382           --             --           --          --            --      14,382
                                ---------   ---------      ---------     --------   ---------     ---------    ---------
 Total liabilities  .........    305,889       (6,660)        17,686           --     131,654       (63,000)    385,569
                                ---------   ---------      ---------     --------   ---------     ---------    ---------
Minority interest in
 Operating Partnership       .    57,715           --          8,674           --      20,561            --      86,950
Shareholders' equity   .         214,511           --             --       65,853       4,700       113,750     398,814
                                ---------   ---------      ---------     --------   ---------     ---------    ---------
Total liabilities &
 shareholders'
 equity .....................   $578,115    $  (6,660)     $  26,360      $65,853   $ 156,915     $  50,750    $871,333
                                =========   =========      =========     ========   =========     =========    =========

BERKSHIRE REALTY COMPANY, INC. AND SUBSIDIARIES PRO FORMA CONDENSED
                     CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (unaudited)
                 (dollars in thousands, except share amounts)

                                                                     Property
                                                                    Manager &
                                                                     Advisor          1996
                                       Historical   Dispositions   Transactions   Acquisitions
                                      ------------ -------------- -------------- --------------
Revenue                                                 (6)            (7)            (8)
Rental income   .....................   $ 89,451     ($ 8,254)      $      --     $   9,641
Other income ........................      3,551          (35)          3,804            90
                                        ---------     --------      ---------     -----------
Total revenue   .....................     93,002       (8,289)          3,804         9,731
                                        ---------     --------      ---------     -----------
Expenses
Property operating expenses .........     29,374       (2,035)         (1,302)        4,280
Real estate taxes  ..................      8,654         (758)             --           860
Property management fees ............      4,325         (465)         (3,689)           --
Property management
 operations  ........................         --           --           4,642            --
General and administrative  .........      4,646           --             (10)           --
Interest  ...........................     20,501         (577)             --         2,366
Amortization of intangible assets          1,121           --              --            --
Non-recurring charges ...............        442           --              --            --
Provision for losses  ...............      7,500       (2,800)             --            --
Depreciation and amortization  ......     29,050       (2,228)             --         3,084(11)
                                        ---------     --------      ---------     -----------
Total expenses  .....................    105,613       (8,863)           (359)       10,590
                                        ---------     --------      ---------     -----------
Income (loss) from
 operations  ........................    (12,611)         574           4,163          (859)
Minority interest in Operating
 Partnership ........................      1,136           --              --            --
Income (loss) from joint
 venture, net of minority
 interest ...........................     (2,737)       3,491              --            --
                                        ---------     --------      ---------     -----------
Income (loss) before gains on
 sales and extraordinary
 items ..............................  ($ 14,212)     $ 4,065       $   4,163    ($     859)
                                        =========     ========      =========     ===========
Income allocated to preferred
 shareholders   .....................
Net loss available to common
 shareholders   .....................
Weighted average shares of
 Common Stock outstanding   .
Net loss per weighted average
 share of Common Stock
 outstanding    .....................



                                                                             Other
                                           1997          Questar           Pro Forma
                                       Acquisitions    Transaction        Adjustments          Total
                                      -------------- ---------------- ------------------- ---------------
Revenue                                    (9)             (10)
Rental income   ..................... $   19,002      $   25,311       $         --         $   135,151
Other income ........................        370           1,228                735(4)            9,743
                                      -----------     -----------      ------------         ------------
Total revenue   .....................     19,372          26,539                735             144,894
                                      -----------     -----------      ------------         ------------
Expenses
Property operating expenses .........      6,503           8,696                 --              45,516
Real estate taxes  ..................      1,911           2,298                 --              12,965
Property management fees ............         --              --                 --                 171
Property management
 operations  ........................         --           1,111                 --               5,753
General and administrative  .........         34              --                 --               4,670
Interest  ...........................      2,826          10,323             (4,622)(12)         30,817
Amortization of intangible assets             --              --              9,016 (13)         10,137
Non-recurring charges ...............         --              --                 --                 442
Provision for losses  ...............         --              --                 --               4,700
Depreciation and amortization  ......      6,819(11)       9,306(11)             --              46,031
                                      -----------     -----------      ------------         ------------
Total expenses  .....................     18,093          31,734              4,394             161,202
                                      -----------     -----------      ------------         ------------
Income (loss) from
 operations  ........................      1,279          (5,195)            (3,659)            (16,308)
Minority interest in Operating
 Partnership ........................         --              --              2,777 (14)          3,913
Income (loss) from joint
 venture, net of minority
 interest ...........................         --              --                 --                 754
                                      -----------     -----------      ------------         ------------
Income (loss) before gains on
 sales and extraordinary
 items .............................. $    1,279     ($    5,195)     ($        882)       ($    11,641)
                                      ===========     ===========      ============         ============
Income allocated to preferred
 shareholders   .....................                                  $      6,158 (15)    $     6,158
                                                                       ------------         ------------
Net loss available to common
 shareholders   .....................                                                      ($    17,799)
                                                                                            ============
Weighted average shares of
 Common Stock outstanding   .                                                                35,793,147
                                                                                            ============
Net loss per weighted average
 share of Common Stock
 outstanding    .....................                                                      ($      0.50)
                                                                                            ============

BERKSHIRE REALTY COMPANY, INC. AND SUBSIDIARIES PRO FORMA CONDENSED
                     CONSOLIDATING STATEMENT OF OPERATIONS
                       FOR THE PERIOD ENDED JUNE 30, 1997
                                  (unaudited)
                 (dollars in thousands, except share amounts)



                                                                     Property
                                                                    Manager &
                                                                     Advisor
                                       Historical   Dispositions   Transactions
                                      ------------ -------------- --------------
Revenue                                                   (16)           (17)
Rental income   .....................   $49,709      ($ 1,309)       $    --
Other income ........................     2,379            --            638
                                        --------      --------       -------
Total revenue   .....................    52,088        (1,309)           638
                                        --------      --------       -------
Expenses
Property operating expenses    ......    15,425          (166)           (25)
Real estate taxes  ..................     4,718           (77)            --
Property management fees ............       819           (81)          (709)
Property management operations       .    2,156            --            989
General and administrative  .........     2,426            --             --
Interest  ...........................    11,485            --             --
Amortization of intangible assets         1,527            --             --
Costs associated with Advisor
 Transaction ........................     1,200            --             --
Non-recurring charges ...............        --            --             --
Provision for loss    ...............        --            --             --
Depreciation and amortization  ......    15,579           (19)            --
                                        --------      --------       -------
Total expenses  .....................    55,335          (343)           255
                                        --------      --------       -------
Income (loss) from operations  ......    (3,247)         (966)           383
Minority interest in Operating
 Partnership ........................       571            --             --
Income (loss) from joint venture,
 net of minority interest   .........      (418)          726             --
                                        --------      --------       -------
Income (loss) before gains and
 extraordinary items  ...............  ($ 3,094)     ($   240)       $   383
                                        ========      ========       =======
Income allocated to preferred
 shareholders   .....................
Net loss available to common
 shareholders   .....................
Weighted average shares of
 Common Stock outstanding   .
Net income (loss) per weighted
 average share of Common
 Stock outstanding ..................



                                                                             Other
                                           1997          Questar           Pro Forma
                                       Acquisitions    Transaction        Adjustments          Total
                                      -------------- ---------------- ------------------- ---------------
Revenue                                      (18)            (10)
Rental income   ..................... $    8,540      $   12,689      $          --         $    69,629
Other income ........................        194             691                367 (4)           4,269
                                      -----------     -----------     ------------          ------------
Total revenue   .....................      8,734          13,380                367              73,898
                                      -----------     -----------     ------------          ------------
Expenses
Property operating expenses    ......      2,684           3,011                 --              20,929
Real estate taxes  ..................        917           1,656                 --               7,214
Property management fees ............         --              --                 --                  29
Property management operations       .        --           1,865                 --               5,010
General and administrative  .........         --              --                 --               2,426
Interest  ...........................        869           5,180             (2,403)(20)         15,131
Amortization of intangible assets             --              --              3,541 (21)          5,068
Costs associated with Advisor
 Transaction ........................         --              --                 --               1,200
Non-recurring charges ...............         --              --                 --                  --
Provision for loss    ...............         --              --                 --                  --
Depreciation and amortization  ......      2,866(19)       4,781(19)             --              23,207
                                      -----------     -----------     ------------          ------------
Total expenses  .....................      7,336          16,493              1,138              80,214
                                      -----------     -----------     ------------          ------------
Income (loss) from operations  ......      1,398          (3,113)              (771)             (6,316)
Minority interest in Operating
 Partnership ........................         --              --              1,063 (22)          1,634
Income (loss) from joint venture,
 net of minority interest   .........         --              --                 --                 308
                                      -----------     -----------     ------------          ------------
Income (loss) before gains and
 extraordinary items  ............... $    1,398     ($    3,113)     $         292        ($     4,374)
                                      ===========     ===========     ============          ============
Income allocated to preferred
 shareholders   .....................                                 $       3,079 (23)    $     3,079
                                                                      ------------          ------------
Net loss available to common
 shareholders   .....................                                                      ($     7,453)
                                                                                            ============
Weighted average shares of
 Common Stock outstanding   .                                                                35,850,743
                                                                                            ============
Net income (loss) per weighted
 average share of Common
 Stock outstanding ..................                                                      ($      0.21)
                                                                                            ============

                BERKSHIRE REALTY COMPANY, INC. AND SUBSIDIARIES

        NOTES TO PRO FORMA CONDENSED CONSOLIDATING FINANCIAL STATEMENTS
                                  (unaudited)
               (dollars in thousands, except share and unit data)

Notes to Pro Forma Condensed Consolidating Balance Sheet as of June 30, 1997:

(1) Sale of Crossroads and related debt repayment during the quarter ended September 30, 1997.

(2) Pro forma balance sheet adjustments for acquisitions subsequent to June 30, 1997 are as follows:


                                                          Emerald      Citibank       Summer
                                                         Portfolio     Portfolio       Place         Total
  Assets                                                -----------   -----------   -----------   ------------
   Multifamily real estate, net of accumulated
    depreciation    .................................    $ 27,360     $ 60,300       $  7,000      $  94,660
   Other real estate assets, net of accumulated
    depreciation    .................................          --           --             --             --
                                                         --------     ---------      --------      ---------
     Total real estate assets   .....................      27,360       60,300          7,000         94,660
   Cash and cash equivalents    .....................      (1,000)     (60,300)        (7,000)       (68,300)
   Intangible assets, net of accumulated amortization          --           --             --             --
   Other assets  ....................................          --           --             --             --
                                                         --------     ---------      --------      ---------
   Total assets  ....................................    $ 26,360     $     --       $     --      $  26,360
                                                         ========     =========      ========      =========
   Liabilities
   Credit agreements and variable rate debt    ......    $     --     $     --       $     --      $      --
   Mortgage notes payable ...........................      17,686           --             --         17,686
   Other liabilities   ..............................          --           --             --             --
                                                         --------     ---------      --------      ---------
    Total liabilities  ..............................      17,686           --             --         17,686
   Minority interest in Operating Partnership  ......       8,674           --             --          8,674
   Shareholders' equity   ...........................          --           --             --             --
                                                         --------     ---------      --------      ---------
   Total liabilities & shareholders' equity .........    $ 26,360     $     --       $     --      $  26,360
                                                         ========     =========      ========      =========

   Mortgage notes payable of $17,686 were assumed in conjunction with the acquisition of the Emerald Portfolio bearing interest at 7.75% with maturities ranging from 2118 to 2020. Approximately 772,000 Units (of which approximately 257,000 Units are deferred as to issuance until January 1998) valued at $8,674 have been issued in connection with the acquisition. The number of Units was based on a share price of $11.25 of Common Stock of the Company.

(3) Proceeds from the sale of 2,737,000 shares of the Series 1997-A Preferred. The shares were priced at $25 per share. Proceeds to the Company, net of issuance costs of $2,572, was $65,853.

(4)  In connection with the Questar Transaction:

     (a) a loan will be provided to the Questar Borrowers, the interest rate of which is anticipated to be 9.7% per annum and will mature five years from the closing date;

     (b) the Company will assume 15 mortgages with an aggregate principal balance of $131,654 with a weighted average interest rate of 8.08%, with maturities ranging from 2004 to 2035;

     (c) 1,749,883 Units valued at $20.6 million, of which approximately 695,000 Units will be issued and will not earn distributions until one year from the date of closing; and

     (d) 400,000 shares of the Company's Common Stock will be issued at the date of closing.

     (5) Anticipated net proceeds of $113,750 from the issuance of 10,000,000 shares, of the Company's Common Stock at $12.125 per share net of estimated costs of issuance of $7,500. The Company plans to use $63,000 of the proceeds to repay the Company's credit facilities and master repurchase agreement.

                BERKSHIRE REALTY COMPANY, INC. AND SUBSIDIARIES

        NOTES TO PRO FORMA CONDENSED CONSOLIDATING FINANCIAL STATEMENTS
                                  (unaudited)
               (dollars in thousands, except share and unit data)

Notes to Pro Forma Condensed Consolidating Statement of Operations for the year ended December 31, 1996:

(6) Pro forma results of operations for year ended December 31, 1996 for the properties sold in 1996 and 1997 are as follows:


                                         Pointe     Greentree     Howell       Banks     Brookwood
                                          West        Plaza      Commons     Crossing    Village    Crossroads     Total
                                      ------------ ----------- ------------ ----------- ---------- ------------ ------------
Revenue
Rental income   .....................  ($ 1,393)    ($ 1,387)  ($ 1,981)     ($ 1,819)    $   --    ($ 1,674)    ($ 8,254)
Other income ........................       (31)          --           (4)         --         --          --          (35)
                                        --------     --------   ---------     --------    -------    --------     --------
Total revenue   .....................    (1,424)      (1,387)    (1,985)       (1,819)        --      (1,674)      (8,289)
Expenses
Property operating expenses .........      (474)        (470)      (640)         (219)        --        (232)      (2,035)
Real estate taxes  ..................      (236)        (208)      (131)          (90)        --         (93)        (758)
Property management fees ............       (69)         (93)       (92)         (110)        --        (101)        (465)
Interest  ...........................      (577)          --         --            --         --          --         (577)
Provision for losses  ...............        --       (1,800)        --          (750)        --        (250)      (2,800)
Depreciation and amortization  ......      (496)        (355)      (498)         (423)        --        (456)      (2,228)
                                        --------     --------   ---------     --------    -------    --------     --------
Total expenses  .....................    (1,852)      (2,926)    (1,361)       (1,592)        --      (1,132)      (8,863)
                                        --------     --------   ---------     --------    -------    --------     --------
(Income) loss from operations  ......       428        1,539       (624)         (227)        --        (542)         574
(Income) loss from joint venture, net
 of minority interest ...............        --           --         --            --      3,491          --        3,491
                                        --------     --------   ---------     --------    -------    --------     --------
(Income) loss before gains and
 extraordinary items  ...............   $   428      $ 1,539   ($   624)     ($   227)    $3,491    ($   542)     $ 4,065
                                        ========     ========   =========     ========    =======    ========     ========

(7) Pro forma adjustments for the year ended December 31, 1996 related to the Advisor and Property Manager Transactions, are as follows:

(a) Increased third party property management revenue by $3,804 for 1996 as a result of third party multifamily property management contracts acquired in the Property Manager Transaction.

(b) Reduced property management fees by $3,689 and reimbursements by $1,302 for 1996 for the Company owned multifamily properties as a result of the Company becoming self-managed in the Property Manager Transaction.

(c) Increased property management operations expense by $4,392 for 1996 as a result of the Company becoming self-managed in the Property Manager Transaction.

(d) Incremental cost of property management operations by $250 attributable to the increased asset base.

(e) Decreased general and administrative expenses resulting from advisory fees for the period January 1, 1996 through February 28, 1996 of $202 and increased general and administrative expense of $192 as a result of the Company becoming self advised in the Advisor Transaction.

                BERKSHIRE REALTY COMPANY, INC. AND SUBSIDIARIES

        NOTES TO PRO FORMA CONDENSED CONSOLIDATING FINANCIAL STATEMENTS
                                  (unaudited)
               (dollars in thousands, except share and unit data)

(8) Pro forma results of operations for the year ended December 31, 1996 for the 1996 Acquisitions are as follows:



                                          Berkshire       Merit       Hunters     Prescott
                                           Towers       Portfolio      Glen       Place I      Total
                                         -----------   -----------   ---------   ---------   ----------
Revenue
Rental income ........................    $  3,394       $4,359       $1,106       $782       $ 9,641
Other income  ........................          85            5           --         --            90
                                          --------       -------      ------       -----      -------
Total revenue ........................       3,479        4,364        1,106        782         9,731
Expenses
Property operating expenses  .........       2,011        1,602          392        275         4,280
Real estate taxes   ..................         155          468          140         97           860
Interest   ...........................       1,560          515          291         --         2,366
Depreciation and amortization   ......       1,311        1,256          319        198         3,084
                                          --------       -------      ------       -----      -------
Total expenses   .....................       5,037        3,841        1,142        570        10,590
                                          --------       -------      ------       -----      -------
Income (loss) from operations   ......    $ (1,558)      $  523       $  (36)      $212       $  (859)
                                          ========       =======      ======       =====      =======

(9) Pro forma results of operations for the year ended December 31, 1996 for the 1997 Acquisitions are as follows:



                                                               Sun Chase &      Emerald      Citibank      Summer
                                          Westchester West     Polos West      Portfolio     Portfolio     Place      Total
                                         ------------------   -------------   -----------   -----------   --------   --------
Revenue
Rental income ........................        $2,586             $2,539         $4,755        $7,860       $1,262    $19,002
Other income  ........................            65                 --             22           283           --        370
                                              ------             -------        ------        -------      -------   --------
Total revenue ........................         2,651              2,539          4,777         8,143        1,262     19,372
Expenses
Property operating expenses  .........         1,075                770          1,752         2,394          512      6,503
Real estate taxes   ..................           195                270            257         1,070          119      1,911
General and administrative   .........            --                 --             34            --           --         34
Interest   ...........................           944                435          1,447            --           --      2,826
Depreciation and amortization   ......           880                763          1,496         3,296          384      6,819
                                              ------             -------        ------        -------      -------   --------
Total expenses   .....................         3,094              2,238          4,986         6,760        1,015     18,093
                                              ------             -------        ------        -------      -------   --------
Income (loss) from operations   ......        $ (443)            $  301         $ (209)       $1,383       $  247    $ 1,279
                                              ======             =======        ======        =======      =======   ========

(10) Historical results of operations for the multifamily assets and management companies to be acquired as part of the Questar Transaction are incorporated by reference herein from the Company's Current Report on Form 8-K, filed on October 14, 1997.

                BERKSHIRE REALTY COMPANY, INC. AND SUBSIDIARIES

                                  (unaudited)
               (dollars in thousands, except share and unit data)

(11) Detail of pro forma depreciation expense is presented as follows:

                                                      Estimated
                                       Purchase       Lives of
Property                                Price       Assets (Yrs.)     Depreciation
-----------------------------------   ----------   ---------------   -------------
   1996 Acquisitions:
----------------------------------
   Berkshire Towers ...............   $ 52,336         3 to 25          $ 1,311
   Merit Portfolio  ...............     38,925         3 to 25            1,256
   Prescott Place I ...............      8,700         3 to 25              198
   Hunters Glen  ..................     10,000         3 to 25              319
                                                                        --------
                                                                          3,084
                                                                        --------
   1997 Acquisitions:
----------------------------------
   Westchester West    ............     16,100         3 to 25              880
   Polos West and Sun Chase  ......     13,950         3 to 25              763
   Emerald Portfolio   ............     27,360         3 to 25            1,496
   Citibank Portfolio  ............     60,300         3 to 25            3,296
   Summer Place  ..................      7,000         3 to 25              384
                                                                        --------
                                                                          6,819
                                                                        --------
   Pending Acquisition:
----------------------------------
   Questar Transaction ............    174,935         3 to 25            9,306
                                                                        --------
   Pro forma depreciation .........                                     $19,209
                                                                        ========

(12) The pro forma effect to interest expense for the year ended December 31, 1996 on variable rate debt expected to be repaid with proceeds of the offering is $4,252. In addition, the pro forma effect to interest expense for two Questar mortgages expected to be refinanced is $370.

(13) Pro forma amortization of intangible assets acquired in connection with the Advisor and Property Manager Transactions are calculated as follows:

                                                Historical      Period       Pro Forma
                                                Total Cost     (Months)     Amortization
                                               ------------   ----------   -------------
   Property Manager Transaction:
    Intangible assets  .....................     $13,246          36         $  4,415
    Third-party management contracts  ......       4,951          48            1,238
   Advisor Transaction:
    Intangible assets  .....................      13,448          36            4,484
                                                                             --------
   Pro forma amortization    ...............                                   10,137
   Historical amortization   ...............                                   (1,121)
                                                                             --------
   Pro forma amortization adjustment  ......                                 $  9,016
                                                                             ========

   The Company utilized 10 and 15 year lives respectively for the amortization of certain intangible assets in its 1996 and interim 1997 financial statements. Commencing in the period ended September 30, 1997, the Company will prospectively amortize the intangible assets over a three-year life.

(14) Pro forma minority interest (17.42%) in Operating Partnership.

(15) Preferred dividends of $6,158 on 2,737,000 shares of the 1997 Series-A Preferred issued with a dividend rate of 9%.

                BERKSHIRE REALTY COMPANY, INC. AND SUBSIDIARIES

                                  (unaudited)
               (dollars in thousands, except share and unit data)

Notes to Pro Forma Condensed Consolidating Statement of Operations for the
                     period ended June 30, 1997:

(16) Pro forma results of operations for the period ended June 30, 1997 for properties sold in 1997 are as follows:


                                                     Howell       Banks       Brookwood
                                                     Commons     Crossing     Village      Crossroads       Total
                                                    ---------   ----------   ----------   ------------   ------------
Revenue
Rental income   .................................   ($ 66)       ($ 408)        $ --        ($ 835)       ($ 1,309)
                                                     ------       ------        -----        ------        --------
Total revenue   .................................     (66)         (408)          --          (835)         (1,309)
Expenses
Property operating expenses    ..................     (45)          (49)          --           (72)           (166)
Real estate taxes  ..............................      (5)          (24)          --           (48)            (77)
Property management fees    .....................      (5)          (26)          --           (50)            (81)
Depreciation and amortization  ..................     (19)           --           --            --             (19)
                                                     ------       ------        -----        ------        --------
Total expenses  .................................     (74)          (99)          --          (170)           (343)
                                                     ------       ------        -----        ------        --------
(Income) loss from operations  ..................       8          (309)          --          (665)           (966)
(Income) loss from joint venture, net of minority
 interest    ....................................      --            --          726            --             726
                                                     ------       ------        -----        ------        --------
(Income) loss before gains and extraordinary
 items    .......................................    $  8        ($ 309)        $726        ($ 665)       ($   240)
                                                     ======       ======        =====        ======        ========

(17) Pro forma adjustments for the six months ended June 30, 1997 related to the Property Manager Transaction are as follows:

(a) Increased third-party property management revenue by $638 for 1997 as a result of third-party multifamily property management contracts acquired in the Property Manager Transaction.

(b) Reduced property management fees by $709 and reimbursements by $25 for 1997 for the Company owned multifamily properties as a result of the Company becoming self-managed in the Property Manager Transaction.

(c) Increased property management operations expense by $864 for 1997 as a result of the Company becoming self-managed.

(d) Incremental costs of property management operations of $125 attributable to the increased asset base.

(18) Pro forma results of operations for the period ended June 30, 1997 for properties acquired in 1997 are as follows:


                                          Sun Chase &      Emerald      Citibank      Summer
                                          Polos West      Portfolio     Portfolio     Place     Total
                                         -------------   -----------   -----------   -------   --------
Revenue
Rental income ........................       $974          $2,411        $4,518        $637     $8,540
Other income  ........................         --               6           188          --        194
                                             -----         ------        -------      -----     -------
Total revenue ........................        974           2,417         4,706         637      8,734
Expenses
Property operating expenses  .........        278             990         1,160         256      2,684
Real estate taxes   ..................        105             127           625          60        917
Interest   ...........................        157             712            --          --        869
Depreciation and amortization   ......        286             748         1,640         192      2,866
                                             -----         ------        -------      -----     -------
Total expenses   .....................        826           2,577         3,425         508      7,336
                                             -----         ------        -------      -----     -------
Income (loss) from operations   ......       $148          $ (160)       $1,281        $129     $1,398
                                             =====         ======        =======      =====     =======

                BERKSHIRE REALTY COMPANY, INC. AND SUBSIDIARIES

                                  (unaudited)
               (dollars in thousands, except share and unit data)

(19) Detail of pro forma depreciation expense is presented as follows:

                                                      Estimated
                                       Purchase       Lives of
Property                                Price       Assets (Yrs.)     Depreciation
-----------------------------------   ----------   ---------------   -------------
   1997 Acquisitions
----------------------------------
   Polos West and Sun Chase  ......   $ 13,950         3 to 25          $  286
   Emerald Portfolio   ............     27,360         3 to 25             748
   Citibank Portfolio  ............     60,300         3 to 25           1,640
   Summer Place  ..................      7,000         3 to 25             192
                                                                        -------
                                                                         2,866
                                                                        -------
   Pending Acquisitions
----------------------------------
   Questar Transaction    .........    174,935         3 to 25           4,781
                                                                        -------
   Pro forma depreciation .........                                     $7,647
                                                                        =======

(20) The pro forma effect to interest expense for the period ended June 30, 1997 on variable rate debt expected to be repaid with proceeds of the Offering is $2,221. In addition, the pro forma effect to interest expense for two Questar mortgages expected to be refinanced is $182.

(21) Pro forma amortization of intangible assets acquired in connection with the Advisor and Property Manager Transactions are calculated as follows:

                                                                  Pro Forma
                                                                Amortization        Pro Forma
                                                Total Cost     Period (Months)     Amortization
                                               ------------   -----------------   -------------
   Property Manager Transaction:
    Intangible assets  .....................     $13,246             36             $  2,208
    Third-party management contracts  ......       4,951             48                  619
   Advisors Transaction:
    Intangible assets  .....................      13,448             36                2,241
                                                                                    --------
   Pro forma amortization    ...............                                           5,068
   Historical amortization   ...............                                          (1,527)
                                                                                    --------
   Pro forma amortization adjustment  ......                                        $  3,541
                                                                                    ========

   The Company utilized 10 and 15 year lives respectively for the amortization of certain intangible assets in its 1996 and interim 1997 financial statements. Commencing in the period ended September 30, 1997, the Company will prospectively amortize the intangible assets over a three year life.

(22) Pro forma minority interest (17.39%) in the Operating Partnership.

(23) Preferred dividends of $3,079 on 2,737,000 shares of Series 1997-A Preferred issued with a dividend rate of 9%.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

PROSPECTUS


                                     [LOGO]

                        BERKSHIRE REALTY COMPANY, INC.
                                 $400,000,000
                       Debt Securities, Preferred Stock,
                     Common Stock and Securities Warrants

     Berkshire Realty Company, Inc. (the "Company"), may from time to time offer and sell in one or more series (i) its unsecured debt securities (the "Debt Securities"); (ii) shares of its preferred stock, par value $.01 per share (the "Preferred Stock"); (iii) shares of its common stock, par value $.01 per share ("Common Stock"); or (iv) warrants to purchase Debt Securities (the "Debt Securities Warrants"), warrants to purchase Preferred Stock (the "Preferred Stock Warrants") and warrants to purchase Common Stock (the "Common Stock Warrants") (the Debt Securities Warrants, Preferred Stock Warrants and Common Stock Warrants, collectively, the "Securities Warrants") with an aggregate public offering price of up to $400,000,000. The Debt Securities, Preferred Stock, Common Stock and Securities Warrants offered pursuant hereto (collectively, the "Offered Securities") may be offered separately or together, in separate series, in amounts and at prices and terms to be set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement"). The aggregate public offering price and terms of the Offered Securities will be determined by market conditions at the time such securities are offered. Unless otherwise specified in a Prospectus Supplement, the proceeds from the sale of the Offered Securities will be received by the Company and used for general corporate purposes.

     The applicable Prospectus Supplement shall set forth (i) with respect to Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder, any sinking fund provisions and any conversion provisions; (ii) with respect to Preferred Stock, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and all other specific terms of the Preferred Stock; (iii) with respect to Common Stock, the specific number of shares and issuance price per share; and (iv) with respect to Securities Warrants, the duration, offering price, exercise price and detachability. The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     The Offered Securities may be sold on a negotiated or competitive bid basis to or through underwriters or dealers designated from time to time or by the Company, directly or through agents. Certain terms of any offering and sale of Offered Securities, including, where applicable, the names of the underwriters, dealers or agents, if any, the principal amount or number of shares or Securities Warrants to be purchased, the purchase price of the Offered Securities, any applicable commissions, discounts and other compensation to underwriters, dealers and agents, and the proceeds to the Company from such sale, will be set forth in, or calculable from information contained in, a Prospectus Supplement. See PLAN OF DISTRIBUTION.

     The Common Stock is listed on the New York Stock Exchange under the symbol BRI. Subject to certain exceptions, if a person shall become the owner of shares of capital stock of the Company in excess of 9.8% of the then outstanding capital stock, such excess shares shall be subject to certain restrictions with respect to voting rights, dividends and distributions and transfer. See DESCRIPTION OF THE CAPITAL STOCK OF THE COMPANY--Restrictions on the Ownership and Transfer of Excess Shares.

                                  ----------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                 ------------

                 The date of this Prospectus is October 7, 1997

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), pursuant to the Exchange Act. Such reports, proxy statements and other information filed by the Company may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 and are also available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, NY 10048 and at 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. In addition, the Common Stock of the Company is listed on the New York Stock Exchange, and similar information concerning the Company can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission, 450 Fifth Street, N.W., Washington, DC 20549, a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Offered Securities. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial schedules thereto. For further information concerning the Company and the Offered Securities, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission at its regional offices at the locations listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.



                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission (File No. 1-10660) are incorporated herein by reference:

     (a) Annual Report on Form 10-K for the year ended December 31, 1996 and amendment to such Annual Report on Form 10-K/A;

     (b) Quarterly Reports on Form 10-Q for the three- and six-month periods ended March 31 and June 30, 1997, respectively, and respective amendments to such Quarterly Reports on Form 10-Q/A; and

     (c) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed November 19, 1990 pursuant to the Exchange Act.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all Offered Securities offered hereby have been sold or which deregisters all Offered Securities then remaining unsold shall be incorporated by reference in this Prospectus and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other document subsequently filed with the Commission which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Request for such copies should be directed to: Berkshire Realty Company, Inc., 470 Atlantic Avenue, Boston, Massachusetts 02210, Attention: Marianne Pritchard, Senior Vice President and Chief Financial Officer, telephone (888) 867-0100.

     As used herein, the term "Company" includes Berkshire Realty Company, Inc., and those entities owned or controlled thereby, including BRI OP Limited Partnership (the "Operating Partnership"), of which Berkshire Realty Company, Inc., is the Special Limited Partner and its wholly owned "qualified REIT subsidiary" is the general partner (the "General Partner"), and several additional wholly owned subsidiaries that are also "qualified REIT subsidiaries" for federal tax purposes. Where used herein, the term "Funds from Operations" ("FFO") shall mean net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures, which definition has been adopted by the National Association of Real Estate Investment Trusts ("NAREIT").


                                  THE COMPANY


General
     The Company, a Delaware corporation, is a self-administered and self-managed equity real estate investment trust ("REIT") which specializes in the ownership and operation of apartment communities. As of June 30, 1997, the Company had investments in 44 properties in 8 states consisting of 40 apartment communities having in the aggregate 13,341 units and 4 retail centers with a total of 851,000 square feet of leasable space. One retail center is owned through a joint venture with an affiliate of the Company. In addition, the Company owns a mortgage loan collateralized by a multifamily apartment complex located in Florida, a 296-unit development project located in Durham, North Carolina, and three parcels of land for future development, two of which are in Greenville, South Carolina, and one in Dallas, Texas. (The properties owned by the Company are referred to herein as the "Properties.")

     The Company's principal executive offices are located at 470 Atlantic Avenue, Boston, Massachusetts 02210 and its telephone number is (888) 867-0100.



The Operating Subsidiaries of the Company
     The operations of the Company are conducted primarily through the Operating Partnership and subsidiary corporations and limited partnerships (the "Operating Subsidiaries"), so that, among other things, the Company is able to comply with certain technical and complex requirements under the federal tax law relating to the assets and income that a REIT may hold or earn.

     The Company currently holds 80.56% of the partnership interests in the Operating Partnership in its capacity as a Special Limited Partner and through its ownership of the General Partner. The remaining 19.44% of the partnership interests in the Operating Partnership are owned by affiliated and unaffiliated third parties who own units of limited partnership interest in the Operating Partnership ("Units"). Units are redeemable on a one-for-one basis for shares of Common Stock or, at the Company's election, for cash, and holders of Units generally receive distributions per Unit equal to the dividend per share paid in respect of the Common Stock. The Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "Partnership Agreement") provides for a special allocation of net income or loss of the Operating Partnership to holders of Units to provide such holders with the economic effect of net income or losses realized in respect of all Properties on a consolidated basis.


Tax Status of the Company
     The Company first elected to be taxed as a REIT for federal income tax purposes for its taxable year ended December 31, 1991, and expects to continue to elect such status. Although the Company believes that it was organized and has been operating in conformity with the requirements for qualification as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), no assurance can be given that the Company will continue to qualify as a REIT. Qualification as a REIT involves application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. If in any taxable year the Company should fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to shareholders for computing taxable income and would be subject to federal taxation at regular corporate rates. Unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which REIT qualification was lost. As a result, the Company's ability to make distributions to its shareholders would be adversely affected. See FEDERAL INCOME TAX CONSIDERATIONS and DESCRIPTION OF THE CAPITAL STOCK OF THE COMPANY--Restrictions on the Ownership and Transfer of Excess Shares.

                                USE OF PROCEEDS

     Unless otherwise described in the Prospectus Supplement which accompanies this Prospectus, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, which may include the acquisition, development, rehabilitation and operation of apartment communities as suitable opportunities arise, the improvement of certain Properties in the Company's portfolio and the repayment of certain then-outstanding secured or unsecured indebtedness.


                DESCRIPTION OF THE CAPITAL STOCK OF THE COMPANY

     The authorized capital stock of the Company consists of 140,000,000 shares of Common Stock and 60,000,000 shares of Preferred Stock.


Common Stock
     Subject to such preferential rights as may be granted by the Board of Directors in connection with the future issuance of Preferred Stock, holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive ratably such dividends as may be declared in respect of the Common Stock by the Board of Directors in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of Preferred Stock. Holders of Common Stock have no subscription, conversion or redemption rights. Matters submitted for shareholder approval generally require a majority vote of the shares present and voting thereon; certain matters, however, require a Supermajority vote. See Charter and By-Law Provisions--Voting Requirements below. The outstanding shares of Common Stock are fully paid and nonassessable.


Preferred Stock
     General. The Board of Directors is empowered by the Company's Restated Certificate of Incorporation to designate and issue from time to time one or more classes or series of Preferred Stock without shareholder approval. The Board of Directors may fix the relative rights, limitations, preferences and privileges of each class or series of Preferred Stock so issued. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, it may afford the holders in any series or class of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock.

     Series A Preferred Stock. The Company has designated and issued 2,737,000 shares of Series 1997-A Convertible Preferred Stock (the "Series A Preferred") pursuant to the authority granted by the Restated Certificate of Incorporation. As of the date hereof, 2,337,000 of such shares of Series A Preferred are owned by Westbrook Berkshire Holdings, L.L.C., an affiliate of Westbrook Real Estate Fund II, L.P., and the balance is owned by six clients of Morgan Stanley Asset Management, Inc. The outstanding shares of Series A Preferred are fully paid and nonassessable.

     Holders of shares of Series A Preferred are entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the payment of dividends, preferential cumulative quarterly cash dividends equal to the greater of (i) 2.25% of $25.00 per share (the price per share paid upon issuance of the Series A Preferred) (such $25.00, the "Stated Value") and
(ii) the dollar amount of the dividend paid per share of Common Stock multiplied by the number of shares of Common Stock into which each share of Series A Preferred is then entitled to be converted. Such dividends accrue whether or not the Company has earnings or surplus and are payable before any dividends or distributions are paid on, or the Company makes any redemptions or purchases of, shares of Common Stock.

     Holders of Shares of Series A Preferred are entitled to vote, together with the holders of Common Stock as one class, on all matters on which the holders of Common Stock are entitled to vote. Each share of Series A Preferred is entitled to the number of votes as equal the number of shares of Common Stock into which a share of Series A Preferred is then entitled to be converted. The affirmative vote of a majority of the Series A Preferred is required to (i) issue additional shares of Series A Preferred or increase the number of authorized shares of Series A Preferred, (ii) authorize any reclassification of the Series A Preferred, (iii) require the exchange of Series A Preferred, (iv) amend, alter or repeal any provisions of the By-Laws of the Company in a manner that would adversely affect the holders of Series A Preferred or (v) amend, alter or repeal any provisions of the Restated Certificate of Incorporation of the Company, the terms of the Series A Preferred or any other pertinent organizational document in a manner that would adversely affect the rights and preferences of the Series A Preferred.

     In addition, for so long as there is outstanding at least 793,730 shares of Series A Preferred, the affirmative vote of a majority of the Series A Preferred is required for the following actions: (i) the transfer by the Company of the ownership of any interest in the General Partner of the Operating Partnership, the transfer by the General Partner to a third party of the right to exercise all or a portion of its rights as the General Partner of the Operating Partnership or the transfer by the Company in a single transaction or series of transactions of assets owned directly or indirectly by the Company having a value in excess of 10% of the fully-diluted market capitalization of the Company within any 90-day period or 20% of such market capitalization within any 360-day period, (ii) the Company's termination as a REIT, (iii) the alteration of the Company's business such that real estate assets owned directly or indirectly by the Company are, on a square foot basis, less than 90% invested in multifamily residential properties or (iv) the transfer, on or before September 19, 1998, of more than 30% of the Common Stock or Units held directly or indirectly by either Douglas Krupp or David Marshall.


     Holders of Series A Preferred are entitled to elect one Director to the Board of Directors of the Company. In addition, if four consecutive Series A Preferred quarterly dividends are in arrears, then the number of directors of the Company will be increased by the smallest number representing a majority of the number of Directors of the Company, and the holders of Series A Preferred will be entitled to elect such number of Directors.

     Upon (i) the transfer of substantially all the assets owned directly or indirectly by the Company, (ii) the merger or consolidation of the Company or the Operating Partnership with a third party (other than a merger of the Company and a wholly-owned subsidiary of the Company in which the fully-diluted market capitalization of the Company is unchanged), (iii) any recapitalization of the Company, the Operating Partnership and subsidiaries of the Company, considered as a whole, in a single transaction or series of transactions, aggregating 50% or more of the fully-diluted market capitalization of the Company or (iv) a "Change of Control" (as defined below), holders of Series A Preferred will be entitled to receive at their option either (i) out of the assets of the Company available for distribution to stockholders and before any payment to holders of Common Stock, an amount per share equal to 115% of the sum of the Stated Value and all accrued and unpaid dividends or (ii) Common Stock on conversion of their Series A Preferred.

     A Change of Control will be deemed to have occurred if any of the following occur (or, in the case of any proposal, if any of the following could occur as a result thereof): (i) the Company takes or fails to take any action such that it ceases to be required to file reports under Section 13 of the Exchange Act or any successor to that Section; (ii) any "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner"
(as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (A) 20% or more of the outstanding shares of Common Stock, or (B) 20%
(by right to vote or grant or withhold any approval) of the outstanding securities of any other class or classes which individually or together have the power to elect a majority of the members of the Board; (iii) the Board determines to recommend, or fails to determine to recommend, the acceptance of any proposal set forth in a tender offer statement or proxy statement filed by any person with the Commission which indicates the intention on the part of that person to acquire, or acceptance of which would otherwise have the effect of that person acquiring, either (A) 20% or more of the outstanding shares of the Common Stock, or (B) 20% (by right to vote or grant or withhold any approval) of the outstanding securities of any other class or classes which individually or together have the power to elect a majority of the members of the Board; (iv) other than as a result of the death or disability of one or more of the directors within a three-month period, and other than by reason of the holders of Series A Preferred exercising their rights to elect directors in the event of a failure to pay dividends, a majority of the members of the Board for any period of three consecutive months are not persons who (A) had been directors of the Company for at least the preceding 24 consecutive months or
(B) when they initially were elected to the Board, (x) were nominated (if they were elected by the shareholders) or elected (if they were elected by the directors) with the affirmative concurrence of 66-2/3% of the directors who were Continuing Directors at the time of the nomination or election by the Board and
(y) were not elected as a result of an actual or threatened solicitation of proxies or consents by a person other than the Board or an agreement intended to avoid or settle such a proxy solicitation (the directors described in clauses (A) and (B) of this subsection (iv) being "Continuing Directors"); (v) the Company or a subsidiary of the Company ceases to be the sole General
Partner of the Operating Partnership or grants or sells to any person, or consents to any amendment to the Partnership Agreement of the Operating Partnership, or the organizational documents of the other subsidiaries, which has the effect of transferring, the power to control or direct the actions of the Operating Partnership or such other subsidiaries as if such person (A) is a general partner of the Operating Partnership or (B) is a limited partner of the Operating Partnership with consent or approval rights greater than the consent or approval rights held by the limited partners of the Operating Partnership on the date hereof; or (vi) the Operating Partnership is a party to any entity conversion or any merger or consolidation in which the Operating Partnership is not surviving entity in such merger or consolidation or in which the effect is of the nature set forth in the next preceding clause (v).

     Upon liquidation, dissolution or winding-up of the Company, holders of Series A Preferred will be entitled to receive at their option either (i) out of the assets of the Company available for distribution to shareholders and before any payment to holders of Common Stock, an amount per share equal to 115% of the sum of the Stated Value and all accrued and unpaid dividends if such event occurs before September 25, 2002, 110% of such sum if such event occurs on or after September 25, 2002 but before September 25, 2003, 105% of such sum if such event occurs on or after September 25, 2003 but before September 25, 2004 and 100% of such sum if such event occurs on or after September 25, 2004 or (ii) Common Stock on conversion of their Series A Preferred. Notwithstanding the foregoing, if such event occurs as a result of the adoption and implementation of a plan of liquidation pursuant to rights granted to shareholders in the Company's Restated Certificate of Incorporation (see Termination below), then holders of Series A Preferred who voted in favor of the adoption of such plan will be entitled to receive at their option either
(i) an amount per share equal to the 100% of the sum of the Stated Value and all accrued and unpaid dividends or (ii) Common Stock on conversion of their Series A Preferred.

     Each share of Series A Preferred is convertible at the option of the holder beginning September 19, 1998 into 2.0619 shares of Common Stock, based on a conversion price of $12.125 per share of Common Stock. The conversion price is subject to adjustment in certain events. Further, the conversion price in effect from time to time will be reduced to 50% of such price in the event of the Company's failure to comply with certain of the terms of the Series A Preferred. After September 25, 2002, the Company has the right to convert at any time and from time to time not less than 500,000 shares of Series A Preferred on not less than 90 nor more than 120 days' notice into a number of shares of Common Stock equal to the product of (i) the number of shares of Series A Preferred to be converted and (ii) the sum of the Stated Value and all accrued and unpaid dividends divided by the conversion price then in effect. Such mandatory conversion is permitted only if the Common Stock has traded above the conversion price for 20 of the 30 consecutive trading days immediately prior to both the notice date and the mandatory conversion date, including the date immediately prior to both the notice date and the mandatory conversion date. Notwithstanding the Company's mandatory conversion right, each holder of Series A Preferred will have the right upon receipt of a mandatory conversion notice to require the Company to redeem any or all of such holder's shares of Series A Preferred at a redemption price per share equal to 110% of the sum of the Stated Value and all accrued and unpaid dividends. The Company in turn may elect to deliver to each holder of Series A Preferred who has elected such cash payment option such number of shares of Common Stock as equals the quotient of (i) the product of 104%, the redemption price and the number of shares of Series A Preferred noticed for redemption and (ii) the current market price of the Company's Common Stock.

     In the event of the Company's termination as a REIT, each holder of Series A Preferred will have the right to require the Company to redeem any or all of such holder's shares of Series A Preferred at a redemption price per share equal to 115% of the sum of the Stated Value and all accrued and unpaid dividends.

     The terms of the Series A Preferred provide that it will rank prior to any other series of Preferred Stock, prior to Common Stock and prior to any other class or series of capital stock of the Company with respect to the payment of dividends, the right to redemption and the distribution preference in the event of a change in ownership or the liquidation, dissolution or winding-up of the Company. Except as otherwise agreed to in the Stock Purchase Agreement among the Company, Westbrook Real Estate Fund II, L.P. and Westbrook Berkshire Holdings, L.L.C., pursuant to which the shares of Series A Preferred were issued and sold, holders of Series A Preferred have no preemptive rights.

     The applicable Prospectus Supplement will describe each of the following terms that may be applicable in respect of any Preferred Stock offered and issued pursuant to this Prospectus: (1) the specific designation, number of shares, seniority and purchase price; (2) any liquidation preference per share;
(3) any maturity date; (4) any mandatory or optional redemption or repayment dates and terms or sinking fund provisions; (5) any dividend rate or rates and the dates on which any dividends will be payable (or the method by which such rates or dates will be determined); (6) any voting rights; (7) any rights to convert the Preferred Stock into other securities or rights, including a description of the securities or rights into which such Preferred Stock is convertible (which may include other Preferred Stock) and the terms and conditions upon which such conversions will be effected including, without limitation, conversion rates or formulas, conversion periods and other related provisions; (8) the place or places where dividends and other payments with respect to the Preferred Stock will be payable; (9) any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions, including restrictions imposed for the purpose of maintaining the Company's qualification as a REIT. Upon issuance and delivery against payment therefor, the Preferred Stock will be fully paid and nonassessable.


Warrants
     Three million warrants were admitted to trading on the NYSE on September 7, 1994. Upon exercise, each warrant entitles the holder to the right to acquire one share of Common Stock. The warrants are exercisable until September 8, 1998. The exercise price was $10.75 until September 7, 1995, and $11.79 thereafter. As of September 26, 1997, 2,661 shares of Common Stock had been issued upon exercise of warrants, and 2,997,339 warrants remained outstanding.


Charter and By-Law Provisions
     Shareholders' rights and related matters are governed by the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation (the "Certificate") and its By-Laws (the "By-Laws") (the Certificate and the By-Laws, collectively, the "Organizational Documents"). Certain provisions of the Organizational Documents, which are summarized below, may make it more difficult to change the composition of the Board of Directors and may discourage or make more difficult any attempt by a person or group to obtain control of the Company.

     Voting Requirements. Holders of shares of Common Stock and Series A Preferred (voting on an as converted basis with the holders of shares of Common Stock as though part of the same class), by a majority or Supermajority vote, may take certain actions, including approving amendments to the Company's Certificate. Any such change, if approved by the holders of the requisite number of shares, would be binding on all nonconsenting shareholders. Under the Organizational Documents, a Supermajority vote is required in order to amend those portions of the Organizational Documents which concern: (1) the definition of "Supermajority"; (2) the requirements for amending the Organizational Documents; (3) the requirements regarding Excess Share ownership (see Restrictions on the Ownership and Transfer of Excess Shares below); (4) the actions which require a Supermajority vote; (5) the requirements regarding Business Combinations (see Business Combinations below); (6) the staggering of the terms of the Directors; (7) the limitation of the liability of Directors; and (8) the perpetual life of the Company. A Supermajority vote is defined to mean the vote or consent of shareholders owning at least 66-2/3% of the outstanding shares of capital stock entitled at the time to vote on the election of any Directors, In addition, holders of shares of Series A Preferred have the special voting rights described above under Preferred Stock--Series A Preferred Stock. Shareholders may not take action by written consent without a meeting.

     Special Meetings. Special meetings may be called, to address specific Company matters, by the Chairman of the Board, the President of the Company or a majority of the Directors or independent Directors. Holders of shares of Common Stock may not call a special meeting.

     Staggered Board of Directors. The Certificate classifies the Directors, concerning the term of their respective directorships, into three classes, one of which is elected annually.

     Advance Notice of Shareholder Proposals and Nominations of Directors. The By-Laws of the Company provide that no matter proposed by a shareholder will be considered at any annual meeting of special meeting or shareholders unless notice of such matter is provided to the Company not less than 50 days, nor more than 150 days, before the scheduled meeting. If, however, less than 70 days' notice of the scheduled meeting is given, the Company must receive notice of shareholder proposals by the close of business on the fifteenth day following the day such notice was mailed. Furthermore, subject to the special rights of holders of Series A Preferred with respect to the election of Directors, shareholders are not permitted to nominate individuals to serve as Directors unless notice of such nomination is given to the Company not less than 60 days, nor more than 150 days, before an annual meeting. If, however, on the day notice is given to shareholders of such annual meeting less than 70 days remain until such meeting, the Company must receive notice of a shareholder nomination within 10 days of such day.

     The provisions for a classified Board, together with related provisions designed to strengthen the position of the Board by (i) providing for limitations on the removal of Directors and the filling of vacancies on the Board, (ii) requiring that shareholder action be taken only at an annual meeting or a special meeting and limiting the ability of shareholders to call special meetings, (iii) prescribing procedures for the advance notice of shareholder proposals and nominations of Directors by the shareholders and (iv) requiring a Supermajority vote to effect changes in certain provisions, have the overall effect of making it more difficult to acquire and exercise control of the Company and to remove incumbent officers and Directors, providing such officers and Directors with enhanced ability to retain their positions. Such provisions may also limit shareholder participation in certain types of transactions that might be proposed whether or not such transactions were favored by a majority of shareholders.


Business Combinations
     The Organizational Documents affirmatively adopt Section 203 of the Delaware General Corporation Law, which prohibits Interested Shareholders from engaging in a Business Combination with the Company. Accordingly, the Organizational Documents provide that the Company shall not engage in any Business Combination with any Interested Shareholder for a period of three years following the time that such shareholder became an Interested Shareholder, unless: (a) prior to such time, the Board approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder; or (b) upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting shares of the Company then outstanding, excluding shares held by Directors who are also officers of the Company and employees' stock plans in which employees do not have the right to determine confidentially whether shares held by the plan will be tendered in a tender or exchange offer; or (c) at or subsequent to such time, the Business Combination is approved by the Board and authorized by a Supermajority of vote, excluding the shares owned by the Interested Shareholder. The term "Business Combination" is defined to include, among other things, a merger or consolidation of the Company with, or caused by, an Interested Shareholder and other specified transactions which would have the effect of the Interested Shareholder gaining control of the Company. An "Interested Shareholder" includes, among others, any person owning 15% or more of the outstanding voting shares of the Company; provided, however that the term "Interested Shareholder" does not include any person whose ownership of shares in excess of 15% is the result of action taken solely by the Company. In that event, such person would be considered an Interested Shareholder if he thereafter acquired additional voting shares of the Company, except as a result of further Company action not caused by such Interested Shareholder.

     The provisions of the Organizational Documents concerning Business Combinations cannot be changed except by amendment of the Organizational Documents by a Supermajority vote.

     Pursuant to the Delaware General Corporation Law, the Company cannot merge with or sell all or substantially all of the assets of the Company, except pursuant to a resolution approved by the affirmative vote of a majority of the outstanding shares entitled to vote on the resolution. In addition, the Partnership Agreement requires that any merger or sale of all or substantially all of the assets of or dissolution of the Operating Partnership be approved by the affirmative vote of a majority of the outstanding Units.


Shareholder Rights Plan
     It is possible that the Board will adopt a Shareholder Rights Plan (a plan intended to force the initiator of a hostile takeover to negotiate by granting the shareholders rights to buy shares at a bargain price). Such a Plan (i) may have the effect of discouraging changes of control of the Company, and (ii) may limit the opportunity of a shareholder to receive a premium for his or her shares in the event an investor is making purchases to assemble a block of shares.


Restrictions on the Ownership and Transfer of Excess Shares
     For the Company to qualify as a REIT under the Code not more than 50% of its outstanding shares may be owned by five or fewer individuals during the last half of the year, and the shares of Common Stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Furthermore, the Company cannot own, directly or by attribution, 10% or more of any tenant of a Property or a Property securing a mortgage loan investment from which the Company is entitled to receive an additional equity return. The Organizational Documents (1) provide that if any person or group of affiliated persons directly or indirectly acquires ownership, in the aggregate, of more than 9.8% of the then outstanding shares of capital stock ("Excess Shares"), such Excess Shares shall be deprived of voting rights, shall not be included in any quorum count and any dividends and distributions on such shares shall be paid into an escrow account payable to the holder of the Excess Shares at the time they cease to be Excess Shares, and
(2) empower the Board (i) to refuse to permit any transfer of shares of capital stock which, in its sole discretion, would jeopardize the status of the Company as a REIT and (ii) to repurchase any Excess Shares to maintain or bring the ownership of shares into conformity with such 9.8% limit. The 9.8% limit on ownership of shares of Common Stock encompasses shares held directly or indirectly as a result of options, warrants or other convertible securities.

     The Company may require each proposed transferee of shares of capital stock to deliver a statement or affidavit setting forth the number of shares, if any, already owned, directly, indirectly or by attribution by such transferee and may refuse to permit any transfer of shares which would cause an accumulation of shares that would jeopardize the status of the Company as a REIT. A shareholder who knowingly holds Excess Shares is required to indemnify the Company for any losses the Company may suffer as a result of such holdings.


     Excess Shares shall be deemed to be offered for sale to the Company or its designees. The purchase price will be the average closing sales price as reported by the NYSE during the 30-day period ending on the business day prior to the purchase date. The Organizational Documents further provide that the purchase price may be paid in the form of a promissory note of the Company. However, if the person from whom the Excess Shares were purchased sells a like number of his or her remaining shares within 30 days of the purchase date, then the Company shall rescind the purchase of the Excess Shares unless counsel to the Company is of the opinion that such rescission would jeopardize the Company's tax status as a REIT. In that event, in lieu of rescission, the Company shall make immediate payment for the shares.

     Such provisions do not apply to the acquisition of shares by an underwriter in a public offering by the Company or to any transaction involving the issuance of shares by the Company when its qualification as a REIT would not be jeopardized. Such provisions did not apply to the issuance and sale of the Series A Preferred.

     The provisions of the Organizational Documents concerning Excess Shares cannot be changed except by amendment of the Organizational Documents by a Supermajority vote.


Termination
     The Company may be dissolved at any time by Supermajority vote and, otherwise, pursuant to the procedure set forth in the Delaware General Corporation Law. In 1991 when it commenced operations as a REIT, the Company granted the shareholders the right to vote on its continued existence after a period of approximately six and one-half years of operations. Therefore, the Certificate requires the Company's Board of Directors to prepare and submit to the shareholders on or before December 31, 1998 a proposal to liquidate the Company's assets and distribute the net proceeds of such liquidation. The liquidation proposal will become effective only if approved by shareholders holding a majority of voting shares then outstanding.


Limitation of Directors' Liability
     The Company's Certificate provides for indemnification of its officers and Directors to the fullest extent permitted by Sections 145 and 102(b)(7) of the Delaware General Corporation Law and relieves the Directors of certain monetary liabilities to the Company and its shareholders. In general, Delaware law permits the Company to indemnify its officers and Directors so long as they act in good faith and in a manner reasonably believed by them to be in, or not opposed to, the best interests of the Company. Subject to the provisions of Sections 145 and 102(b)(7) of the Delaware General Corporation Law, the Company intends to indemnify its officers and Directors against losses, liabilities and expenses (including attorneys' fees) incurred by them that are related to their being officers or Directors of the Company.


Other Matters
     The transfer agent and registrar for the Company's Common Stock is American Stock Transfer & Trust Company.

                       FEDERAL INCOME TAX CONSIDERATIONS


General
     The following summary of material federal income tax considerations that may be relevant to a holder of Common Stock is based on current law, and is not intended as tax advice. The following discussion, which is not exhaustive of all possible tax considerations, does not include a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

     The statements and opinions in this discussion are based on current provisions of the Code, existing, temporary and currently proposed Treasury Regulations under the Code, the legislative history of the Code, existing administrative rulings and practices of the Internal Revenue Service ("IRS") and judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements in this Prospectus with respect to transactions entered into or contemplated prior to the effective date of such changes.

     EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.


Taxation of the Company
     General. The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1991. The Company believes that it has been organized and operated in a manner so as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company has operated in a manner so as to qualify as a REIT or will continue to operate in a manner so as to remain qualified as a REIT. Qualification and taxation as a REIT depend upon the Company's ability to meet, on a continuing basis, through actual annual operating results, distribution levels, diversity of stock ownership, and the various other qualification tests imposed under the Code on REITs, some of which are summarized below. While the Company intends to operate so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in circumstances of the Company, no assurance can be given that the Company will so qualify for any particular year. See--Failure to Qualify.

     In the opinion of Peabody & Brown, counsel to the Company ("Counsel"), commencing with its taxable year ended December 31, 1991, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code and the proposed method of operation of the Company and the Operating Partnership will enable the Company to continue to meet the requirements for qualification and taxation as a REIT. It must be emphasized that Counsel's opinion is based on various assumptions and is conditioned upon certain representations made by the Company, the Operating Partnership and the Operating Subsidiaries as to factual matters. In addition, Counsel's opinion is based upon factual representations of the Company concerning its business and properties, and the business and properties of the Operating Partnership and the Operating Subsidiaries. Unlike a tax ruling, an opinion of counsel is not binding upon the IRS and no assurance can be given that the IRS will not challenge the status of the Company as a REIT. Moreover, such qualification and taxation as a REIT depend upon the Company's ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership and various other qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Counsel. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements. See--Failure to Qualify.

     The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof.

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on net income that it distributes currently to its stockholders. This treatment substantially eliminates the "double taxation" (taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. However, the Company will be subject to federal income or excise tax as follows: (i) the Company will be taxed at regular corporate rates on any undistributed REIT taxable income and undistributed net capital gains; (ii) under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference, if any; (iii) if the Company has (1) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income; (iv) if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than dispositions of foreclosure property, and, as a result of the Taxpayer Relief Act of 1997, enacted August 5, 1997 (the "Taxpayer Relief Act"), effective for the Company's taxable year ending December 31, 1998, dispositions of property that occur due to involuntary conversion) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax; (v) if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability; (vi) if the Company should fail to distribute with respect to each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain net income for such year, and (3) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed; (vii) if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and the Company subsequently recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the Company (or the Company first qualified as a REIT), then the excess of (1) the fair market value of the asset as of the beginning of the applicable Recognition Period, over (2) the REIT's adjusted basis in such asset as of the beginning of such Recognition Period will be subject to tax at the highest regular corporate rate (pursuant to Treasury Regulations issued by the IRS which have not yet been promulgated).

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable Common Stock, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) that has the calendar year as its taxable year; (vi) the beneficial ownership of which is held by 100 or more persons; (vii) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (viii) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through
(v), inclusive, must be met during the entire taxable year and that condition
(vi) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (vi) and (vii), however, will not apply until after the first taxable year for which an election is made to be taxed as a REIT. The Company believes that it currently satisfies conditions (vi) and (vii). In addition, the Company's Organizational Documents include restrictions regarding the transfer of the Company's Common Stock that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (vi) and
(vii) above. See DESCRIPTION OF THE CAPITAL STOCK OF THE COMPANY Restrictions on the Ownership and Transfer of Excess Shares. In addition, the Company intends to continue to comply with the Treasury Regulations requiring it to ascertain the actual ownership of its shares. The Taxpayer Relief Act eliminates the rule that a failure to comply with these Regulations will result in a loss of REIT status. Instead, a failure to comply with these regulations will result in a fine. This provision will be effective for the Company's taxable year ending December 31, 1998.

     The Company has several "qualified REIT subsidiaries." A corporation that is a "qualified REIT subsidiary" is not treated as a separate corporation for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" are treated as assets, liabilities and items of the REIT. In applying the requirements described herein, any "qualified REIT subsidiary" of the Company will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiary will be treated as assets, liabilities and items of the Company. Any "qualified REIT subsidiary" of the Company is therefore not be subject to federal corporate income taxation, although it may be subject to state or local taxation.

     In the case of a REIT that is a partner in a partnership, the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to receive the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership are treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein, provided that the Operating Partnership is treated as a partnership for federal income tax purposes. See Other Tax Considerations--Effect of Tax Status of the Operating Partnership on REIT Qualification.

     Income Tests. In order to qualify as a REIT, there are three gross income requirements that must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% gross income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year. The Taxpayer Relief Act repeals the 30% gross income test for taxable years beginning after its enactment. Thus, the 30% gross income test will no longer apply after the Company's taxable year ending December 31, 1997.

     Rents received by a REIT will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or a direct orindirect owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, in order for rents received with respect to a property to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to tenants, except through an "independent contractor" who is adequately compensated and from whom the Company derives no income. The "independent contractor" requirement, however, does not apply to the extent the services provided by the REIT are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." The Taxpayer Relief Act provides a de minimis rule for non-customary services which is effective for taxable years beginning after August 5, 1997. If the value of the non-customary service income with respect to a property (valued at no less than 150% of the Company's direct costs of performing such services) is 1% or less of the total income derived from the property, then all rental income except the non-customary service income will quality as "rents from real property." This provision will be effective for the Company's taxable year ending December 31, 1998.

     The Company does not anticipate charging rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of receipts of sales consistent with the rule described above). The Company does not anticipate receiving more than a de minimis amount of rents from any Related Party Tenants. The Company does not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents.

     The Company provides certain services with respect to the Properties through the Operating Partnership, which is not an "independent contractor." However, the Company believes that all of such services are considered "usually or customarily rendered" in connection with the rental of space for occupancy only, so that the provision of such services do not jeopardize the qualification of rent from the Properties as "rents from real property." In the case of any services that are not "usual and customary" under the foregoing rules, the Company intends to employ "independent contractors" to provide such services.

     If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet any such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return and any incorrect information on the schedule was not due to fraud with the intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions were to apply, a tax would be imposed on certain excess net income.

     Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets: (i) at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships in which the Company has an interest and (ii) stock or debt instruments purchased with the proceeds of a stock offering on long-term (at least five years) debt offering of the Company and held for not more than one year following the receipt by the Company of such proceeds), cash, cash items and government securities; (ii) not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class; and (iii) of the investments included in the 25% asset class, the value of any one issuer's securities (other than an interest in a partnership or shares of a "qualified REIT subsidiary" or another REIT) owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (other than an interest in a partnership or securities of a "qualified REIT subsidiary" or another REIT).

     After initially meeting the assets tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and plans to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action will always be successful.

     Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (A) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income (including, as a result of the Taxpayer Relief Act of 1997, inter alia cancellation of indebtedness and original issue discount income). Such distributions must be paid during the taxable year to which they relate (or during the following taxable year, if declared before the Company timely files its tax return for the preceding year and paid on or before the first regular dividend payment after such declaration). To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular corporate capital gains rates and ordinary income tax rates. Furthermore, if the Company fails to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income of such year, (ii) 95% of its REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such amounts over the amounts actually distributed. In addition, if the Company disposes of any asset subject to the Built-In Gain Rule during its Recognition Period, the Company will be required to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition.

     The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, it is expected that the Company's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other noncash charges in the computing of REIT taxable income. Moreover, the Partnership Agreement of the Operating Partnership authorizes the General Partner to take such steps as may be necessary to cause the Operating Partnership to make distributions to its partners of amounts sufficient to permit the Company to meet these distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at REIT taxable income of the Company, or due to an excess of nondeductible expenses such as principal amortization or capital expenditures over noncash deductions such as depreciation. In the event that such circumstances do occur, then in order to meet the 95% distribution requirement, the Company may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for year by paying "deficiency dividends" to stockholders in a later year that may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. However, the Company would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

     Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year and special relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify as a REIT will not be deductible, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations in the Code, corporate distributees may be eligible for the "dividends received deduction." Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.


Taxation of Stockholders
     Taxation of Taxable Domestic Stockholders. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. The Taxpayer Relief Act provides that, beginning with the Company's taxable year ending December 31, 1998, if the Company elects to retain and pay income tax on any net long-term capital gain, domestic stockholders of the Company would include in their income as long-term capital gain their proportionate share of such net long-term capital gain. A domestic stockholder would also receive a refundable tax credit for such stockholder's proportionate share of the tax paid by the Company on such retained capital gains and an increase in its basis in the stock of the Company in an amount equal to the difference between the undistributed long-term capital gains and the amount of tax paid by the Company. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such Common Stock. To the extent that such distributions exceed the adjusted basis of a stockholder's Common Stock, they will be included in income as capital gain, assuming the Common Stock is a capital asset in the hands of the stockholder. In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

     In general, a domestic stockholder will realize capital gain or loss on the disposition of Common Stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition, and (ii) the stockholder's adjusted basis of such Common Stock. For dispositions after July 28, 1997, the Taxpayer Relief Act provides that such gain or loss will generally constitute either short-term, mid-term, or long-term capital gain or loss depending on the length of time the stockholder has held such shares. Under the Taxpayer Relief Act, an individual, trust or estate that holds shares of Common Stock for more than 18 months will generally be subject to a maximum tax of 20% on gains from the sale or disposition of such shares. See Recent Legislation below. Loss upon a sale or exchange of Common Stock by a stockholder who has held such Common Stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gain.

     Backup Withholding. The Company will report to its domestic stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholdings rules. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. The United States Treasury has recently issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.

     In addition, the Company may be required to withhold a portion of capital gain distributions made to any stockholders which fail to certify their non foreign status to the Company. See--Taxation of Foreign Stockholders.

     Taxation of Tax-Exempt Stockholders. The IRS has ruled that amounts distributed as dividends by a qualified REIT generally do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, the dividend income from the Common Stock will not be UBTI to a tax-exempt stockholder, provided that the tax-exempt stockholder has not held its shares of Common Stock as "debt financed property" within the meaning of the Code and such shares are not otherwise used in a trade or business. Similarly, income from the sale of Common Stock will not constitute UBTI unless such tax-exempt stockholder has held such shares as "debt financed property" within the meaning of the Code or has used the shares in a trade or business.

     Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" will be treated as UBTI as to any trust which is described in Section 401(a) of the Code and is tax-exempt under Section 501(a) of the Code (a "qualified trust") and which holds more than 10% (by value) of the interests in the REIT. A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the application of a "look-through" exception to the "not closely held" requirement applicable to qualified trusts, and (ii) either (A) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or (B) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the gross income (less direct expenses related thereto) of the REIT from unrelated trades or businesses (determined as if the REIT were a qualified trust) to (ii) the total gross income (less direct expenses related thereto) of the REIT. A de minimis exception applies where this percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts. As a result of certain limitations on transfer and ownership of Common Stock contained in the Charter, the Company does not expect to be classified as a "pension held REIT."

     Taxation of Foreign Stockholders. The rules governing United States federal income taxation of nonresident alien individuals, foreign corporation, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state, and local income tax laws with regard to an investment in shares, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

     In general, Non-U.S. Stockholders will be subject to regular United States federal income taxation with respect to their investment in shares of Common Stock in the same manner as a U.S. Stockholder (i.e., at graduated rates on a net basis, after allowance of deductions) if such investment is "effectively connected" with the conduct by such Non-U.S. Stockholder of a trade or business in the United States. A Non-U.S. Stockholder that is a corporation and that receives income with respect to its investment in shares of Common Stock that is (or is treated as) "effectively connected" with the conduct of a trade or business in the United States may also be subject to the 30% branch profits tax imposed under Section 884 of the Code, which is payable in addition to the regular United States corporate income tax. The following discussion addresses only the federal income taxation of Non-U.S. Stockholders whose investment in shares of Common Stock is not "effectively connected" with the conduct of a trade or business in the United States. Prospective investors whose investment in shares of Common Stock may be "effectively connected" with the conduct of a United States trade or business should consult their own tax advisors as to the tax consequences thereof.

     Distributions that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the availability of a reduced tax treaty rate. Under proposed Treasury Regulations, not currently in effect, however, a Non-U.S. Stockholder who wishes to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements. Distributions made by the Company in excess of its current and accumulated earnings and profits will not be taxable to a stockholder to the extent they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares (but not below zero). To the extent that such distributions exceed the adjusted basis of the Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares in the Company, as described below.

     As a result of a legislative change made by the Small Business Job Protection Act of 1996, effective for distributions made after August 20, 1996, the Company is required to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that the Company does not do so any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company, and the amount withheld exceeded the Non-U.S. Stockholder's United States tax liability, if any, with respect to the distribution.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with the conduct of a United States trade or business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals), without regard as to whether such distributions are designated by the Company as capital gain dividends. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption. The Company is required by Treasury Regulations to withhold 35% of any distribution to a Non-U.S. Stockholder that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     Gain recognized by the Non-U.S. Stockholder upon a sale of shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of its stock was held directly or indirectly by foreign persons. The Company believes that it will be a domestically controlled REIT and therefore, that the sale of its shares will not be subject to taxation under FIRPTA. However, because the Common Stock will be publicly traded, no assurance can be given that the Company will continue to so qualify.

     Notwithstanding the foregoing, gain from the sale or exchange of shares of Company stock not otherwise subject to FIRPTA generally will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

     If the Company does not qualify as or ceases to be a "domestically-controlled REIT," whether gain arising from the sale or exchange by a Non-U.S. Stockholder of shares of Common Stock would be subject to U.S. taxation under FIRPTA will depend on whether the shares are "regularly traded" (as defined in applicable Treasury Regulations) on an established securities market (such as the NYSE on which the Common Stock is traded) and on the size of the selling Non-U.S. Stockholder's interest in the Company. If the gain on the sale of shares were to be subject to tax under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a domestic stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the shares would be required to withhold and remit to the IRS 10% of the purchase price.


Other Tax Considerations
     Effect of Tax Status of the Operating Partnership on REIT
Qualification. The Company believes that the Operating Partnership is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation). If, however, the Operating Partnership is treated as an association taxable as a corporation, the Company would cease to qualify as a REIT. Furthermore, in such a situation, the Operating Partnership would be subject to corporate income taxes and the Company would not be able to deduct its share of any losses generated by the Operating Partnership in computing its taxable income.

     Tax Allocations with Respect to the Properties. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the Properties). When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as a "Book-Tax Difference"). The partnership agreement of the Operating Partnership requires allocations of income, gain, loss and deduction with respect to contributed Property to be made in a manner consistent with the special rules in Section 704(c) of the Code, and the regulations thereunder, which tend to eliminate the Book-Tax Differences with respect to the contributed Properties over the life of the Operating Partnership. However, because of certain technical limitations, the special allocation rules of
Section 704(c) may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed Properties in the hands of the Operating Partnership could cause the Company to be allocated lower amounts of depreciation and other deductions for tax purposes or increased gain on a sale or disposition of a Property by the Company than would be allocated to the Company if all Properties were to have a tax basis equal to their fair market value at the time of acquisition. The foregoing principles also apply in determining the earnings and profits of the Company for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had the Company purchased its interests in the Properties at their agreed value.

     State and Local Taxes. The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult with their own tax advisors regarding the effect of state, local and other tax laws of any investment in the Common Stock of the Company.

     In particular, the State of Texas imposes a franchise tax upon corporations and limited liability companies that do business in Texas, including REITs that are organized as corporations. The Texas franchise tax imposed on a corporation doing business in Texas is generally equal to the greater of (i) .25% of "taxable capital" (generally, financial accounting net worth with certain adjustments) apportioned to Texas; or (ii) 4.5% of "taxable earned surplus" (generally, federal taxable income with certain adjustments) apportioned to Texas. A corporation's taxable capital and taxable earned surplus are apportioned to Texas based upon a fraction, the numerator of which is the corporation's gross receipts from business transacted in Texas and the denominator of which is the corporation's gross receipts from all sources. The office of the Texas State Comptroller of Public Accounts (the "Comptroller"), the agency that administers the Texas franchise tax, has issued a regulation providing that a corporation is not considered to be doing business in Texas for Texas franchise tax purposes merely because the corporation owns an interest as a limited partner in a limited partnership that does business in Texas. The same regulation provides, however, that a corporation is considered to be doing business in Texas if it owns an interest as a general partner in a partnership that does business in Texas. This regulation applies for purposes of the net taxable capital component of the Texas franchise tax. The Comptroller has not made a similar public determination with regard to the earned surplus component. The Comptroller has also expressed, although not in a formal regulation, that a corporation is not considered to be doing business in Texas for Texas franchise tax purposes merely because the corporation owns stock in another corporation that does business in Texas.

     The Company, organized as a Delaware corporation, is a limited partner in the Operating Partnership and is not otherwise doing business in Texas. Accordingly, the Company should not be subject to Texas franchise tax. However, the General Partner, organized as a corporation, is the general partner of a partnership doing business in Texas (i.e., the Operating Partnership) and has registered in the State of Texas as a foreign corporation qualified to transact business in Texas. Accordingly, the General Partner is subject to Texas franchise tax. The Operating Subsidiaries, to the extent those organizations are corporations deemed to be doing business in Texas, will be subject to the Texas franchise tax.

     There is no assurance that the Comptroller will not contend that the Company will be doing business in Texas for Texas franchise tax purposes. First, no assurance exists that the Comptroller will not revoke the pronouncements described above and contend that the activities of the Company constitute the doing of business in Texas. Second, as noted above, it is not clear whether the Comptroller considers these pronouncements equally applicable to the tax on net taxable earned surplus. Third, no assurance exists that the Comptroller will not contend that in light of the overall structure of the Company, the Operating Partnership, and the Operating Subsidiaries, the pronouncements are otherwise inapplicable. If any of the preceding were to occur, the Company may be subject to Texas franchise tax on income earned from its limited partnership interest in the Operating Partnership.

     The Operating Partnership itself will not be subject to the Texas franchise tax under the laws in existence at the time of this Prospectus. There is no assurance, however, that the Texas legislature will not expand the scope of the franchise tax to apply to limited partnerships such as the Operating Partnership.


Recent Legislation
     In addition to changes to the requirements for qualification and taxation as a REIT discussed above, the Taxpayer Relief Act also contains significant changes to the taxation of capital gains of individuals, trusts and estates. For gains realized after July 28, 1997, and subject to certain exceptions, the maximum rate of tax on net capital gains of individuals, trusts and estates from the sale or exchange of capital assets held for more than 18 months has been reduced to 20%, and the maximum rate is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. The maximum rate for long-term capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the deductions for depreciation with respect to such property. Long term capital gain allocated to a stockholder by the Company will be subject to the 25% rate to the extent that the gain does not exceed depreciation on real property sold by the Company. The maximum rate of capital gains tax for capital assets held for more than one year but not more than 18 months remains at 28%. The taxation of capital gains of corporations was not changed by the Taxpayer Relief Act.

                        DESCRIPTION OF DEBT SECURITIES


     Capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture.


     The Debt Securities are to be issued under an Indenture, a copy of the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and incorporated herein by reference, subject to such supplements and amendments as may be adopted from time to time (each an "Indenture" and collectively, the "Indentures"). The Indentures will be executed by the Company and one or more trustees (each a "Trustee"). The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.


General
     The Debt Securities will be direct and unsecured general obligations of the Company, unless otherwise provided in the Prospectus Supplement. As indicated in the applicable Prospectus Supplement, the Debt Securities may be either senior debt, senior to all future subordinated indebtedness of the Company and pari passu with other current and future unsecured, unsubordinated indebtedness of the Company, or, in the alternative, subordinated debt subordinate in right of payment to current and future senior debt and pari passu with other future subordinated indebtedness of the Company. The Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 3.1).

     The Indenture provides that there may be more than one Trustee hereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 6.9). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section 6.10), and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

     Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

     1. the title of such Debt Securities (including whether they are senior debt or subordinated debt and whether they are convertible);

     2. the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

     3. the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

     4. the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

     5. the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such dates shall be determined, the Person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360 day year of twelve 30 day months;

     6. the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for conversion or registration of transfer or exchange, and notices or demands to or upon the Company in respect of such Debt Securities and the Indenture may be served;

     7. the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

     8. the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

     9. the percentage of the principal at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into shares of Common Stock, Preferred Stock or Debt Securities of another series, or the method by which any such portion shall be determined;

     10. if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

     11. whether the amount of payments of principal of (and premium, if any) on interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

     12. any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the Indenture;

     13. whether such Debt Securities will be issued in certificated or book-entry form;

     14. whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

     15. the applicability, if any, of the defeasance and covenant defeasance provisions of Article 14 of the Indenture;

     16. the terms, if any, upon which Debt Securities may be convertible into Common Stock, Preferred Stock or Debt Securities of another series of the Company and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

     17. if convertible, in connection with the preservation of the Company's status as a REIT, any applicable limitations on the ownership or transferability of the Common Stock, Preferred Stock or other capital stock of the Company into which such Debt Securities are convertible;

     18. whether and under what circumstances the Company will pay Additional Amounts as contemplated in the Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment;

     19. the terms, if any, upon which such Debt Securities will be subordinate to other debt of the Company; and

     20. any other terms of such Debt Securities not inconsistent with the provisions of the Indenture (Section 3.1).

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof or bear no interest or bear interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities"). Special U.S. federal income tax accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     The Indenture does not contain any other provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. However, restrictions on ownership and transfers of the Company's Common Stock are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See DESCRIPTION OF THE CAPITAL STOCK OF THE COMPANY. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.


Denominations, Interest, Registration and Transfer
     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 3.2).

     Unless otherwise described in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register (Sections 3.5 and 3.7).

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series shall be surrendered for conversion (if applicable) or registration of transfer thereof at the corporate trust office of the Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 3.5). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 10.2).

     Neither the Company nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 3.5).


Merger, Consolidation or Sale
     The Company, without the consent of the Holders of any of the Debt Securities, may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, provided that (a) either the Company shall be the continuing corporation or, the successor corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt

Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default, and no event which would become an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 8.1 and 8.3).


Certain Covenants
     Existence. Except as permitted under "Merger, Consolidation or Sale," the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 10.6).

     Maintenance of Properties. The Company will cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its Subsidiaries shall not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business (Section 10.7).

     Insurance. The Company will, and will cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility (Section 10.8).

     Payment of Taxes and Other Claims. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 10.9).

     Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required to file such documents if the Company were so subject (Section 10.10). The Company will also in any event (x) within 15 days of each Required Filing Date file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Section; and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any Holder (Section 7.3).

     Additional Covenants. Any additional covenants of the Company with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.


Events of Default, Notice and Waiver
     The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity or in the deposit of any sinking fund payment when and as due by the terms of any Debt Security; (c) default in the performance of any other covenant of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Indenture; (d) default in the payment of an aggregate principal amount not less than $10,000,000 of any evidence of indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled within a period of ten (10) days after written notice as provided in the Indenture; (e) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or for substantially all of its properties; and (f) any other Event of Default provided with respect to a particular series of Debt Securities (Section 5.1).

     If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of the series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of Outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series, plus certain fees, expenses, disbursements and advances of the Trustee, and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series have been cured or waived as provided in the Indenture (Section 5.2). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provisions contained in the Indenture that cannot be modified or amended without the consent of the Holder of each outstanding Debt Security affected thereby (Section 5.13).

     The Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture; provided, however, that the Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 6.2).

     The Indenture provides that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the outstanding Debt Securities of such series as well as an offer of reasonable indemnity (Section 5.7). This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 5.8).

     Subject to the provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 6.3). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 5.12).

     Within 120 days after the close of each fiscal year, the Company must deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 10.11).

Modification of the Indenture
     Modifications and amendments of the Indenture may be made only with the consent of the Holders of not less than a majority in principal amount of all outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby,
(a) change the Stated Maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 9.2).

     The Holders of not less than a majority in principal amount of each series of Outstanding Debt Securities have the right to waive compliance by the Company with certain covenants in the Indenture (Section 10.13).

     Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under the Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture;
(iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interest of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provisions;
(vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Stock or Preferred Stock of the Company; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, correct or supplement any provision which may be defective or inconsistent or make any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 9.1).

     The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof; (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above); (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to
Section 3.1 of the Indenture; and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or such other obligor shall be disregarded (Section 1.1).

     The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 15.1). A meeting may be called at any time by the Trustee and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 15.2). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 15.4).

     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting; and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 15.4).


Discharge, Defeasance and Covenant Defeasance
     The Company may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 4.1).

     The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to
Section 14.4 of the Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("Defeasance") (Section 14.2) or (b) to be released from its obligations with respect to such Debt Securities under Section 10.4 to 10.10, inclusive, of the Indenture (being the restrictions described under "Certain Covenants") or, if provided pursuant to Section 3.1 of the Indenture, its obligations with respect to any other covenant, and any omissions to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("Covenant Defeasance") (Section 14.3), in either case upon the irrevocable deposit by the Company with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Governmental Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Defeasance or Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance or Covenant Defeasance had not occurred, and such Opinion of Counsel, in the case of Defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 14.4).

     "Governmental Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities or such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by the bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 1.1).

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect Defeasance or Covenant Defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 14.5 of the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 14.5). "Conversion Event" means the cessation of use of
(i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in Foreign Currency that ceases to be used by its government of issuance shall be made in U.S. dollars (Section 1.1).

     In the event the Company effects Covenant Defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Sections 10.4 to 10.10, inclusive, of the Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause
(g) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been Covenant Defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such Defeasance or Covenant Defeasance, including any modifications to the provision described above, with respect to the Debt Securities of or within a particular series.


Conversion Rights
     The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock, Preferred Stock or Debt Securities of another series will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock, Preferred Stock or Debt Securities of another series, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities. To protect the Company's status as a REIT, a Holder may not convert any Debt Security, and such Debt Security shall not be convertible by any Holder, if as a result of such conversion any person would then be deemed to own, directly or indirectly, more than 9.8% of the Company's capital stock.


Global Securities
     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depository (the "Depository") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer from and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series. The laws of some jurisdictions require that certain purchasers of securities take physical delivery as such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Debt Securities represented by Global Securities.

                      DESCRIPTION OF SECURITIES WARRANTS

     The Company may issue Securities Warrants for the purchase of Debt Securities, Preferred Stock or Common Stock. Securities Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants of such series and will not assume any obligations or relationship of agency or trust for or with any holders or beneficial owners of Securities Warrants. The following summaries of certain provisions of the Warrant Agreement and the Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Securities Warrant certificates relating to each series of Securities Warrants which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Securities Warrants.

     If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of the Securities Warrants, including, in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable: (i) the offering price; (ii) the denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants; (ii) the designation and terms of any series of Debt Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Debt Securities; (iv) the date, if any, on and after which such Securities Warrants and the related series of Debt Securities will be transferable separately; (v) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which such principal amount of Debt Securities shall be purchasable; (vi) the date on which the right to exercise such Securities Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (vii) whether the Securities Warrants will be issued in registered or bearer form; (viii) all material U.S. federal income tax consequences; (ix) the terms, if any, on which the Company may accelerate the date by which the Securities Warrants must be exercised; and (x) any other material terms of such Securities Warrants.

     In the case of Securities Warrants for the purchase of Preferred Stock or Common Stock, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants, the exercise price, and in the case of Securities Warrants for Preferred Stock, the designation, aggregate number and terms of the series of Preferred Stock purchasable upon exercise of such Securities Warrants; (iii) the designation and terms of any series of Preferred Stock with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Preferred Stock; (iv) the date, if any, on and after which such Securities Warrants and the related series of Preferred Stock or Common Stock will be transferable separately; (v) the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date; (vi) any special U.S. federal income tax consequences; and
(vii) any other material terms of such Securities Warrants.

     Securities Warrant certificates may be exchanged for new Securities Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal, premium, if any, or interest, if any, on such Debt Securities or to enforce covenants in the applicable indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Stock or Common Stock, holders of such Securities Warrants will not have any of the rights of holders of the Preferred Stock or Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on such Preferred Stock or Common Stock, or to exercise any applicable right to vote.


Exercise of Securities Warrants
     Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of shares of Preferred Stock or Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants.

After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

     Securities Warrants may be exercised by delivering to the Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five business days of the Securities Warrant certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant certificate are exercised, a new Securities Warrant certificate will be issued for the remaining amount of Securities Warrants.


Amendments and Supplements to Warrant Agreement
     The Warrant Agreement(s) may be amended or supplemented without consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.


Adjustments
     Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant are subject to adjustment in certain events, including (i) payment of a dividend on the Common Stock payable in shares of Common Stock and stock splits, combinations or reclassifications of Common Stock; (ii) issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase shares of Common Stock at less than their current market price (as defined in the Warrant Agreement for such series of Common Stock Warrants); and
(iii) certain distributions of evidences of indebtedness or assets (including securities but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in Common Stock) or of subscription rights and warrants (excluding those referred to above).

     No adjustment in the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will be made for regular or quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will not be adjusted for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

     In the event of any (i) consolidation or merger of the Company with or into any entity (other than a consolidation or merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock); ((ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company; or (iii) reclassification, capital reorganization or change of the Common Stock (other than solely a change in par value or from par value to no par value), then any holder of a Common Stock Warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such Common Stock Warrant the kind and amount of shares of stock or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's Common Stock Warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the Common Stock Warrant following any such event consists of common stock of the surviving entity, then from and after the occurrence of such event, the exercise price of such Common Stock Warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock were Common Stock.

                             PLAN OF DISTRIBUTION

     The Offered Securities may be sold (i) through agents, (ii) through underwriters, (iii) through dealers or (iv) directly to purchasers (through a specific bidding or auction process or otherwise). The distribution of Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices.

     Offers to purchase the Offered Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Offered Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Offered Securities so offered and sold.

     If an underwriter or underwriters are utilized in the sale of Offered Securities, the Company will execute an underwriting agreement with such underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Offered Securities.

     If a dealer is utilized in the sale of the Offered Securities, the Company will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the Prospectus Supplement relating thereto.

     Offers to purchase the Offered Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction prices, if utilized, will be described in the Prospectus Supplement relating thereto.

     Agents, underwriters and dealers may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities under the Securities Act, and any such agents, underwriters or dealers, or their affiliates, may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Such Contracts will be subject to only those conditions set forth in the Prospectus Supplement. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Debt Securities pursuant to Contracts accepted by the Company.


                                    EXPERTS

     The Consolidated Financial Statements of Berkshire Realty Company, Inc. and its subsidiaries included in the Report on Form 10-K of the Company for the fiscal year ended December 31, 1996, referred to above have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report dated February 13, 1997 accompanying such financial statements, except for Note Q, for which the date is February 28, 1997, and are incorporated herein by reference in reliance upon the report of such firm, which report is given upon their authority as experts in auditing and accounting.


                                 LEGAL MATTERS

     The validity of the issuance of the Offered Securities will be passed upon for the Company by Peabody & Brown, Boston, Massachusetts.

====================================================

   No dealer, salesperson or any other individual has been authorized to give any information, or to make any representations not contained in this Prospectus Supplement or the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. Neither the delivery of this Prospectus Supplement and the Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained herein is correct as of any time subsequent to the date hereof. This
Prospectus Supplement and the Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation is unlawful.

               --------------------

                TABLE OF CONTENTS

              Prospectus Supplement

                                               Page
                                              -----
Prospectus Supplement Summary  ............     S-3
Risk Factors    ...........................    S-16
The Company  ..............................    S-23
Use of Proceeds    ........................    S-29
Capitalization  ...........................    S-30
Selected Financial Information    .........    S-31
Management's Discussion and Analysis
   of Financial Condition and Results
   of Operations   ........................    S-35
Business and Properties  ..................    S-37
The Questar Transaction  ..................    S-45
Price Range of Common Stock and
   Dividend History   .....................    S-46
Management   ..............................    S-47
Underwriting    ...........................    S-50
Experts   .................................    S-51
Legal Matters   ...........................    S-51
Pro Forma Financial Statements    .........     F-1

                 Prospectus

Available Information    ..................       2
Incorporation of Certain Documents
   by Reference    ........................       2
The Company  ..............................       3
Use of Proceeds    ........................       4
Description of the Capital Stock of
   the Company  ...........................       4
Federal Income Tax Considerations    ......      10
Description of Debt Securities    .........      19
Description of Securities Warrants   ......      28
Plan of Distribution  .....................      30
Experts   .................................      30
Legal Matters   ...........................      30

====================================================

                 10,000,000 Shares


                      [LOGO]


          BERKSHIRE REALTY COMPANY, INC.


                   Common Stock


    -------------------------------------------
               PROSPECTUS SUPPLEMENT
                      , 1997
    -------------------------------------------

                  LEHMAN BROTHERS

                  BT ALEX. BROWN

             A.G. EDWARDS & SONS, INC.

              LEGG MASON WOOD WALKER
                   INCORPORATED

               SALOMON BROTHERS INC

====================================================